    As filed with the Securities and Exchange Commission on October 12, 1999
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------

                         NEWBRIDGE NETWORKS CORPORATION
             (Exact name of registrant as specified in its charter)

             CANADA                               3661                            98-0077506
  (State or other jurisdiction        (Primary Standard Industrial             (I.R.S. Employer
        of incorporation)              Classification Code Number)            Identification No.)

                                 600 March Road
                            Kanata, Ontario K2K 2E6
                                     Canada
                                 (613) 591-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 John A. Farmer
                                   Secretary
                         Newbridge Networks Corporation
                                 600 March Road
                        Kanata, Ontario, Canada K2K 2E6
                                 (613) 591-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

           Raul Grable                    Stephen C. Ferruolo                  Jay L. Margulies
        Hunton & Williams                  Christina L. Vail                  Carissa C. W. Coze
         200 Park Avenue            Heller Ehrman White & McAuliffe            Paul A. Carlson
    New York, New York 10166             525 University Avenue             Thelen Reid & Priest LLP
                                      Palo Alto, California 94301         333 West San Carlos Street
                                                                          San Jose, California 95110

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                                ---------------
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                                                Proposed
                                                Proposed        Maximum
  Title of Each Class                       Maximum Offering   Aggregate      Amount of
  of Securities to be      Amount to be        Price Per        Offering     Registration
       Registered          Registered(1)        Unit(2)         Price(2)        Fee(3)
-----------------------------------------------------------------------------------------
Common Shares..........   19,253,660 shares      $31.00       $596,863,460   $165,928.04
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) The Registration Statement covers the maximum number of common shares of the Registrant which are expected to be issued in connection with the transactions described herein.
(2) Estimated in accordance with Rule 457(f)(1) under the Securities Act of 1933 for the purpose of calculating the registration fee, with the value of Stanford Telecommunications, Inc. common stock being exchanged in the transaction for Newbridge Networks Corporation common shares being based upon the average of the high and low prices for Stanford Telecommunications, Inc. common stock on The Nasdaq Stock Market on October 8, 1999.
(3) This amount includes a fee of $71,598.39 paid on or before August 23, 1999, pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934 and Rules 0-11 and 14a-6(a) thereunder, in connection with the filing of preliminary proxy materials relating to the transactions described herein. Pursuant to Rule 457(b) and the Securities Act, such filing fee is being credited against the registration fee payable in connection with this registration statement.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Corporate
                                                                Headquarters
                                                                Mailing
                                                                Address
                                                                P.O. Box 3733
                                                                Sunnyvale, CA
                                                                94088-3733

                                                                Facility
                                                                Address
                                                                1221 Crossman
                                                                Avenue
                                                                Sunnyvale, CA
                                                                94089-1117
                                                                Tel:(408) 745-
                                                                0818
                                                                Fax:(408) 745-
                                                                7756
                            [STANFORD TELECOM LOGO]

  October 12, 1999

                A Merger Proposal--Your Vote Is Very Important

  To the Stockholders of Stanford Telecommunications, Inc.:

     We have entered into a merger agreement with Newbridge Networks Corporation. The merger agreement provides for a merger that would result in Stanford Telecom becoming a subsidiary of Newbridge. As a stockholder of Stanford Telecom, you would become a stockholder of Newbridge as a result of the merger. The merger agreement also provides for the sales to third parties of our government and contract manufacturing businesses. As a result of the merger, you will receive $30 of Newbridge stock, plus additional Newbridge stock based on a formula that depends on the proceeds we receive from the sales of our government and contract manufacturing businesses. We expect you will receive between $3.50 and $4.00 of additional Newbridge stock based on agreements we have entered into to sell the government and contract manufacturing businesses.

     The Newbridge common stock is traded on the New York Stock Exchange under the symbol "NN." The closing price for the Newbridge common stock on October 8, 1999 was $24.50 per share.

     We cannot complete the merger or the sale of our government business assets without the approval of our stockholders. We have scheduled a special meeting on Monday, November 15, 1999 at 10:00 a.m., local time, at the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California 94086, to vote on these transactions. A proxy statement/prospectus accompanies this letter and provides detailed information about the special meeting, the merger and the sale of the government business assets. We urge you to read the proxy statement/prospectus document carefully.

     Your board of directors unanimously recommends that you vote to approve the merger agreement and the sale of the government business assets. Please use this opportunity to take part in the affairs of Stanford Telecom by voting on these important matters. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy will not deprive you of your right to attend the special meeting and vote in person. Your vote is very important.

                                         Sincerely,
                                         /s/ Dr. James J. Spilker, Jr.
                                         Dr. James J. Spilker, Jr.
                                         Chairman of the Board

                       STANFORD TELECOMMUNICATIONS, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 15, 1999

To the Stockholders of Stanford Telecommunications, Inc.:

   We have agreed, subject to your approval, to merge Stanford Telecom with a subsidiary of Newbridge Networks Corporation. We also have agreed with Newbridge to sell our government and contract manufacturing businesses to third parties. The sale of the government business assets also requires your approval. If the merger agreement is approved by our stockholders, and the merger is completed, you will receive, in exchange for each share of Stanford Telecom common stock that you hold:

  .  $30 of Newbridge common stock, plus

  . additional Newbridge common stock based on a formula that depends on the proceeds from the sales of our government and contract manufacturing businesses.

   We will hold a special meeting of stockholders on Monday, November 15, 1999, at 10:00 a.m., local time, at the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California 94086, for the following purposes:

  1. to approve the Agreement and Plan of Merger, dated as of June 22, 1999, as amended, between Stanford Telecom, Newbridge and Saturn Acquisition Corp., a subsidiary of Newbridge, which will result in Stanford Telecom becoming a wholly owned subsidiary of Newbridge;

  2. to approve the sale of the government business assets; and

  3. to transact any other business that is properly brought before the special meeting, or any adjournment or postponement of the special meeting.

   The accompanying proxy statement/prospectus describes the merger agreement and the sale of the government business assets in detail. The merger agreement is attached as Appendix 1 to the proxy statement/prospectus.

   Only persons who held Stanford Telecom stock as of the close of business on September 30, 1999 are entitled to notice of and to vote at the special meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at Stanford Telecom's corporate headquarters in Sunnyvale, California.

   If the sales of the government and contract manufacturing businesses are not completed on or before the effective time of the merger and contingent value rights are issued (as described in the accompanying proxy statement/prospectus), under Delaware law you may have the right to an appraisal of the fair value of your Stanford Telecom shares and to receive the appraisal price in cash instead of Newbridge common stock. To assert appraisal rights, you must strictly follow the procedures set forth in Delaware law. A summary of these procedures and a copy of the applicable Delaware law are included in the accompanying proxy statement/prospectus.

                                           By Order of the Board of Directors
                                        /s/ Jerome F. Klajbor
                                           Jerome F. Klajbor
                                           Secretary
Sunnyvale, California
October 12, 1999


 YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   STANFORD TELECOMMUNICATIONS, INC.         NEWBRIDGE NETWORKS CORPORATION


            PROXY STATEMENT                            PROSPECTUS
                                                      Common Stock

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Stanford Telecom and Newbridge have entered into a merger agreement. If the transactions contemplated by the merger agreement are completed:

  . Stanford Telecom will become a wholly owned subsidiary of Newbridge and Stanford Telecom stockholders will become Newbridge stockholders; and

  . Stanford Telecom's government and contract manufacturing businesses will be sold to third parties.

   The merger agreement and the sale of the government business assets must be approved by the Stanford Telecom stockholders. If the sale of the government business assets is not approved, or if the sale of the government business assets has not closed prior to the merger, the merger will be completed and Newbridge will effect the sale of the government business assets after the merger.

   A special meeting of Stanford Telecom stockholders to vote on the merger agreement and the sale of the government business assets will be held as follows:

                               November 15, 1999
                             10:00 a.m., local time
                                Sunnyvale Hilton
                              1250 Lakeside Drive
                          Sunnyvale, California 94086

   The number of shares of Newbridge common stock to be issued to the Stanford Telecom stockholders will depend on the market price of the Newbridge common stock prior to the merger and the proceeds from the sales of the government and contract manufacturing businesses. The merger agreement provides that you will receive, in exchange for each share of Stanford Telecom stock you hold:

  .  $30 of Newbridge common stock; plus

  . additional shares of Newbridge common stock based on a formula that depends on the proceeds from the sales of the government and contract manufacturing businesses.

   Based on the closing price of the Newbridge stock on September 29, 1999, and assuming the contingent value is $3.75, Newbridge will issue approximately 18,000,536 shares of common stock to Stanford Telecom stockholders. Newbridge common stock is traded in the United States on the New York Stock Exchange under the symbol "NN" and in Canada on the Toronto Stock Exchange under the symbol "NNC."

   Please give all of the information contained in this proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the "Risk Factors" section on page 14 of this proxy statement/prospectus.

 None of the Securities and Exchange Commission nor any state securities commission nor any similar authority in Canada has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.


  This proxy statement/prospectus is dated October 12, 1999 and is first being mailed to
          Stanford Telecom stockholders on or about October 13, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary...................................................................   1
  The companies...........................................................   1
  What Stanford Telecom stockholders will receive in the merger...........   1
  Contingent value rights.................................................   2
  United States federal income tax consequences...........................   2
  Canadian tax considerations of holding Newbridge common stock...........   3
  Ownership of Newbridge following the merger.............................   3
  The special meeting.....................................................   3
  Record date; voting power...............................................   3
  Voting by proxy.........................................................   3
  Votes required..........................................................   3
  Appraisal rights........................................................   3
  Voting agreements.......................................................   3
  Recommendations of the Stanford Telecom board to Stanford Telecom
   stockholders...........................................................   3
  Fairness opinion of financial advisor...................................   4
  Interests of Stanford Telecom's executive officers and directors in the merger and
   the sale of the government business assets.............................   4
  Listing of Newbridge common stock.......................................   4
  Conditions to the merger................................................   4
  Termination of the merger agreement.....................................   5
  Termination fee.........................................................   5
  Technology license option agreement.....................................   5
  Stock option agreement..................................................   5
  Sales of Stanford Telecom's assets......................................   5
  Conditions to the sale of the Stanford Telecom government business
   assets.................................................................   6
  Termination of the government business asset purchase agreement.........   6
  Regulatory approvals....................................................   6
  Accounting treatment....................................................   7
  Recent events...........................................................   7
  Special note regarding forward-looking statements.......................   7
Selected Historical Financial Data........................................   8
Selected Unaudited Pro Forma Consolidated Financial Information...........  10
Unaudited Comparative Per Share Information...............................  11
Market Price and Dividend Information.....................................  12
Risk Factors..............................................................  14
The Special Meeting.......................................................  17
  Date, Time and Place....................................................  17
  Purpose.................................................................  17
  Record Date.............................................................  17
  Quorum; Vote Required...................................................  17
  Proxies.................................................................  18
  Revocation of Proxies...................................................  18
  Solicitation of Proxies and Expenses....................................  18
Proposal No. 1--The Merger................................................  19
  Background of the Merger................................................  19
  Stanford Telecom's Reasons for the Merger...............................  21
  Recommendation of the Stanford Telecom Board of Directors...............  22
  Opinion of Stanford Telecom's Financial Advisor.........................  22
  Newbridge's Reasons for the Merger......................................  24

                                                                           Page
                                                                           ----
  Interests of Executive Officers and Directors of Stanford Telecom in the
   Merger.................................................................  25
  Material United States Federal Income Tax Consequences..................  26
  Canadian Federal Income Tax Considerations of Holding Newbridge Common
   Stock..................................................................  28
  Regulatory Approvals....................................................  29
  Accounting Treatment....................................................  30
  Appraisal Rights........................................................  30
The Merger Agreement......................................................  33
  The Merger..............................................................  33
  Conversion of Shares....................................................  33
  Treatment of Stock Options..............................................  35
  Stock Ownership Following the Merger....................................  35
  Representations and Warranties..........................................  35
  Conduct of Stanford Telecom's Business Prior to the Merger..............  36
  Conduct of Business Following the Merger................................  37
  No Solicitation; Board Recommendation...................................  38
  Additional Covenants....................................................  40
  Conditions to the Merger................................................  40
  Termination of the Merger Agreement.....................................  42
  Fees, Expenses and Termination Fees.....................................  44
  Employee Benefits.......................................................  44
  CVR Agreement...........................................................  46
  Technology License Option Agreement.....................................  47
  Stock Option Agreement..................................................  48
  Resale Restrictions; Affiliates' Agreements.............................  49
  The Voting Agreements...................................................  50
Proposal No. 2--Sale of the Government Business Assets....................  51
  Background of the Sale of the Government Business Assets................  51
  Reasons for the Sale of the Government Business Assets..................  52
  Recommendation of the Stanford Telecom Board............................  52
  Interests of Executive Officers of Stanford Telecom in the Sale of the
   Government Business Assets.............................................  53
  Regulatory Approvals....................................................  53
  Accounting Treatment....................................................  53
  Appraisal Rights .......................................................  53
  Federal Income Tax Consequences.........................................  53
  Information about ITT Industries........................................  54
  The Government Business Asset Purchase Agreement........................  54
Description of Newbridge Capital Stock....................................  60
Comparison of Rights of Stockholders......................................  61
Unaudited Pro Forma Consolidated Financial Statements.....................  75
Legal Matters.............................................................  85
Experts...................................................................  85
Stockholder Proposals.....................................................  85
Where You Can Find More Information.......................................  86
Appendices
  Agreement and Plan of Merger............................................ 1-4
  Contingent Value Rights Agreement....................................... 2-1
  Technology License Option Agreement..................................... 3-1
  Stock Option Agreement.................................................. 4-1
  Opinion of Ferris, Baker Watts.......................................... 5-1
  Delaware General Corporation Law Section 262............................ 6-1

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed merger and the sale of the government business assets and for a more complete description of the legal terms of these transactions, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information" (page 86). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. All references to "$" in this proxy statement/prospectus are to U.S. dollars unless otherwise specified. All references to "Cdn$" are to Canadian dollars.

The companies

Newbridge Networks Corporation
600 March Road, P.O. Box 13600
Kanata, Ontario, Canada K2K 2E6
Telephone: (613) 591-3600

Newbridge designs, manufactures, markets and services end-to-end networking solutions that enable customers to compete more effectively. Newbridge customers include more than 350 of the world's largest telecom providers and more than 10,000 corporations, government organizations and other institutions. Newbridge's business strategy is to provide comprehensive, fully managed, end-to-end wide area networking solutions to carriers and corporate customers based on a broad product family that cost effectively addresses their constantly evolving communications requirements.

Newbridge is a Canadian corporation.

Stanford Telecommunications, Inc.
1221 Crossman Avenue
Sunnyvale, California 94089
Telephone: (408) 745-0818

Stanford Telecom designs, manufactures and markets advanced digital communication products and systems to establish or enhance communications via satellites, terrestrial wireless and cable. Stanford Telecom's technical strengths include: system design, communication waveforms, modulation and demodulation techniques, ASIC design, Radio Frequency antennas and downconverters, software and firmware, Asynchronous Transfer Mode design and advanced manufacturing techniques and processes.

Stanford Telecom is a Delaware corporation.

What Stanford Telecom stockholders will receive in the merger (page 33)

For each share of Stanford Telecom common stock you hold, you will receive Newbridge common stock with a value equal to:

 .  $30; plus

 . an additional amount (which is referred to as the "contingent value") based upon a formula which depends on the proceeds from the sales of Stanford Telecom's government and contract manufacturing businesses.

You should not send in your stock certificates until instructed to do so after the merger is completed.

The contingent value

The contingent value will vary depending on the proceeds from the sales of the government and contract manufacturing businesses, the taxes to be paid on the proceeds and the number of Stanford Telecom stock options that Newbridge assumes. If the proceeds of the sales of the government and contract manufacturing businesses are not in cash or are subject to post-closing adjustments, we may agree upon, or may hire an independent appraiser to determine, the amount of the proceeds for purposes of calculating the contingent value. The following table illustrates how the contingent value will change based on the gross sales proceeds. The calculation of contingent value assumes a tax rate of 40%, and also assumes that Newbridge will assume all of the Stanford Telecom stock options currently outstanding. The information in the table is for illustrative purposes only and does not necessarily reflect the actual proceeds we will realize from the sales of the government and contract manufacturing businesses.

                             Contingent
   Sales Proceeds              Value
   --------------            ----------
   $180 million.............   $3.37
   $200 million.............   $3.78
   $220 million.............   $4.19

Based on agreements we have entered into with potential purchasers of the government and contract manufacturing businesses, we expect that the contingent value will be between $3.50 and $4.00, which will result in your receiving Newbridge common stock having a total value of between $33.50 and $34.00 for each share of Stanford Telecom stock you own.

Newbridge closing value

The exact number of Newbridge shares you will receive in the merger will be determined based on the average closing price of the Newbridge common stock on the NYSE during the 10-day trading period ending on the fifth trading day before the Stanford Telecom special meeting. If the special meeting is adjourned or postponed, the number of Newbridge shares you will receive in the merger will be based on the 10-day trading period ending on the fifth trading day before the date of the adjourned or postponed meeting.

The following table illustrates how the number of Newbridge shares you receive will change based on changes in the contingent value and the average closing price of the Newbridge common stock. The table shows the number of shares of Newbridge common stock you might receive for each 1,000 shares of Stanford Telecom common stock that you own. You will only receive a whole number of Newbridge shares and will receive cash in lieu of any fractions that result from the formula.

                                     Average
                                    Price of                                                Number of
 Contingent                         Newbridge                                               Newbridge
   Value                             Shares                                                  Shares
 ----------                         ---------                                               ---------
 $3.50                               $24.00                                                   1,395
                                     $27.00                                                   1,240
                                     $30.00                                                   1,116
 $3.75                               $24.00                                                   1,406
                                     $27.00                                                   1,250
                                     $30.00                                                   1,125
 $4.00                               $24.00                                                   1,416
                                     $27.00                                                   1,259
                                     $30.00                                                   1,133

If the sales of the government and contract manufacturing businesses are not completed before the merger, you will receive $30 of Newbridge common stock after the merger is completed and you will receive the contingent value in Newbridge common stock at a later date after the sales of the government and contract manufacturing businesses are completed.

If the average closing price of the Newbridge common stock falls below $24, the exchange ratio will be 1.25, unless Newbridge agrees to increase the exchange ratio so that you will receive Newbridge shares with a value of at least $30 (not including shares issued for the contingent value) for each share of Stanford common stock that you own. If Newbridge does not agree to adjust the exchange ratio, Stanford Telecom will have the right to terminate the merger agreement without completing the merger.

Contingent value rights (page 46)

If the sales of the government and contract manufacturing businesses are not completed by the effective time of the merger, the contingent value will become payable following completion of those sales. In that case, Newbridge will issue to you a certificate evidencing your right to receive the contingent value. The contingent value right will not be transferable. The certificate representing your contingent value right is referred to in this document as a "CVR."

United States federal income tax consequences (page 26)

Because the merger should be a "reorganization" for United States federal income tax purposes, a typical Stanford Telecom stockholder should not be taxed as a result of the exchange of Stanford Telecom common stock in the merger, except you will be taxed on any cash you receive instead of a fractional share.

Tax matters are very complicated and the tax consequences of the merger to you will depend in part on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Canadian tax considerations of holding Newbridge common stock (page 28)

Because Newbridge is a Canadian corporation, holders of Newbridge common stock will be subject to Canadian tax laws and to certain U.S. tax rules that do not currently apply to holders of Stanford Telecom common stock. Specifically, investors should be aware that any dividends or distributions received in respect of Newbridge common stock could be subject to Canadian withholding tax.

Ownership of Newbridge following the merger (page 35)

Based on the closing price of the Newbridge common stock on September 29, 1999, and assuming the contingent value is $3.75, Newbridge will issue approximately 18,000,536 shares to the Stanford Telecom stockholders. Based on that number, Stanford Telecom stockholders will own approximately 9% of Newbridge's common stock outstanding after the merger.

The special meeting (page 17)

The Stanford Telecom special meeting will be held at the Sunnyvale Hilton, 1250 Lakeside Drive, Sunnyvale, California 94086 on November 15, 1999 at 10:00 a.m. local time. At the special meeting, you will be asked to:

(1) approve the merger agreement; and

(2) approve the sale of the government business assets.

Record date; voting power (page 17)

You are entitled to vote at the special meeting if you owned shares of Stanford Telecom common stock as of the close of business on September 30, 1999, the record date for the special meeting.

On the record date, there were 13,253,443 shares of Stanford Telecom common stock eligible to vote at the special meeting. You will have one vote for each share of Stanford Telecom common stock you own on the record date.

Voting by proxy (page 18)

You may vote on the merger agreement and the sale of the government business assets by indicating on your proxy card how you want to vote, and signing and mailing it in the enclosed return envelope. Please return your proxy as soon as possible so that your shares may be represented at the special meeting of the Stanford Telecom stockholders. If you sign and send in your proxy card and do not indicate how you wish to vote, your proxy will be counted as a vote in favor of the merger agreement and the sale of the government business assets. If you do not vote, or if you abstain, it will have the effect of a vote against the merger agreement and the sale of the government business assets.

Vote required (page 17)

A majority of the shares of Stanford Telecom common stock outstanding on the record date must vote affirmatively to approve both the merger agreement and the sale of government business assets.

Appraisal rights (page 30)

Stanford Telecom is a Delaware corporation. If the sales of the government and contract manufacturing businesses are not completed on or before the effective time of the merger and the CVRs are issued, stockholders of Stanford Telecom may have the right to an appraisal of the fair value of their shares in connection with the merger. To assert appraisal rights, you must strictly follow the procedures set forth in Delaware law.

Voting agreements (page 50)

Six officers and directors of Stanford Telecom, who together hold approximately 19.5% of the shares of Stanford Telecom common stock outstanding on the record date, have entered into voting agreements with Newbridge. The voting agreements provide they will vote their shares of Stanford Telecom common stock in favor of the merger agreement and related transactions.

Recommendations of the Stanford Telecom board to Stanford Telecom stockholders (pages 22 and 52)

The Stanford Telecom board of directors believes that the merger agreement is fair to you and in your best interest and unanimously recommends that you vote "for" the proposal to approve the merger agreement. The Stanford Telecom board also unanimously recommends that you vote "for" the proposal to approve the sale of the government business assets.

Fairness opinion of financial advisor (page 22)

On June 21, 1999, Ferris, Baker Watts, Incorporated delivered an opinion letter to the Stanford Telecom board of directors that, as of that date, the consideration to be received by Stanford Telecom stockholders pursuant to the merger agreement and the merger was fair from a financial point of view. We have attached a copy of Ferris, Baker Watts' written opinion dated as of June 21, 1999 to this proxy statement/prospectus as Appendix 5. The Ferris, Baker Watts opinion sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of review by Ferris, Baker Watts in forming its opinion. The opinion of Ferris, Baker Watts is directed to the Stanford Telecom board of directors, addresses only whether the consideration to be received by Stanford Telecom stockholders is fair from a financial point of view and does not constitute a recommendation to any Stanford Telecom stockholder as to how that stockholder should vote at the special meeting. Stanford Telecom stockholders are encouraged to read the opinion in its entirety.

Interests of Stanford Telecom's executive officers and directors in the merger and the sale of the government business assets (pages 25 and 53)

You should be aware that the executive officers and directors of Stanford Telecom have interests in the merger and the sale of the government business assets that are different from or in addition to your interests as a Stanford Telecom stockholder. These interests include:

 .  severance payments;

 .  accelerated vesting of stock options;

 .  contributions to the 401(k) plan accounts of executive officers;

 .  payments under Stanford Telecom's management incentive plan;

 .  employment arrangements for executive officers; and

 .  continued indemnification for premerger actions.

Listing of Newbridge common stock (page 40)

It is a condition to the merger that the Newbridge common stock to be issued in connection with the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the Toronto Stock Exchange, subject to the satisfaction of customary conditions, at the effective time of the merger. If we complete the merger, you will be able to trade the shares of Newbridge common stock you receive in the merger in the United States on the New York Stock Exchange and in Canada on the Toronto Stock Exchange.

Conditions to the merger (page 40)

Conditions to the obligations of both companies. Neither Stanford Telecom nor Newbridge is obligated to complete the merger unless several conditions are satisfied or (in some cases) waived by both companies, including the following:

 . the merger agreement is approved by the holders of a majority of the Stanford Telecom common stock;

 . the registration statement covering the Newbridge common stock is effective with the Securities and Exchange Commission;

 . Stanford Telecom counsel and Newbridge counsel deliver opinions regarding the federal income tax consequences of the merger;

 . we obtain or file all material consents, agreements, authorizations, orders or approvals of, or filings with, any government entity; and

 . our respective representations and warranties in the merger agreement continue to be materially accurate.

Conditions to the obligations of Newbridge. In addition to the conditions above, Newbridge is not obligated to complete the merger unless several conditions are satisfied or (in some cases) waived, including the following:

 . there are no material adverse changes in the business of Stanford Telecom, except as specifically permitted in the merger agreement;

 . Stanford Telecom enters into binding agreements to sell its government and contract manufacturing businesses which provide for minimum after-tax proceeds to Stanford Telecom of $102 million;

 . certain employees of Stanford Telecom enter into employment agreements or arrangements which are satisfactory to Newbridge;

 . Stanford Telecom delivers the resignations of officers and directors specified by Newbridge; and

 . the total number of shares of Stanford Telecom demanding appraisal rights under Delaware law does not exceed 10% of the outstanding shares of Stanford Telecom common stock immediately prior to the merger.

Condition to the obligations of Stanford Telecom. In addition to the conditions above, if the sales of the government and contract manufacturing businesses are not completed on or before the effective time of the merger and CVRs are issued, Stanford Telecom is not obligated to complete the merger unless Newbridge enters into an agreement with a rights agent providing for the issuance of the CVRs or Stanford Telecom waives this condition.

Termination of the merger agreement (page 42)

Newbridge and Stanford Telecom can agree by mutual consent to terminate the merger agreement at any time without completing the merger.

Either Newbridge or Stanford Telecom can terminate the merger agreement under various circumstances, including if:

 .  the merger is not completed by January 31, 2000;

 . the required vote of the Stanford Telecom stockholders to approve the merger is not received;

 . the other party breaches any of its representations, warranties, covenants or agreements; or

 .  a court or other government entity prohibits the merger.

Newbridge can terminate the merger agreement if a "triggering event" occurs as further described in "The Merger Agreement--Termination of the Merger Agreement" on page 43.

Stanford Telecom can terminate the agreement if the Newbridge common stock value as measured for the closing drops below $24 and Newbridge has not adjusted the exchange ratio so that Stanford Telecom stockholders receive for each share of Stanford Telecom common stock, Newbridge common stock with a value at least equal to $30, plus the contingent value.

Termination fee (page 44)

In connection with the termination of the merger agreement, under specific circumstances Stanford Telecom would be required to pay Newbridge a termination fee of $25 million. In addition, in connection with termination of the merger agreement under other circumstances which do not require Stanford Telecom to pay Newbridge the termination fee, Stanford Telecom may be required to pay Newbridge's documented expenses in connection with the merger agreement.

Technology license option agreement (page 47)

In connection with the merger, Stanford Telecom has granted Newbridge an option to acquire a perpetual, nonexclusive, fully paid license to Stanford Telecom intellectual property necessary to make and distribute Stanford Telecom's wireless broadband products. The option may be exercised at any time by Newbridge after a change in control of Stanford Telecom for a purchase price of $69 million.

Stock option agreement (page 48)

In connection with the merger, Stanford Telecom has granted Newbridge an option to purchase a number of shares of Stanford Telecom common stock equal to 19.9% of the outstanding shares of Stanford Telecom common stock. The option becomes exercisable in specified circumstances that could result in termination of the merger agreement. The option has an exercise price of $35 per share.

Sales of Stanford Telecom's assets (page 51)

As a condition to Newbridge's obligation to complete the merger, Stanford Telecom is required to enter into binding agreements to sell its government and contract manufacturing businesses for after-tax net cash proceeds of at least $102 million. Stanford Telecom does not intend to sell the government business assets if the merger with Newbridge is not approved by its stockholders and completed under the terms of the merger agreement.

Stanford Telecom has entered into an agreement with ITT Industries, Inc. to sell to ITT Industries the government business assets for approximately
$191 million, subject to adjustment based on the net worth of government business on the closing date. The ITT Industries agreement is described in this proxy statement/prospectus beginning on page 54. In addition, Stanford Wireless Broadband, Inc., a wholly owned subsidiary of Stanford Telecom, has entered into an agreement with Dii Semiconductor, Inc. to sell to Dii the contract manufacturing business for approximately $11 million. Both of the agreements are subject to conditions. As a result, we cannot assure you that either of the sales will be completed or that they will be completed at these prices.

The transfer of Stanford Telecom's contracts with the government cannot become effective without the government's recognition of the purchaser as successor in interest to the contracts and entry into a novation agreement in accordance with the provisions of the Federal Acquisition Regulation.

Conditions to the sale of the Stanford Telecom government business assets (page
58)

Conditions to the obligations of ITT Industries and Stanford Telecom. Neither ITT Industries nor Stanford Telecom will be obligated to complete the sale of the government business assets unless several conditions are satisfied, including the following:

 . the stockholders of Stanford Telecom have approved the sale of the government business assets;

 . the waiting period applicable to the sale of the government business assets under the U.S. antitrust laws has expired or been terminated;

 . the transfer of the government business assets is not prohibited by any government order or action; and

 . the respective warranties of ITT Industries and Stanford Telecom contained in the asset purchase agreement continue to be materially accurate.

Condition to obligations of ITT Industries. In addition to the conditions above, ITT Industries will not be obligated to purchase the government business assets unless Stanford Telecom has obtained each of the consents or approvals listed in the asset purchase agreement.

Condition to obligations of Stanford Telecom. In addition to the conditions above, Stanford Telecom will not be obligated to sell the government business assets unless the merger agreement is (1) fully performed or (2) in full force and effect and Stanford Telecom is not aware of any event that will prevent or delay the merger.

Termination of the government business asset purchase agreement (page 59)

ITT Industries and Stanford Telecom can agree by mutual consent to terminate the asset purchase agreement at any time before the closing of the sale of the government business assets.

Either ITT Industries or Stanford Telecom can terminate the asset purchase agreement under various circumstances, including if:

 . the sale of the government business assets is not completed by March 31, 2000;

 . the U.S. government advises that it will not enter into a novation agreement in connection with the government contracts listed in the asset purchase agreement;

 . the other party breaches any of its representations, warranties, covenants or agreements; or

 . a court or other government entity prohibits the sale of the government business assets.

Regulatory approvals (pages 29 and 53)

We are prohibited by U.S. antitrust laws from completing the merger or the sale of the government business assets until after we have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended.

Newbridge and Stanford Telecom have each filed the required notification and report form relating to the merger, and the waiting period was terminated on August 16, 1999.

Stanford Telecom and ITT Industries each filed the required notification and report form relating to the sale of the government business assets on October 1, 1999.

The merger is also subject to review by the Committee on Foreign Investment in the United States (CFIUS) under the Exon-Florio Amendment, which provides for national security reviews and investigations of foreign acquisitions of U.S. companies. CFIUS notification is voluntary, but without CFIUS review the President has the authority to block the transaction or require divestiture after closing. On October 1, 1999, Newbridge and Stanford Telecom filed a joint voluntary notification of the transaction.

It is expected that the principal issue in CFIUS' review will be the disposition of the government business assets. A substantial part of this business involves the performance of classified contracts for the U.S. government. Department of Defense rules prohibit the performance of classified contracts by companies with foreign ownership, control or influence (FOCI) unless steps are taken to mitigate FOCI by means such as establishing a proxy company or voting trust. If the sale of Stanford Telecom's government business assets is completed prior to the effective time of the merger, Newbridge will not have ownership, control or influence over Stanford Telecom's classified contracts. If the sale of the government business assets has not been completed prior to the effective time of the merger, to avoid FOCI it will be necessary for Newbridge to transfer ownership of the government business to a proxy company or make other arrangements pending the sale of the government business assets to a U.S. company. Any arrangements will be subject to discussions with the Department of Defense and other CFIUS representatives.

Accounting treatment (pages 30 and 53)

The merger will be accounted for by Newbridge as a purchase in accordance with Canadian and U.S. generally accepted accounting principles.

The sale of the government business assets will be accounted for by Stanford Telecom as a sale of assets in accordance with U.S. generally accepted accounting principles.

Recent events

On September 23, 1999, Stanford Telecom entered into an agreement with Intel Corp. providing for the acquisition by Intel of Stanford Telecom's Telecom Component Products division. The sale of the TCP division will not affect the amount of Newbridge common stock to be received by Stanford Telecom stockholders in the merger.

On August 25, 1999, Newbridge announced that it had agreed to acquire Northchurch Communications and TimeStep Corporation for total consideration of approximately Cdn$350 million. The net purchase price to Newbridge, excluding incentive compensation to participating employees of Northchurch and TimeStep, is approximately Cdn$225 million. Newbridge will account for the acquisitions under the purchase method of accounting and will record the incentive compensation as operating expenses in the periods earned. Northchurch is a developer of Internet Protocol edge routers for service providers and is headquartered in Andover, Massachusetts. TimeStep provides encryption solutions for secure virtual private networks to service providers and large enterprises. TimeStep is headquartered in Kanata, Ontario. Newbridge completed the acquisition of Northchurch on August 31, 1999 and the acquisition of TimeStep on September 30, 1999.

Special note regarding forward-looking statements

This proxy statement/prospectus contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements which are not statements of historical fact such as statements as to beliefs, expectations, anticipations, intentions or similar words. Those statements are subject to risks, uncertainties and assumptions, including those described in "Risk Factors" (page 14). If any of the risks or uncertainties affect the business of either of the companies or should underlying assumptions prove incorrect, Newbridge's or Stanford Telecom's actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

                       SELECTED HISTORICAL FINANCIAL DATA

   Newbridge is providing the following financial data to aid you in your analysis of the financial aspects of the merger. Newbridge derived this information from audited financial statements for fiscal years 1995 through 1999 and unaudited financial statements for the three months ended August 2, 1998 and August 1, 1999. This is only a summary and you should read it in conjunction with Newbridge's historical financial statements (and related notes) and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 86. Unless otherwise noted, financial data are presented in accordance with accounting principles generally accepted in Canada.

                 Newbridge Selected Consolidated Financial Data
         (Canadian dollars, amounts in thousands except per share data)

                            Three Months Ended                       Fiscal Year Ended
                          ----------------------  ----------------------------------------------------------
                           August 1,  August 2,     May 2,   April 30,   April 30,   April 30,    April 30,
                             1999        1998        1999       1998        1997        1996        1995
                          ----------- ----------  ---------- ----------  ----------  ----------  -----------
Statement of Earnings
 Data
Sales...................  $   495,070 $  426,056  $1,790,705 $1,620,620  $1,376,727  $  921,244  $   800,523
Research and development
 expense................       67,621     67,156     264,421    258,879     155,330      97,205       66,066
Net earnings (loss).....       47,286     35,520     179,161    (18,318)    156,917     202,864      188,390
Earnings (loss) per
 share
 Canadian GAAP
   Basic................  $      0.26 $     0.20  $     1.01 $    (0.10) $     0.92  $     1.22  $      1.16
   Fully diluted........  $      0.26 $     0.20  $     1.01 $    (0.10) $     0.91  $     1.19  $      1.11
 US GAAP
   Basic................  $      0.26 $     0.20  $     1.01 $    (0.10) $     0.92  $     1.22  $      1.16
   Diluted..............  $      0.26 $     0.20  $     0.99 $    (0.10) $     0.90  $     1.19  $      1.13
                                                                    As At
                                      ----------------------------------------------------------------------
                                      August 1,     May 2,   April 30,   April 30,   April 30,    April 30,
                                         1999        1999       1998        1997        1996         1995
                                      ----------  ---------- ----------  ----------  ----------  -----------
Balance Sheet Data
Working capital.....................  $1,088,551  $1,243,991 $  945,892  $  638,392  $  658,087  $   491,888
Total assets........................   2,522,334   2,470,624  1,966,825   1,496,703   1,093,417      827,163
Long term debt......................     390,583     384,021    383,311      10,817         860        3,493
Shareholders' equity................   1,599,646   1,529,219  1,233,620   1,126,499     902,686      674,645
Other Data
Capital expenditures................  $   42,347  $  213,903 $  276,778  $  131,641  $   96,235  $    81,763
Employees...........................       6,694       6,530      6,336       5,761       3,400        2,955
Cash inflow (outflow) from:
 Operating activities...............  $  (61,501) $  218,984 $  101,525  $  223,374  $  191,790  $   186,996
 Investing activities...............  $ (201,043) $   58,181 $ (409,687) $ (399,601) $ (104,952) $  (115,809)
 Financing activities...............  $   22,190  $  114,826 $  455,742  $   48,878  $   19,094  $    (2,182)

   Stanford Telecom is providing the following financial data to aid you in your analysis of the financial aspects of the merger. Stanford Telecom derived this financial data from audited financial statements for fiscal years 1995 through 1999 and unaudited financial statements for the three months ended June 30, 1998 and 1999. This is only a summary and you should read it in conjunction with Stanford Telecom's historical financial statements (and related notes) and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 86.

             Stanford Telecom Selected Consolidated Financial Data
               (U.S. dollars in thousands, except per share data)

Statements of Income Data

                           Three Months
                          Ended June 30,               Fiscal Year Ended
                          --------------- --------------------------------------------
                           1999    1998     1999     1998     1997     1996     1995
                          ------- ------- -------- -------- -------- -------- --------
Revenues
 Products and Services..  $43,246 $44,362 $165,405 $153,260 $167,002 $145,100 $114,384
 Licenses...............   17,750     --       --       --       --       --       --
                          ------- ------- -------- -------- -------- -------- --------
 Total Revenues.........   60,996  44,362  165,405  153,260  167,002  145,100  114,384
Cost of revenues........   37,329  34,919  131,311  116,629  127,432  116,014   95,679
                          ------- ------- -------- -------- -------- -------- --------
 Gross profit...........   23,667   9,443   34,094   36,631   39,570   29,086   18,705
Expenses:
 Research and
  development...........    2,754   3,709   14,105   13,647   11,868    8,429    7,723
 Marketing and
  administrative........    6,041   4,712   19,926   17,321   16,808   12,213    9,362
                          ------- ------- -------- -------- -------- -------- --------
  Total expenses........    8,795   8,421   34,031   30,968   28,676   20,642   17,085
                          ------- ------- -------- -------- -------- -------- --------
Operating income........   14,872   1,022       63    5,663   10,894    8,444    1,620
Interest income.........      393     484    1,880    1,896    1,336      839      657
Arbitration settlement
 charge.................      --      --       --       --       --       --    (2,075)
                          ------- ------- -------- -------- -------- -------- --------
Income before provision
 for income taxes.......   15,265   1,506    1,943    7,559   12,230    9,283      202
Provision for income
 taxes..................    4,732     467      602    2,343    4,219    3,110       71
                          ------- ------- -------- -------- -------- -------- --------
Net income..............  $10,533 $ 1,039 $  1,341 $  5,216 $  8,011 $  6,173 $    131
                          ======= ======= ======== ======== ======== ======== ========
Earnings per share--U.S.
 GAAP
 Basic..................  $  0.80 $  0.08 $   0.10 $   0.40 $   0.61 $   0.49 $   0.01
 Diluted................  $  0.78 $  0.08 $   0.10 $   0.40 $   0.61 $   0.49 $   0.01
Basic shares
 outstanding............   13,139  12,976   12,992   12,902   12,775   12,556   12,408
Diluted shares
 outstanding............   13,495  13,171   13,145   13,179   13,070   12,702   12,484

Balance Sheet Data

                                                    As of March 31,
                             As of     ------------------------------------------
                         June 30, 1999   1999     1998     1997    1996    1995
                         ------------- -------- -------- -------- ------- -------
Total assets............   $125,738    $115,063 $112,141 $103,518 $90,948 $88,005
Long-term obligations,
 less current
 maturities.............         66          73       41       30      85     161
Other long-term
 liabilities............        542         595      855      910     986     927
Total stockholders
 equity.................   $101,067    $ 89,429 $ 86,873 $ 79,706 $69,589 $62,097

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   Included in this proxy statement/prospectus are the unaudited Pro Forma Consolidated Financial Statements of Newbridge, together with the relevant notes, assumptions and adjustments thereto, which reflect the completion of the merger as if it had occurred on May 1, 1998 for purposes of the Pro Forma Consolidated Statements of Earnings and as at August 1, 1999 for purposes of the Pro Forma Consolidated Balance Sheet. The Pro Forma Consolidated Financial Statements have been prepared using the purchase method of accounting to account for the merger.

   The following summary of unaudited pro forma consolidated financial information for Newbridge is derived from, and should be read in conjunction with, the detailed information contained in the unaudited and audited consolidated financial statements of Newbridge as at and for the three months ended August 1, 1999 and for the year ended May 2, 1999, respectively, and the unaudited consolidated financial statements of Stanford Telecom as at and for the three months ended June 30, 1999 and for the year ended March 31, 1999, and the accompanying notes to such statements, incorporated by reference and the Pro Forma Consolidated Financial Statements of Newbridge as at and for the three months ended August 1, 1999 and for the year ended May 2, 1999 and the accompanying notes to such statements which are included herein. See "Unaudited Pro Forma Consolidated Financial Statements" included on pages 75 through 84 and "Where You Can Find More Information" on page 86.

   The Pro Forma Consolidated Financial Statements should not be construed as representative of such amounts for any future dates or periods.

         (Canadian dollars, amounts in thousands except per share data)

                                                        Pro Forma
                                           -----------------------------------
                                            As at and for the   As at and for
                                            three months  ended the year ended
                                              August 1, 1999     May 2, 1999
                                           -------------------- --------------
Operating Results
Sales.....................................      $  495,733        $1,795,791
Research and development expense..........          69,941           278,784
Net earnings (loss) from continuing
 operations...............................          15,025           (55,787)
Financial Position
Cash, cash equivalents and marketable
 securities...............................      $  699,219               n/a
Working capital...........................       1,097,508               n/a
Total assets..............................       3,318,128               n/a
Long term debt............................         391,495               n/a
Shareholders' equity......................       2,333,599               n/a
Per Share Data
Earnings (loss) per share
  Canadian GAAP
    Basic.................................      $     0.08        $    (0.29)
    Fully diluted.........................      $     0.08        $    (0.29)
  US GAAP
    Basic.................................      $     0.08        $    (0.29)
    Diluted...............................      $     0.07        $    (0.29)
Earnings (loss) per Stanford Telecom
 equivalent share(1)
  Canadian GAAP
    Basic.................................      $     0.10        $    (0.39)
    Fully diluted.........................      $     0.10        $    (0.39)
  US GAAP
    Basic.................................      $     0.10        $    (0.39)
    Diluted...............................      $     0.10        $    (0.39)

--------
(1) Equivalent per share data in respect of Stanford Telecom has been calculated by multiplying the Newbridge U.S. GAAP per share pro forma amounts by the exchange ratio.

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

   The following table sets forth certain earnings and book value per share data for Newbridge on a historical basis and pro forma consolidated basis and indicates the relative earnings and book values of the companies for the periods presented.

   The information is only a summary and you should read it in conjunction with the Unaudited Pro Forma Consolidated Financial Statements on pages 75 through 84 and the respective audited and unaudited financial statements of Newbridge and Stanford Telecom. We incorporate the audited and unaudited financial statements of Newbridge and Stanford Telecom in this proxy statement/prospectus. See "Where You Can Find More Information" on page 86.

                               (Canadian dollars)

                                             As at and for      As at and for
                                         the three months ended the year ended
                                             August 1, 1999      May 2, 1999
                                         ---------------------- --------------
Newbridge Common Stock

Net earnings (loss) per share from
 continuing operations
  Canadian GAAP
    Basic
      Historical........................         $ 0.26            $  1.01
      Pro forma.........................         $ 0.08            $ (0.29)
    Fully diluted
      Historical........................         $ 0.26            $  1.01
      Pro forma.........................         $ 0.08            $ (0.29)
  US GAAP
    Basic
      Historical........................         $ 0.26            $  1.01
      Pro forma.........................         $ 0.08            $ (0.29)
    Diluted
      Historical........................         $ 0.26            $  0.99
      Pro forma.........................         $ 0.07            $ (0.29)
Book value per share at period end
  Canadian and US GAAP
      Historical........................         $ 8.86            $  8.49
      Pro forma.........................         $11.64                n/a
Stanford Telecom Common Stock (U.S.
 GAAP)(1)

Net earnings (loss) per share from
 continuing operations
  US GAAP
    Basic
      Historical........................         $(0.35)           $ (1.17)
      Equivalent share..................         $ 0.10            $ (0.39)
    Diluted
      Historical........................         $(0.35)           $ (1.17)
      Equivalent share..................         $ 0.10            $ (0.39)

Book value per common share at period
 end
  Canadian and US GAAP
      Historical........................         $11.49            $ 10.27
      Equivalent share..................         $15.84                n/a

--------
(1) Equivalent per share data in respect of Stanford Telecom has been calculated by multiplying the Newbridge U.S. GAAP per share pro forma amounts by the exchange ratio.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Set forth below are the last reported sale prices of Newbridge common stock on the NYSE and Stanford Telecom common stock on Nasdaq on June 21, 1999, the last trading day prior to the public announcement of the merger agreement, and on October 8, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. The Stanford Telecom Equivalent column reflects the potential value of the Newbridge common stock to be received by Stanford Telecom stockholders per Stanford Telecom share calculated assuming the contingent value is equal to $3.75. A comparison of the Stanford Telecom Equivalent column and the Stanford Telecom common stock column reflects the potential difference in the value of the Newbridge common stock to be received over the price of the Stanford Telecom common stock as of the same dates.

                                   Newbridge   Stanford Telecom Stanford Telecom
                                  Common Stock   Common Stock      Equivalent
                                  ------------ ---------------- ----------------
June 21, 1999....................    $31.25         $26.44           $33.75
October 8, 1999..................    $24.50         $30.88           $33.75

 Newbridge Stock Price

   Newbridge common stock is traded on the NYSE in the United States under the symbol "NN" and on the Toronto Stock Exchange in Canada under the symbol "NNC." The table below sets forth the high and low closing sale prices per share of Newbridge common stock for the periods indicated, which indicates how Newbridge's share price has fluctuated over the quarterly and annual periods covered. For current price information with respect to the Newbridge common stock, Stanford Telecom stockholders are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, Newbridge common stock.

                                                               Toronto Stock
                                    New York Stock Exchange      Exchange
                                    ----------------------- -------------------
                                       High         Low       High       Low
                                    ----------------------- --------- ---------
Fiscal Year Ended April 30, 1998
  First Quarter.................... US$   52.44 US$   31.50 Cdn$72.20 Cdn$43.80
  Second Quarter...................       69.38       42.50     95.00     58.90
  Third Quarter....................       58.88       25.88     82.75     37.50
  Fourth Quarter...................       30.44       18.94     43.20     27.00
Fiscal Year Ended May 2, 1999
  First Quarter....................       32.75       20.13     47.00     30.35
  Second Quarter...................       24.44       15.44     37.75     23.85
  Third Quarter....................       39.88       15.31     60.50     31.55
  Fourth Quarter...................       39.50       23.50     58.00     35.55
Fiscal Year Ending April 30, 2000
  First Quarter....................       38.00       24.94     55.20     37.40
  Second Quarter (through October
   8, 1999)........................       28.94       24.38     43.30     36.55

   Newbridge has never declared or paid any cash dividends on Newbridge common stock.

 Stanford Telecom Stock Price

   Stanford Telecom common stock is quoted on Nasdaq and traded under the symbol "STII." The table below sets forth for the periods indicated the high and low closing sale prices per share of Stanford Telecom common stock. For current price information with respect to the Stanford Telecom common stock, Stanford Telecom stockholders are urged to consult publicly available sources.

                                                                Nasdaq Stock
                                                                   Market
                                                              -----------------
                                                                High     Low
                                                              -------- --------
Fiscal Year Ended March 31, 1998
  First Quarter.............................................. US$20.25 US$14.13
  Second Quarter.............................................    28.00    15.00
  Third Quarter..............................................    26.00    15.00
  Fourth Quarter.............................................    20.50    14.00
Fiscal Year Ended March 31, 1999
  First Quarter..............................................    19.00    11.81
  Second Quarter.............................................    15.50     8.50
  Third Quarter..............................................    14.69     6.88
  Fourth Quarter.............................................    18.25    11.78
Fiscal Year Ending March 31, 2000
  First Quarter..............................................    29.63    15.13
  Second Quarter ............................................    32.00    26.38
  Third Quarter (through October 8, 1999)....................    31.56    30.88

   Stanford Telecom has never declared or paid any cash dividends on Stanford Telecom common stock.

                                  RISK FACTORS

   You should carefully consider the following factors in evaluating whether to vote to approve the transactions described in this proxy statement/prospectus and thereby become holders of Newbridge common stock. These risks should be read in conjunction with the other information incorporated by reference in this proxy statement/prospectus, including the factors that could materially adversely affect the business, operating results and financial condition of Newbridge or Stanford Telecom as described in the Newbridge and Stanford Telecom reports incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 86.

The price of Newbridge common stock fluctuates and may decline in the future.

The market price of the Newbridge common stock fluctuates in response to many factors, including:

 .  variations in quarterly operating results;

 .  announcements of new commercial products by Newbridge or its competitors;

 .  developments or disputes concerning patent or proprietary rights; and

 .  economic and other external factors.

Newbridge's common stock has been subject to substantial market price volatility, some of which has occurred when there have been variations between Newbridge's actual or anticipated financial results and the published expectations of investment analysts and in the aftermath of public announcements by Newbridge and its competitors. For example, over the last two fiscal years, the closing sales price of the Newbridge common stock on the NYSE has ranged from $15.31 to $69.38.

In addition, the technology sector of the stock market has in recent years experienced significant price fluctuations and stock prices on United States stock markets have been very volatile. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of Newbridge's common stock. See "Summary--Market Price and Dividend Information."

Because the Stanford Telecom special meeting will occur soon after the Newbridge quarter end, the exchange ratio for your common stock may differ materially from the price of the Newbridge common stock at the time of the meeting.

The number of shares of Newbridge common stock you will receive in the merger will be determined in part by calculating the average closing value of the Newbridge common stock on the NYSE during the ten-day trading period that is expected to end on November 8, 1999 (five trading days before the special meeting). Newbridge's second fiscal quarter closes on October 31, 1999, and Newbridge would ordinarily report its operating results for the quarter on November 16, 1999. Investor and investment analyst perceptions of quarterly operating results may affect the market price of Newbridge common stock, particularly during the period following the end of the fiscal quarter and before any announcement of operating results. You should be aware that the average closing value of Newbridge common stock calculated for purposes of determining the exchange ratio for your Stanford Telecom common stock may consequently differ materially from the prevailing market price for Newbridge common stock at the time Stanford Telecom convenes the special meeting of stockholders to vote on approval of the merger, or, if applicable, any postponement or adjournment of the special meeting.

The number of shares of Newbridge common stock you will receive in the merger is not yet determined.

The exact number of shares of Newbridge common stock you will receive in the merger may not be determined by the time of the special meeting. The exact number of shares you will receive will be determined based on the amount of the proceeds received from the sale of Stanford Telecom's government and contract manufacturing businesses and the average closing price of the Newbridge common stock. If the average closing price of the Newbridge common stock is below $24, the exchange ratio will be 1.25, unless Newbridge agrees to increase the exchange ratio so that you receive Newbridge common stock with a value equal to at least $30, not including the contingent value. If Newbridge does not agree to adjust the exchange ratio, Stanford Telecom will have the right to terminate the merger agreement without completing the merger.

Integration of the two businesses may be difficult to achieve, which may adversely affect operations.

Newbridge and Stanford Telecom have different technologies, products and business operations. The combination of these two businesses after the merger may be difficult. If we fail to integrate the products, technologies, manufacturing operations, personnel, research and development activities, sales channels and information management systems successfully, the operating results of the combined company could be adversely affected and the combined company may not achieve the benefits or operating efficiencies that we hope to obtain from the merger.

The success of Newbridge after the merger will depend on the retention and integration of key employees.

The success of Newbridge following the merger depends at least in part on the retention and integration of the key engineering and other technical employees of Stanford Telecom's wireless broadband products business into Newbridge. Competition for qualified personnel in the computer and telecommunications industry is intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While each of Newbridge and Stanford Telecom is engaged in ongoing efforts to retain key employees, it may be difficult to retain those employees after the merger.

In particular, upon the consummation of the merger, unvested stock options that have been outstanding for more than one year held by employees of Stanford Telecom will immediately vest. The acceleration of options could potentially reduce the retention incentive provided by the options. The loss of services of any key employees of Stanford Telecom could have a material adverse effect on the business, results of operations and financial condition of Newbridge.

If the sale of Stanford Telecom's government business assets is not completed prior to the effective time of the merger, Newbridge will be required to set up a proxy company or make other arrangements to run the government business.

Newbridge is not a U.S. corporation. Under the National Industrial Security Program rules, as administered by the U.S. Department of Defense, Newbridge would be prohibited from performing Stanford Telecom's classified contracts unless steps are taken to mitigate foreign ownership, control or influence by such means as the establishment of a proxy company or voting trust. A proxy company or similar arrangement would substantially limit Newbridge's ability to manage the government business and would prohibit routine communication between Newbridge and management except through the designated proxies. This could reduce the proceeds from the sale of the government business assets, which would reduce the contingent value received by the Stanford Telecom stockholders. This also could have a material adverse effect on the business, results of operations and financial condition of the government business, which in turn could have a material adverse effect on the results of operations and financial condition of Newbridge.

The U.S. government might not enter into the required novation agreements in connection with the sale of the government business assets.

The transfer of Stanford Telecom's government contracts to the purchaser of the government business assets cannot become effective without the U.S. government's recognition of the purchaser as successor in interest to the contracts and entry into one or more novation agreements in accordance with the provisions of the Federal Acquisition Regulation. If the U.S. government does not grant this recognition or enter into the requisite novation agreements prior to the completion of the merger, Newbridge will be required to establish a proxy company or similar arrangement, which would give rise to the risks described above. In addition, a delay by the U.S. government or refusal to enter into novation agreements with respect to all or some of Stanford Telecom's government contracts could substantially reduce the proceeds from the sale of the government business assets, which would reduce the contingent value received by the Stanford Telecom stockholders.

Application of the purchase method of accounting to the merger may have an adverse impact on Newbridge's earnings per share.

The merger will be accounted for under the purchase method of accounting. The total purchase price relating to the merger has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on Newbridge's estimates of their respective fair values. To the extent this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Newbridge will allocate the purchase price to intangible assets that include purchased in-process research and development and acquired technology, with the remainder allocated to goodwill. While the amortization of acquired technology and goodwill will have no effect on Newbridge's operating cash flow, amortization may have an adverse effect on Newbridge's reported earnings per share.

The costs of completing the merger are substantial, and may affect the results of Newbridge's operations.

Completion of the merger will result in total pre-tax costs estimated at between $16 and $18 million, primarily relating to costs associated with combining the businesses of the two companies and the fees of financial advisors, attorneys, consultants and accountants.

Although we do not believe that the costs of the merger will exceed our estimate, our estimate may not be correct and unanticipated events could occur that will substantially increase the costs of combining the two companies. In any event, these costs with the merger are likely to negatively affect Newbridge's results of operations in the quarter in which the transaction is completed.

Sale by Stanford Telecom stockholders of large numbers of Newbridge common stock after the merger may adversely affect Newbridge's stock price.

Based on the closing price of the Newbridge common stock on September 29, 1999, and assuming the contingent value is $3.75, Newbridge will issue approximately 18,000,536 shares of Newbridge common stock in the merger. Based on that number, Stanford Telecom stockholders will own approximately 9% of Newbridge's common stock outstanding after the merger. The shares issued to Stanford Telecom stockholders will be freely tradeable following the merger. The sale of these shares may cause substantial fluctuations in the price of Newbridge common stock over short time periods. See "The Merger--Resale Restrictions; Affiliates' Agreements."

                              THE SPECIAL MEETING

   This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of Stanford Telecom to be used at the special meeting of Stanford Telecom stockholders.

Date, Time and Place

   The special meeting of Stanford Telecom stockholders will be held as follows:

                               November 15, 1999
                             10:00 a.m., local time
                                Sunnyvale Hilton
                              1250 Lakeside Drive
                          Sunnyvale, California 94086

Purpose

   The purpose of the special meeting is:

  . to approve and adopt the Agreement and Plan of Merger, dated as of June 22, 1999, as amended, between Stanford Telecom, Newbridge and Saturn Acquisition Corp., which will result in Stanford Telecom becoming a wholly owned subsidiary of Newbridge;

  .  to approve the sale of government business assets; and

  . to transact any other business that is properly brought before the special meeting, or any adjournment or postponement of the special meeting.

Record Date

   The Stanford Telecom board of directors has fixed the close of business on September 30, 1999, as the record date. Only holders of record of shares of Stanford Telecom common stock on the record date are entitled to notice of and to vote at the special meeting and any adjournments thereof. On the record date, there were 13,253,443 shares of Stanford Telecom common stock outstanding, which were held by approximately 1,734 stockholders of record, as shown on the records of BankBoston, N.A., Stanford Telecom's transfer agent for the common stock.

Quorum; Vote Required

   A majority of the outstanding shares of Stanford Telecom common stock entitled to vote on the proposals must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Stanford Telecom's common stock outstanding and entitled to vote on the proposals is required to adopt the merger agreement and to approve the merger and the sale of the government business assets. Each stockholder is entitled to one vote for each share of Stanford Telecom common stock held on the record date on each proposal.

   A proxy marked "ABSTAIN" will not be voted and will be counted only for the purpose of determining whether a quorum is present. If an executed proxy is returned by a broker holding shares in street name and the proxy indicates that the broker does not have discretionary authority to vote on one or more of the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted in favor of adoption of the proposals. As a result, abstentions, failures to vote and broker non-votes will have the same effect as a vote against each of the proposals.

   Six directors and executive officers of Stanford Telecom are parties to voting agreements with Newbridge and have agreed to vote their shares of Stanford Telecom common stock in favor of the adoption of the merger agreement and the related transactions. As of the record date, these directors and officers held approximately

2,585,515 shares of Stanford Telecom common stock which represent approximately 19.5% of the outstanding shares of Stanford Telecom common stock entitled to vote on the proposals. See the discussion under "The Merger Agreement--Voting Agreements" below.

Proxies

   All shares of Stanford Telecom common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed returned proxy, the shares will be voted "FOR" the merger and "FOR" the sale of the government business assets.

   Stanford Telecom does not expect to present any matter not discussed in this proxy statement/prospectus for action at the special meeting. If any other matters, including, consideration of a motion to adjourn or postpone the meeting for the purpose of soliciting additional proxies or votes, are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment, unless authority to do so is specifically withheld in the proxy.

Revocation of Proxies

   You may revoke your proxy at any time before it is voted by:

  . providing written notice to the Secretary of Stanford Telecom at Stanford Telecommunications, Inc., 1221 Crossman Avenue, Sunnyvale, California 94089, Attention: Secretary (a notice of revocation must be signed and may be mailed or hand delivered to this address, or transmitted by facsimile to (408) 745-2410 before the vote is taken at the special meeting);

  .  delivering a subsequently dated and signed proxy; or

  . appearing in person at the special meeting and voting by ballot. Attendance at the special meeting will not constitute revocation of a proxy.

Solicitation of Proxies and Expenses

   Newbridge and Stanford Telecom will share equally the costs of printing and mailing this proxy statement/prospectus and soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Stanford Telecom without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Stanford Telecom will, upon request, reimburse them for their reasonable expenses. Stanford Telecom has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies at a fee of approximately $5,500 plus expenses.

   The matters to be considered at the special meeting are of great importance to the Stanford Telecom stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

   You should not send in any stock certificates with your proxy. A transmittal form with instructions for the surrender of stock certificates for Stanford Telecom common stock will be mailed to you as soon as practicable after completion of the merger.

                           PROPOSAL NO. 1--THE MERGER

Background of the Merger

   Newbridge began the development of wireless broadband products in 1996 in order to address a potentially large opportunity in the telecommunications industry. The components provided by Stanford Telecom have become a strategic part of Newbridge's solution for this market.

   In October 1997, Stanford Telecom and Newbridge began negotiations to enter into agreements pursuant to which Stanford Telecom would perform certain development work for Newbridge and Newbridge would acquire rights to distribute Stanford Telecom wireless broadband products. In May 1998, Stanford Telecom and Newbridge signed a reseller agreement. In June 1998, Stanford Telecom and Newbridge signed a development agreement, which was made effective as of December 23, 1997.

   During the summer of 1998, Mr. Conrad Lewis, Executive Vice President of Newbridge, and Dr. Val Peline, President and CEO of Stanford Telecom, discussed Newbridge's desire to make an equity investment in Stanford Wireless Broadband, Inc., the subsidiary of Stanford Telecom which conducts the wireless broadband business.

   In October 1998, Newbridge proposed terms for an investment in Stanford Wireless Broadband, Inc., which were rejected by the Stanford Telecom board of directors. Dr. Peline and Mr. Lewis thereafter agreed that, if Stanford Telecom considered opportunities for a strategic combination in the future, Dr. Peline would invite Newbridge to enter into discussions with Stanford Telecom.

   In January and February 1999, Mr. Bernard Herscovich, general manager of Newbridge's wireless broadband business contacted Mr. George Hendry, President of Stanford Wireless Broadband, Inc., about the ongoing development work and requested that Newbridge obtain greater control of the development effort and greater engineering attention and support. Mr. Hendry, after discussion with Dr. Peline, informed Mr. Herscovich that this increased involvement would only be available if Newbridge invested in Stanford Wireless Broadband, Inc.

   As a result of the growing acceptance of Newbridge's Microwave Multipoint Distribution System ("MMDS") and Local Multipoint Distribution System ("LMDS") in the marketplace, Newbridge became increasingly interested in acquiring Stanford Telecom's wireless broadband business in order to secure access to this strategic technology. On March 4, 1999, Mr. Lewis called Dr. Peline to indicate a renewed interest in an investment in or acquisition of Stanford Wireless Broadband, Inc.

   Newbridge began an initial due diligence review of the wireless broadband business at Stanford Telecom's facilities in Sunnyvale, California on March 16, 1999.

   At meetings held on March 23, 1999 to March 25, 1999 at the offices of Stanford Telecom in Sunnyvale, California, which were attended by Mr. Lewis and Mr. Herscovich for Newbridge and Dr. Peline and Mr. Gary S. Wolf, Executive Vice President of Stanford Telecom, Mr. Lewis presented various alternatives relative to Newbridge's investment interest, including licensing the wireless broadband technology, acquiring the assets of the wireless broadband business, and acquiring all of Stanford Telecom and selling its government and contract manufacturing businesses. Dr. Peline rejected the licensing alternative and indicated that a sale of the wireless broadband business would create prohibitive tax costs. After lengthy negotiations, Mr. Lewis offered to acquire Stanford Telecom at a price representing a premium to Stanford Telecom stockholders in excess of 100% per share based on the Stanford Telecom stock price at that time, with conditions relating to the amount of proceeds that would need to be realized from the sale of the government and contract manufacturing businesses. The meetings concluded on March 25, 1999 with the signing of a non-binding letter of intent providing for Newbridge to acquire Stanford Telecom. On that date, the closing price of the Standard Telecom common stock was $14.00.

   At a meeting held on March 30, 1999, the Stanford Telecom board of directors reviewed the letter of intent and authorized Stanford Telecom management to negotiate a definitive agreement.

   On April 23, 1999, Dr. Peline and Mr. Lewis held a teleconference to discuss revisions to the terms of the letter of intent proposed by Newbridge.

   On May 3, 1999, Mr. Lewis and Dr. Peline held a teleconference to further discuss the terms of the transaction. It was agreed that Newbridge would proceed with a comprehensive due diligence review of Stanford Telecom.

   On May 10, 1999, Mr. Lewis and Dr. Peline met in Sunnyvale, California to negotiate revisions to the terms of the letter of intent.

   On May 18, 19 and 20, 1999, Dr. Peline, Mr. Wolf, Mr. Peter Nadeau, Vice President and General Counsel of Newbridge, Mr. John Woronczuk, Assistant Vice President, Business Development of Newbridge, and representatives of CIBC World Markets, Inc., financial advisor to Newbridge, Heller Ehrman White & McAuliffe, counsel to Newbridge, and Thelen Reid & Priest LLP, counsel to Stanford Telecom, met to negotiate the terms of the transaction and finalize the new letter of intent.

   On May 20, 1999, representatives of Newbridge and Stanford Telecom and their legal, financial and other advisors met again in Sunnyvale, California to begin the comprehensive due diligence review of Stanford Telecom's business. This due diligence review continued through the execution of the definitive merger agreement.

   On May 24, 1999, the Stanford Telecom board of directors approved the new letter of intent, and it was signed by both parties. On that date, the closing price of the Stanford Telecom common stock was $22.00.

   On June 1, 1999, the Newbridge board of directors discussed the proposal to acquire Stanford Telecom and set up a special committee to review the merits of the proposed transaction.

   On June 4, 1999, Stanford Telecom engaged Ferris, Baker Watts to analyze the consideration offered to the Stanford Telecom stockholders in the proposed transaction and to provide an opinion as to the fairness, from a financial point of view, to the Stanford Telecom stockholders of the consideration to be paid in connection with the proposed transaction.

   From June 7 through June 10, 1999, management of Stanford Telecom and Newbridge, along with their legal and financial advisors, met to negotiate drafts of the merger agreement, the technology license option agreement, the stock option agreement and the voting agreement that had been proposed by counsel to Newbridge.

   On June 16, 1999, the Stanford Telecom board of directors held a meeting to discuss the proposed transaction and the status of negotiations between the parties. Ferris, Baker Watts gave a presentation to the Stanford Telecom board of directors. The board reviewed and discussed the terms of the proposed merger agreement and the financial and other effects of the proposed merger on the Stanford Telecom stockholders. Advisors from Thelen Reid & Priest LLP were also present and participated in the discussions.

   On June 17, 1999, the Newbridge board of directors approved the merger subject to certain conditions. Dr. Peline, Mr. Wolf and Mr. Jay Margulies of Thelen Reid & Priest LLP met with Mr. Terrence Matthews, Chief Executive Officer of Newbridge, Mr. Lewis and Mr. Nadeau in Denver, Colorado on June 18, 1999 to discuss the Newbridge board of directors' conditional approval.

   On June 20, 1999, the Newbridge board of directors removed the conditions to its approval of the proposed transaction and approved the merger without further conditions, except as contained in the merger agreement.

   On June 21 and 22, 1999, management of Stanford Telecom and Newbridge and their legal and financial advisors met to finalize the terms of the definitive merger agreement and ancillary agreements.

   At a meeting held on June 21, 1999, Ferris, Baker Watts delivered its fairness opinion to the Stanford Telecom board of directors. After further review and discussion of the terms of the proposed merger agreement, and the financial and other effects of the proposed merger, the Stanford Telecom board of directors unanimously approved the merger and authorized the officers of Stanford Telecom to finalize and execute the merger agreement and ancillary agreements.

   The definitive merger agreement and ancillary agreements were signed on behalf of Newbridge, Stanford Telecom and Saturn Acquisition Corp. on June 22, 1999. On that date, the closing price of the Stanford Telecom common stock was $26.44.

Stanford Telecom's Reasons for the Merger

   In reaching its determination to recommend approval and adoption of the merger agreement and the merger, the Stanford Telecom board of directors consulted with Stanford Telecom management, Ferris, Baker Watts, and Thelen Reid & Priest LLP regarding the matters discussed above under "--Background of the Merger." Among the factors discussed by the Stanford Telecom board of directors and its advisors as benefits of the proposed merger were:

  . the structure of the merger as a stock-for-stock transaction, which will give Stanford Telecom's stockholders the opportunity to defer taxes and continue to share in the growth of the wireless broadband business through the ownership of Newbridge common stock;

  . the premium included in the purchase price over the then current stock price and over the values determined by the valuation analyses performed by Ferris, Baker Watts;

  . the availability of Newbridge's supply and distribution infrastructure, which would provide Stanford Telecom with direct access to end-users for its wireless broadband products;

  . the terms under which Stanford Telecom can consider alternative acquisition proposals by third parties; and

  . the opinion of Ferris, Baker Watts that the consideration to be paid in the merger is fair, from a financial point of view, to Stanford Telecom's stockholders.

   The Stanford Telecom board of directors and its advisors also considered and reviewed potentially negative factors relating to the merger, including the following:

  . the uncertainty as to the ultimate value the stockholders would receive on the contingent value rights;

  . the significant diversion of management and other resources in order to find buyers for, and to sell, the government and contract manufacturing businesses, in addition to working toward completing the merger with Newbridge;

  . the volatility of the market price of the Newbridge stock over the past two years; and

  . the potential value that alternative actions, such as remaining an independent company and continuing to grow the wireless broadband business internally and subsequently spinning-off Stanford Wireless Broadband, Inc., could provide to Stanford Telecom stockholders.

   In the course of deliberations, the Stanford Telecom board of directors reviewed with Stanford Telecom management and outside advisors a number of additional factors relevant to the merger, including:

  .  the terms of the merger agreement;

  . the status of the sales of the government and contract manufacturing businesses;

  . the status of Stanford Telecom's businesses and the current status of the telecommunications industry and applicable markets;

  . the severance payments to be paid to certain Stanford Telecom employees who could be terminated after the merger; and

  . the indemnification to be provided to present Stanford Telecom directors and officers.

   The foregoing discussion of the information and factors considered by the Stanford Telecom board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the

Stanford Telecom board of directors. In light of the wide variety of information and factors considered in connection with the proposed merger, the Stanford Telecom board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

Recommendation of the Stanford Telecom Board of Directors

   After careful consideration, the Stanford Telecom board of directors unanimously has determined the merger is fair to you and in your best interest, and has declared that the merger is advisable. The Stanford Telecom board of directors has approved the merger agreement and unanimously recommends your adoption of the merger agreement and your approval of the merger.

   In considering the recommendation of the Stanford Telecom board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Stanford Telecom have interests in the merger that are different from, or are in addition to, yours. Please see the discussion under "--Interests of Executive Officers and Directors of Stanford Telecom in the Merger" below.

   The Stanford Telecom board of directors unanimously recommends that the Stanford Telecom stockholders vote "for" approval of the merger agreement.

Opinion of Stanford Telecom's Financial Advisor

   Stanford Telecom retained Ferris, Baker Watts to investigate the proposed consideration offered to Stanford Telecom stockholders and to provide an opinion as to the fairness, from a financial point of view, to the Stanford Telecom stockholders of the consideration to be paid in connection with the merger agreement and the merger. Stanford Telecom requested Ferris, Baker Watts to undertake the assignment because Ferris, Baker Watts is familiar with telecommunications companies such as Stanford Telecom and has experience advising companies with market capitalizations of similar size.

   On June 16, 1999, Ferris, Baker Watts delivered a presentation to the board of directors of Stanford Telecom and subsequently delivered an opinion letter dated June 21, 1999 that, based upon and subject to the considerations set forth therein, as of that date, the consideration to be received by Stanford Telecom stockholders pursuant to the merger agreement and the merger was fair from a financial point of view. The opinion of Ferris, Baker Watts was based upon economic, market and other conditions in effect as of the date of the letter. No limitations were imposed by the board of directors of Stanford Telecom upon Ferris, Baker Watts with respect to its investigation or procedures followed by them in rendering the opinion. The opinion of Ferris, Baker Watts, which sets forth assumptions made, material reviewed, matters considered, and the limits of the review, is attached as Appendix 5 and is incorporated by reference in this proxy statement/prospectus.

   The following is a summary of the opinion of Ferris, Baker Watts. Stanford Telecom stockholders are urged to read the opinion in its entirety. Ferris, Baker Watts has consented to the inclusion of its opinion in this proxy statement/prospectus and has reviewed the following summary of its opinion.

   In connection with its opinion, Ferris, Baker Watts reviewed, among other things:

  .  the proposed merger agreement;

  . Stanford Telecom's annual reports on Form 10-K for the fiscal years ended March 31, 1998, 1997, 1996, and 1995;

  . Stanford Telecom's annual report for the fiscal year ended March 31, 1999;

  . Stanford Telecom's quarterly reports on Form 10-Q for the periods ended December 31, 1998, September 30, 1998, June 30, 1998, December 31, 1997,
     September 30, 1997, June 30, 1997, December 31, 1996, September 30, 1996, and June 30, 1996; and

  . projected financial results for fiscal years 2000 through 2002 provided by Stanford Telecom management.

   Ferris, Baker Watts also held discussions with management of Stanford Telecom regarding its past and current business operations, financial condition and future prospects. Ferris, Baker Watts considered the business relationship Stanford Telecom had established with Newbridge and the fact that other systems integrators had either already pursued mergers with suppliers or had proceeded with internal development of their own technology. Ferris, Baker Watts reviewed the reported price and trading activity of Stanford Telecom stock, compared certain financial and stock market information concerning Stanford Telecom with similar information for other comparable companies, the securities of which are publicly traded, and performed other studies and analyses which Ferris, Baker Watts deemed appropriate.

   Ferris, Baker Watts assumed and relied upon the accuracy and completeness of all financial and other information reviewed for purposes of its opinion, whether publicly available or provided to Ferris, Baker Watts by Stanford Telecom, and did not independently verify the information or make an independent evaluation or appraisal of assets or liabilities of Stanford Telecom.

   The preparation of a fairness opinion involves determinations as appropriate and relevant methods of financial analysis and, therefore, reference should be made to the Ferris, Baker Watts opinion in its entirety and not to a summary description. In performing its analysis, Ferris, Baker Watts made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Stanford Telecom. The analyses performed by Ferris, Baker Watts are not necessarily indicative of future results and do not purport to be appraisals or to reflect prices at which businesses actually may be sold.

   Ferris, Baker Watts considered several methods to evaluate the value of Stanford Telecom, including:

  .  the discounted future free cash flow of Stanford Telecom;

  . the earnings and book value multiple comparisons to publicly traded comparable companies;

  . the merger and acquisition activity of companies engaged in similar businesses;

  . the control premiums paid by acquirors over the market price of target companies prior to the takeover announcement date; and

  .  a breakup analysis.

Ferris, Baker Watts also considered the market value of Stanford Telecom's shares as well as its trading history.

   The discounted future free cash flow analysis ascribes value only to the cash flows that can ultimately be taken out of the business. These free cash flows are then discounted to the present at the firm's weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's growth. It is these series of free cash flows that, when discounted to the present and after subtracting claims by debtholders and others, represents the economic value of a firm to its stockholders. This method of valuation depends upon the accuracy of the financial projections. Ferris, Baker Watts assumed that the projections were reasonably prepared by management of Stanford Telecom on bases reflecting the best currently available estimates and judgments as to the expected future financial performance. The offer value per share represents a 25.3% to 34.7% premium to the intrinsic value of the shares as determined by the discounted cash flow analysis.

   The earnings and book value multiple comparison analysis examines the operating earnings, net income (both historical and projected), revenue and book value multiples. Ferris, Baker Watts analyzed publicly available historical financial information and projected financial results, including multiples of price to expected earnings for the current fiscal year, price to expected earnings for the next fiscal year, price to revenues and price to book ratios. The comparable companies were found to have average multiples of 26.2x price to current fiscal year expected earnings, 17.2x price to next fiscal year expected earnings, 3.7x market value to book value and 2.9x market value to revenue. Applying the multiples to Stanford Telecom's results yielded values ranging from $23.35 to $33.53 per share, resulting in premiums from -6.2% to 44.8%.

   The comparable merger and acquisition transaction analysis examines publicly available records for sale transactions in Stanford Telecom's industry. This method of valuation is often difficult to perform due to the lack of publicly available data on the target companies involved in the transactions. Ferris, Baker Watts examined six transactions which disclosed target financial information. The consideration offered in the merger is at a premium to the value implied from this analysis.

   The control premium analysis examines stock prices of target companies prior to takeover announcements and adjusts for takeover speculation. Market data for the fourth quarter of 1998 indicated mean and median control premiums for electrical components designers and manufacturers of 43.3% and 38.1%, respectively, with a range of 11.1% to 113.1%. The consideration offered in the merger is consistent with the values implied from the application of this methodology.

   None of the companies utilized in the comparable company analysis, comparable merger and acquisition transaction analysis, and the control premium analysis for comparative purposes is, of course, identical to Stanford Telecom. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of the comparable companies as well as Stanford Telecom.

   The breakup analysis ascribes value based upon the value the components of the business would receive in the event of a sale. Stanford Telecom had received indications of interest from several parties interested in the purchase of its government business. Stanford Telecom had also received an indication of interest from a third party for its Telecom Component Products division. The merger value represents a 29% to 38.7% premium to the value derived from this analysis.

   From these analyses, Ferris, Baker Watts determined that the consideration to be received by the Stanford Telecom stockholders was fair from a financial point of view.

   Stanford Telecom is obligated to pay Ferris, Baker Watts a fee of $250,000 and to reimburse Ferris, Baker Watts for its out-of-pocket expenses in connection with its opinion.

   The opinion of Ferris, Baker Watts relates only to whether the consideration to be received by Stanford Telecom stockholders is fair from a financial point of view and does not constitute a recommendation to any Stanford Telecom stockholder as to how a stockholder should vote at the special meeting.

Newbridge's Reasons for the Merger

   The Newbridge board of directors approved of the merger, in part, due to its belief that the acquisition of Stanford Telecom would constitute a significant component of its strategy to penetrate the wireless broadband products market.

   Newbridge estimates that its wireless broadband network business will generate $66 million (Cdn$100 million) in revenue in 1999, $198 million (Cdn$300 million) in 2000 and $396 million (Cdn$600 million) in 2001. To date, Newbridge has agreements with five LMDS licensees in the United States, including Tri Corners Telecommunications, Gateway Telecom, South Central Telecom, Home Telephone Inc. and Central Texas Communications. Newbridge is also supplying LMDS networks to Korean Telecom and Canada's sole nationwide spectrum holder, MaxLink Communications.

   Newbridge began the development of wireless broadband products in 1996 in order to address the large potential market opportunity. Newbridge's products incorporate components developed for Newbridge by Stanford Telecom, including a wireless access system that Newbridge integrates with its Network Management System and Switch. The wireless access system has become a strategic part of the Newbridge solution.

   As a result of the growing acceptance of the Newbridge LMDS/MMDS solution, Newbridge believes that the acquisition of Stanford Telecom is important to securing access to this strategic technology. In addition, because of recent acquisitions of MMDS spectrum holders by other telecommunications companies, Newbridge believes such a time-to-market gain for its MMDS product line is particularly timely.

   Some of the specific benefits to Newbridge of the merger include:

  . a more cost-competitive product line to offer customers by virtue of increased vertical integration and manufacturing cost reductions, which will be achieved by moving the Stanford Telecom designs into Newbridge's much larger scale manufacturing operations;

  . a more feature-rich product line to offer customers by combining two product management and engineering teams into a single team that will have a higher productivity from increased focus, better coordination and common and improved design tools; and

  . an integrated LMDS/MMDS product line that Newbridge expects will be available to market sooner as a result of the incorporation of Stanford Telecom's early work in MMDS into Newbridge's LMDS platform.

Interests of Executive Officers and Directors of Stanford Telecom in the Merger

   In considering the recommendation of the Stanford Telecom board of directors, you should be aware that the Stanford Telecom executive officers and directors have interests in the merger that are different from, or are in addition to, yours. These interests include:

  .  severance payments;

  .  accelerated vesting of stock options;

  .  contributions to the 401(k) plan accounts of the executive officers;

  .  payments under Standford Telecom's management incentive plan;

  .  an employment agreement for one Stanford Telecom executive officer; and

  .  continued indemnification for pre-merger actions.

   Severance Payments. If Newbridge requests the resignation of a Stanford Telecom executive officer as of the effective time of the merger or terminates a Stanford Telecom executive officer within 90 days after the merger, Newbridge will pay the executive officer one year's base salary as a one-time severance payment.

   Accelerated Vesting of Stock Options. Unvested options granted under Stanford Telecom's 1991 Stock Option Plan to employees, including executive officers, who will not be employed by Stanford Telecom, Newbridge or a purchaser of the government or contract manufacturing businesses following the merger or who will be employed by a purchaser of the government or contract manufacturing business assets but whose options will not be assumed (1) will become fully vested and exercisable at the time the merger is completed and (2) will be converted into stock options to purchase shares of Newbridge common stock based on the exchange ratio. See "The Merger Agreement--Treatment of Stock Options" and "The Merger Agreement--Employee Benefits." The following table sets forth information regarding the unvested stock options held by the executive officers as of the record date:

                                                     Number of Unvested Stanford
       Name of Officer                                  Telecom Stock Options
       ---------------                               ---------------------------
       Dr. James J. Spilker, Jr.....................             5,500
       Dr. Val P. Peline............................            25,000
       Gary S. Wolf.................................            50,250
       Jerome F. Klajbor............................            24,625
       Ernest L. Dickens............................            19,500
       Bronic C. Knarr..............................            14,375
       Dr. John Ohlson..............................            11,875
       Leonard Schuchman............................            11,875
                                                               -------
         Total......................................           163,000
                                                               =======

   Contributions to 401(k) Plan Accounts. At the time the merger is completed, Stanford Telecom employees, including executive officers, will receive contributions to their 401(k) plan accounts. The amount of each contribution will be a percentage of the employee's salary consistent with past practice, prorated for the portion of the fiscal year completed as of the time of the merger.

   Management Incentive Plan. At the time the merger is completed, the executive officers will receive prorated payments under Stanford Telecom's Management Incentive Plan if the performance goals of the plan have been met as of the time of the merger.

   Employment Agreement. At effective time of the merger, John Ohlson, currently the Chief Technical Officer of Stanford Telecom, is expected to enter into an employment agreement with Newbridge. Dr. Ohlson is expected to serve as Vice President, Satellite Personal Communications. During the term of the employment agreement, Newbridge will pay Dr. Ohlson a base salary of $205,836.80 per year. Dr. Ohlson will be entitled to participate in certain Newbridge bonus and incentive plans and programs.

   Indemnification. Newbridge has, for a period of six years after the merger, agreed in the merger agreement to:

  . indemnify each present director and officer of Stanford Telecom and its subsidiaries against costs, damages, liabilities or expenses incurred in connection with claims arising out of or pertaining to the transactions contemplated by the merger agreement; and

  . subject to some limitations, maintain directors' and officers' liability insurance for the benefit of Stanford Telecom directors and officers currently covered by Stanford Telecom's directors' and officers' liability insurance on terms comparable to Stanford Telecom's existing coverage.

Material United States Federal Income Tax Consequences

   General. The following discussion summarizes the opinions of Heller Ehrman White & McAuliffe, U.S. tax counsel to Newbridge, and Thelen Reid & Priest LLP, U.S. tax counsel to Stanford Telecom, as to the material federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings presently in effect, all of which are subject to change, possibly retroactively. This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder in light of the stockholder's particular circumstances or to those Stanford Telecom stockholders subject to special rules, such as stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their Stanford Telecom stock pursuant to the exercise of options or as compensation, stockholders who hold their Stanford Telecom stock as part of a straddle or similar transaction, U.S. stockholders of Stanford Telecom who will own 5% or more of Newbridge after the merger, or stockholders who exercise appraisal rights with respect to their Stanford Telecom stock. This discussion assumes that Stanford Telecom stockholders hold their shares of Stanford Telecom stock as capital assets.

   It is a condition of the obligations of Stanford Telecom and Newbridge to complete the merger that each receive a legal opinion from its counsel that the merger constitutes a tax-free reorganization, within the meaning of Section 368 of the Internal Revenue Code, for federal income tax purposes. These legal opinions will assume the absence of certain changes in the existing facts and rely on assumptions and/or representations made by Stanford Telecom and Newbridge, including those contained in certificates of their officers. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinions regarding the tax-free nature of the merger neither bind the IRS nor preclude the IRS from adopting a contrary position. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of the merger.

   Although Stanford Telecom and Newbridge have the right to waive the requirement for tax opinions as of the effective date of the merger, we do not currently intend to do so. In the unlikely event that either company decides to waive the opinions, we would send you additional information describing any changes in the material United States federal income tax consequences and would resolicit your proxy if there were any material adverse changes in the expected consequences.

 Federal Income Tax Consequences to Stanford Telecom Stockholders

  . You will not recognize gain or loss on the exchange of your Stanford Telecom common stock for Newbridge common stock and a CVR in the merger.

  . You will not recognize gain or loss on the receipt of additional shares of Newbridge common stock pursuant to the CVR.

  . If you receive cash in lieu of a fractional share of Newbridge common stock (including under the CVR), you will recognize gain or loss measured by the difference between the amount of cash received and the part of your tax basis in shares of Stanford Telecom stock apportioned to the fractional share of Newbridge common stock to which you would otherwise be entitled. Your gain or loss will be long term capital gain or loss if you have held your Stanford Telecom common stock for more than one year as of the closing date of the merger.

  . You must transfer your tax basis in your Stanford Telecom common stock to the Newbridge common stock (including fractional shares) received in the merger, either at the effective date of the merger or subsequently pursuant to the CVR. If you sell your Newbridge common stock before the CVRs mature, and thus before you know how much Newbridge common stock you will ultimately be entitled to receive, there is no clear rule stating how you would determine the portion of your tax basis in your Stanford Telecom shares to be allocated to the Newbridge common stock sold.

  . Your holding period for Newbridge common stock received in the merger (including stock received pursuant to the CVR) will include your holding period for your Stanford Telecom common stock.

 Federal Income Tax Consequences to Stanford Telecom and Newbridge

   The merger will be tax-free to Stanford Telecom and Newbridge. However, the sales of the government and contract manufacturing businesses will be taxable transactions to Stanford Telecom.

 Foreign Tax Credits for Canadian Tax Withheld

   Newbridge will generally be required to withhold Canadian income tax from any dividends paid to holders who are not resident in Canada. See the discussion under "--Canadian Federal Income Tax Consequences of Holding Newbridge Common Stock" below. If you receive a dividend from Newbridge that is subject to Canadian withholding:

  . You must include the gross amount of the dividend, not reduced by the amount of Canadian tax withheld, in your U.S. taxable income.

  . You may be able to claim the Canadian tax withheld as a foreign tax credit against your U.S. income tax liability.

  . The foreign tax credit is subject to significant limitations. For taxpayers generally, the credit can offset only the part of your U.S. tax attributable to your net foreign source passive income. Additional special rules apply to taxpayers predominantly engaged in the active conduct of a banking, insurance, financing or similar business. Additionally, if Newbridge pays dividends at a time when more than 50% of Newbridge's stock is owned by U.S. persons, you may be required to treat the part of the dividend attributable to U.S. source earnings and profits as U.S. source income, possibly reducing the allowable credit, unless you elect to calculate your foreign tax credit separately with respect to Newbridge dividends.

  . If you do not elect to claim foreign taxes as a credit, you will be entitled to deduct the Canadian income tax withheld from your Newbridge dividends in determining your taxable income.

  . If you are a U.S. corporation holding Newbridge stock, you cannot claim the dividends-received deduction with respect to Newbridge dividends.

   The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that are dependent on your own circumstances. Moreover, the discussion does not address any non-income tax consequences or any state, local or foreign tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to you.

Canadian Federal Income Tax Considerations of Holding Newbridge Common Stock

   The following is a general summary of the principal Canadian federal income tax considerations in respect of the holding or disposition of Newbridge common stock generally applicable to a person (a "U.S. Holder") who acquires Newbridge common stock and a CVR as contemplated by this proxy statement/prospectus, and who at all relevant times is not resident in Canada, deals at arm's length with Newbridge, holds his or her Newbridge common stock and CVR as capital property, does not use or hold his or her Newbridge common stock or CVR as part of a business in Canada, and is a resident of the United States for the purposes of the Canada-United States Income Tax Convention.

   This summary is of a general nature only and is not intended to be legal, business or tax advice to any particular U.S. Holder. This summary does not apply to the holders that are taxed under special provisions of the Income Tax Act (Canada), such as financial institutions or insurers. Accordingly, U.S. Holders should consult their own tax advisors with respect to their particular circumstances.

   All amounts relevant in computing a U.S. Holder's liability under the Income Tax Act (Canada) are to be computed in Canadian dollars.

   Under the Income Tax Act (Canada), if dividends (including stock dividends) are paid or credited, or deemed to be paid or credited, on Newbridge common stock, they will be subject to withholding tax at a rate of 25% of the gross amount of such dividends. Under the Canada-United States Income Tax Convention, the rate of withholding tax applicable to a U.S. Holder who is the beneficial owner of such dividends is reduced to 15% of the gross amount of such dividends, and is reduced to 5% if the U.S. Holder is a company that beneficially owns at least 10% of the voting stock of Newbridge. Moreover, under the Canada-United States Income Tax Convention, dividends paid to certain charitable organizations and pension funds that are resident in, and exempt from tax in, the U.S. may be exempted from Canadian withholding tax. Newbridge would not be required to withhold from dividends paid or credited to the exempt organization if it follows certain Canadian administrative procedures.

   Under the Canada-United States Income Tax Convention, so long as the value of Newbridge is not derived principally from Canadian real property, a U.S. Holder will not be subject to Canadian tax on any capital gain realized on the disposition of Newbridge common stock. In addition, Canadian law presently exempts such sales from Canadian tax so long as Newbridge common stock is listed on a recognized stock exchange (which includes the NYSE and the TSE) provided the U.S. Holder does not use or hold such shares in the course of carrying on a business in Canada, unless at any time during the five-year period that ends at the time of the disposition of the Newbridge common stock, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, or the U.S. Holder together with persons with whom the U.S. Holder did not deal at arm's length, owned 25% or more of the issued shares of any class or series of shares of Newbridge. For this purpose, a person is considered to own any shares of Newbridge in respect of which the person has or had an option or other interest (such as the CVR).

Regulatory Approvals

   Consummation of the merger is conditioned upon the receipt of all governmental authorizations, consents, orders or approvals, the filing of all governmental declarations or filings and the expiration of waiting periods imposed by any government entity, which if not obtained, filed or completed would have a material adverse effect on Newbridge or Stanford Telecom. Although Newbridge and Stanford Telecom have agreed to use all commercially reasonable efforts to secure all the approvals, there can be no assurance regarding the timing of the approvals or that the approvals will, in fact, be obtained. Set forth below is a summary of the regulatory approvals needed in order to complete the merger.

   Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until notifications have been given and information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Newbridge and Stanford Telecom filed notification and report forms relating to the merger under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on August 3, 1999, and the waiting period was terminated on August 16, 1999.

   At any time before or after consummation of the merger, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or business of Newbridge or Stanford Telecom. At any time before or after the consummation of the merger, and despite the termination of the Hart-Scott-Rodino Act waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. That action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets or businesses of Newbridge or Stanford Telecom. Private parties may also seek to take legal action under antitrust laws.

   Based on information available to them, Newbridge and Stanford Telecom believe that the merger can be effected in compliance with federal and state antitrust laws. However, a challenge to the consummation of the merger on antitrust grounds may be made and if a challenge is made, Newbridge and Stanford Telecom may not prevail or may be required to accept conditions, possibly including divestitures, in order to consummate the merger.

   Exon-Florio. The merger agreement provides for the parties to file a voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio Amendment"). The Exon-Florio Amendment provides for national security reviews and investigations by the Committee on Foreign Investment in the United States (CFIUS) when a foreign company acquires control of a U.S. company. CFIUS consists of representatives of various government agencies including the Departments of State, Defense and Justice and is chaired by the Treasury Department. The CFIUS review period is 30 days. If commenced, an investigation must be completed within 45 days. The President then has 15 days to decide whether to block the transaction or to take other action. On October 1, 1999, Newbridge and Stanford Telecom filed a voluntary notice because Newbridge is a Canadian corporation and Stanford Telecom has a substantial number of contracts with the U.S. government, including classified contracts.

   CFIUS considers many factors in determining whether a proposed transaction threatens to impair national security, including domestic production needed for national defense requirements, the capability of domestic industries to meet national defense requirements, and the potential effects on U.S. international technological leadership in areas affecting national security.

   CFIUS reviews also provide an opportunity for U.S. government agencies to ensure compliance with various regulations relating to national security, such as the requirement to obtain export licenses for exports of controlled technical data. The parties are required to submit information about classified and other defense-related contracts of the acquired company. Department of Defense rules prohibit the performance of classified contracts by companies that are subject to foreign ownership, control or influences (FOCI) unless steps are taken to mitigate FOCI by such means as the establishment of a proxy company or voting trust. It is expected that the Department of Defense will carefully examine compliance with these rules as part of the CFIUS review of the transaction.

   We believe that the merger will not give rise to national security issues that would cause the transaction to be blocked under the Exon-Florio Amendment. If the sale of government business assets is completed prior to the effective time of the merger, Newbridge will not acquire ownership, control or influence over Stanford Telecom's classified U.S. government contracts. If the sale has not been completed prior to the effective time of the merger, it will be necessary for Newbridge to transfer ownership of the government business assets to a proxy company or make other arrangements so that Newbridge would not be in a position to exercise FOCI pending the sale of the government business assets to a U.S. company. Any such arrangements will be subject to discussions with the Department of Defense and other CFIUS representatives.

Accounting Treatment

   The merger will be accounted for by Newbridge under the purchase method of accounting in accordance with Canadian and U.S. generally accepted accounting principles. Newbridge expects the merger to reduce its reported earnings for at least 4 years, and perhaps as many as 5 years. The reported results of operations of Newbridge will include the results of Stanford Telecom from and after the closing date of the merger. The assets, including intangible assets, and liabilities of Stanford Telecom will be recorded at their fair values as of the closing date. Any excess of the purchase consideration over the fair values of the assets and liabilities will be recorded as goodwill. At closing, the value of certain acquired intangible assets referred to as in-process research and development will be amortized over their expected useful life in accordance with Canadian GAAP and expensed at the time of the merger in accordance with U.S. GAAP. Other acquired intangible assets including goodwill will be amortized by Newbridge over a period ranging from 3 to 5 years.

Appraisal Rights

   If the sales of the government and contract manufacturing businesses are not completed by the effective time of the merger and the CVRs are issued, you may have the right to seek an appraisal of, and to be paid the "fair value" for, your shares of Stanford Telecom common stock, instead of receiving the Newbridge common stock that you would otherwise be entitled to under the merger agreement. In order to assert these rights you must follow the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware.

These rights are commonly referred to as "appraisal rights" or "dissenters' rights." The following summary of appraisal rights is qualified in its entirety by the text of Section 262 of the Delaware corporations code, which is reproduced in Appendix 6 to this proxy statement/prospectus.

   This summary does not constitute a recommendation that you exercise your appraisal rights, if they become available, or otherwise constitute any legal or other advice. If you wish to exercise your appraisal rights, you are urged to contact your legal counsel or advisors. Failure to follow strictly the procedures set forth in Section 262 will result in a loss of your appraisal rights. If you lose your appraisal rights, you will be entitled to receive Newbridge common stock as determined under the merger agreement.

   Appraisal rights are available only to the record holder of shares. References in Section 262 to "stockholders" are to record holders. References in the summary below to "you" assume that you are a record holder. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

   Section 262 requires Stanford Telecom to notify you, at least 20 days prior to the special meeting, as to the availability of appraisal rights and to provide you with a copy of the text of Section 262. This proxy statement/prospectus, including Appendix 6, serves as the required notice and text.

   To claim your appraisal rights, you must do each of the following:

  . deliver to Stanford Telecom prior to the vote on the merger a written demand for an appraisal of your shares;

  . continuously hold your shares from the date you deliver a written demand for an appraisal through the completion of the merger;

  .  not vote in favor of the merger agreement; and

  . file within 120 days after the effective time of the merger, if Stanford Telecom does not file within that time, a petition in the Delaware Court of Chancery demanding a determination of the fair value of your shares. Stanford Telecom is under no obligation and has no intent to file any petition.

   If you sell or otherwise transfer or dispose of your shares before the merger is completed, you will lose your appraisal rights with respect to those shares. If neither any stockholder who has demanded appraisal rights nor Stanford Telecom has filed a petition in the Delaware Court of Chancery within 120 days after the effective time of the merger, then all stockholders' appraisal rights will be lost.

   Voting against the merger or otherwise failing to vote for the merger will not by itself constitute a demand for an appraisal or sufficient notice of your election to exercise your appraisal rights. Any demand for an appraisal must be in writing, signed and mailed or delivered to:

                       Stanford Telecommunications, Inc.
                              1221 Crossman Avenue
                          Sunnyvale, California 94089
                              Attention: Secretary

   A written demand must reasonably inform Stanford Telecom of the identity of the stockholder and of the stockholder's intent to demand appraisal of his, her or its shares of Stanford Telecom common stock.

   A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

   If appraisal rights are available, Stanford Telecom will send notice of the effective time of the merger to each stockholder who has properly demanded appraisal rights under Section 262 and has not voted in favor of the merger agreement. Stanford Telecom will send this notice within 10 days after the effective time of the merger.

   If appraisal rights are available and if you have complied with the requirements for claiming your appraisal rights, then during the 120 days following the effective time of the merger, you may request from Stanford Telecom a statement as to the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the number of holders of those shares. Upon any request, which must be made in writing, Stanford Telecom will mail a statement of that information to you within 10 days.

   If a petition for an appraisal is filed timely, the Delaware Court of Chancery will hold a hearing on the petition to determine the stockholders entitled to appraisal rights and the "fair value" of their shares. The determination of fair value will not include any element of value arising from the accomplishment or expectation of the merger. The court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the shares. The court may determine that the fair value of the shares is more than, the same as or less than the value of the Newbridge common stock you would have received under the merger agreement. An investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

   The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order that all or a portion of the expenses incurred by any stockholder in an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

   If you have duly demanded an appraisal of your shares, you will not, after the effective time of the merger, be entitled to vote those shares for any purpose, nor will you be entitled to the payment of dividends or other distributions on those shares, except for dividends or other distributions payable to stockholders as of a record date prior to the effective time of the merger.

   You may withdraw your demand for appraisal of your shares within 60 days after the effective time of the merger. Any attempt to withdraw your demand more than 60 days after the effective time of the merger will require the written approval of Stanford Telecom. Once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed without court approval.

   If you properly demand appraisal of your shares, but fail to perfect your appraisal rights, otherwise lose your appraisal rights or effectively withdraw your demand for an appraisal, your shares will be converted into the right to receive Newbridge shares as determined under the merger agreement, without interest.

   Newbridge will not be obligated to close the merger if the aggregate number of shares held by Stanford Telecom stockholders demanding appraisal rights exceeds 10% of the number of shares of Stanford Telecom common stock issued and outstanding immediately prior to the effective time of the merger. The legal opinions as to the tax-free nature of the merger will be based in part on the assumption that this 10% threshold will not be exceeded. See the discussion under "--Material United States Federal Income Tax Consequences" above.

                             THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement and the other agreements entered into in connection with the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement and the other agreements which are attached as Appendices 1 through 4 to this document.

The Merger

   The merger will close no later than the first business day after satisfaction or waiver of the conditions to the merger agreement, or on another date as the parties agree. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time as may be agreed to in writing by Newbridge and Stanford Telecom, as specified in the certificate of merger. The closing date is expected to be on or about November 16, 1999.

   At the effective time:

  .  Saturn Acquisition Corp. will merge with and into Stanford Telecom;

  .  the separate corporate existence of Saturn Acquisition Corp. will cease;
     and

   . Stanford Telecom will be the surviving corporation and a wholly owned subsidiary of Newbridge.

   Any further reference to the surviving corporation in this proxy statement/prospectus refers to Stanford Telecom following the time the merger becomes effective.

Conversion of Shares

   At the effective time, each outstanding share of Stanford Telecom common stock will be automatically converted into the right to receive that number of shares of fully paid and nonassessable Newbridge common stock that equals:

  .  $30 of Newbridge common stock; plus

  . additional Newbridge common stock based on a formula that depends on the proceeds from the sales of the government and contract manufacturing businesses (the "contingent value").

   The exact number of shares of Newbridge common stock each stockholder will be entitled to receive for the $30 will be determined using the "Exchange Ratio." The Exchange Ratio is equal to $30 divided by the average closing price per share of Newbridge common stock as reported on the New York Stock Exchange Composite Tape during the ten-day trading period ending on the fifth trading day immediately preceding the Stanford Telecom special meeting or, if applicable, any postponement or adjournment of the special meeting (the "Newbridge Closing Value"), except that if the Newbridge Closing Value is less than $24, the Exchange Ratio will be 1.25. In that case, Newbridge will have the option (the "Newbridge Adjustment Option") to adjust the Exchange Ratio to an amount that exceeds 1.25. The Newbridge Adjustment Option is exercisable by notice to Stanford Telecom prior to the close of business on the third trading day prior to the Stanford Telecom special meeting. If the Newbridge Closing Value falls below $24 and Newbridge does not adjust the Exchange Ratio or does adjust the Exchange Ratio, but after adjustment the value of Newbridge common stock to be received is less than $30, then Stanford Telecom may terminate the merger agreement. See the discussion under "--Termination of the Merger Agreement" below.

   The exact number of shares of common stock each stockholder will be entitled to receive for the contingent value will be determined using the "Contingent Value Ratio." The Contingent Value Ratio is based on a formula which takes into account the proceeds from the sales of Stanford Telecom's government and contract manufacturing businesses. The Contingent Value Ratio will be equal to:

                                 B + C - D + E
                                 ------------
                                                 /V
                                       SS

   where,

  . B equals the lesser of (a) the pre-tax gross proceeds from the sales of the government and contract manufacturing businesses and (b) $173 million, minus $102 million;

  . C equals 50% of the greater of (a) the pre-tax gross proceeds from the sales of the government and contract manufacturing businesses minus $173 million and (b) 0;

  . D equals 50% of any state and federal income taxes payable on the proceeds from the sales of the government and contract manufacturing businesses, based on the applicable tax rates;

  .  E equals $625,000;

  . SS equals the number of shares of Stanford Telecom common stock and Stanford Telecom stock options issued and outstanding immediately prior to the effective time of the merger; and

  . V equals the greater of (a) the Newbridge Closing Value and (b) $24, unless Newbridge exercises the Newbridge Adjustment Option, in which case V equals $30 divided by the Exchange Ratio.

   In the event that any consideration from the sales of the government and contract manufacturing businesses is not in cash or is affected by a contingency, unless Stanford Telecom and Newbridge have agreed otherwise, the parties will appoint an independent expert in business valuation to calculate the net present value of that consideration, and the amount will be included in the calculation of the proceeds from the sales.

   If the sales of the government and contract manufacturing businesses have not closed prior to the effective time of the merger, the holder of each share of Stanford Telecom common stock will receive one contingent value right (or
CVR) representing the right to receive Newbridge common stock based on the Contingent Value Ratio. The CVRs will have the terms set forth in the CVR Agreement. See the discussion under "--CVR Agreement" below.

   As of the effective time, each share of common stock of Saturn Acquisition Corp. outstanding immediately prior to the effective time will be automatically converted into one share of Stanford Telecom common stock as the surviving corporation.

   The Exchange Ratio and the Contingent Value Ratio will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Newbridge common stock or Stanford Telecom common stock), reorganization, recapitalization or other like change with respect to Newbridge common stock or Stanford Telecom common stock occurring or having a record date or an effective date on or after June 22, 1999 and prior to the effective time of the merger.

   No fractional shares of Newbridge common stock will be issued. Instead, each holder of shares of Stanford Telecom common stock who would otherwise be entitled to a fraction of a share of Newbridge common stock (after aggregating all fractional shares of Newbridge common stock to be received by the holder) will receive from Newbridge an amount of cash (rounded down to the nearest whole cent) equal to the product of (1) the fraction, multiplied by (2) the closing price per share of Newbridge common stock as reported on the New York Stock Exchange Composite Tape on the trading day immediately preceding the effective time of the merger. If CVRs are issued, any fractional shares otherwise issuable in the merger will be held until the maturity of the CVRs. The fractional shares will then be aggregated with any fractional shares issuable with respect to the CVRs in order to issue to the holder the maximum number of whole shares of Newbridge common stock. The holder will then receive cash in lieu of any remaining fractional share as described above. See the discussion under "--CVR Agreement" below.

Treatment of Stock Options

   At the effective time of the merger, Newbridge will, to the fullest extent permitted by applicable law, assume all options to purchase Stanford Telecom common stock then outstanding under Stanford Telecom's 1991 Stock Option Plan. Each Stanford Telecom stock option, whether or not exercisable at the effective time of the merger, to the extent permitted by applicable law, will be assumed by Newbridge in a manner so that it will be exercisable after the effective time of the merger upon substantially the same terms and conditions as under the Stanford Telecom Stock Option Plan and the applicable stock option agreement. See the more detailed discussion under "--Employee Benefits" below.

Stock Ownership Following the Merger

   Based on the closing price of the Newbridge common stock on September 29, 1999, and assuming the contingent value is $3.75, Newbridge will issue an aggregate of approximately 18,000,536 shares of Newbridge common stock to Stanford Telecom stockholders in the merger. Based on the number of shares of Newbridge common stock issued and outstanding, and after giving effect to the issuance of Newbridge common stock in the merger, the former holders of Stanford Telecom common stock would hold, and have voting power with respect to approximately 9% of Newbridge's total issued and outstanding shares immediately after the effective time of the merger. Newbridge will assume Stanford Telecom options outstanding immediately prior to the effective time of the merger. Assuming the Newbridge common stock price and the contingent value are as stated above, Newbridge may issue up to approximately 1,822,195 shares of common stock upon exercise of currently outstanding Stanford Telecom stock options.

Representations and Warranties

   Stanford Telecom, Newbridge and Saturn Acquisition Corp. have made representations in the merger agreement, relating to, among other things:

  . their respective capital structures and organization and similar corporate matters;

  . authorization, execution, delivery and enforceability of the merger agreement and the related agreements;

  .  absence of conflicts under their charters and bylaws;

  .  required consents or approvals;

  .  no violations of any agreements or law;

  .  documents filed with the SEC;

  .  financial statements;

  .  absence of undisclosed liabilities;

  .  absence of material adverse events or changes;

  .  litigation;

  . compliance with laws, including those relating to the export or import of goods or technology; and

  .  information included in the proxy statement/prospectus.

   Stanford Telecom has made additional representations, relating to among other things:

  .  capital stock of subsidiaries;

  .  insurance;

  .  contracts and commitments;

  .  labor matters, including employment and labor contracts;

  .  requirements regarding government contracts;

  .  intellectual property matters;

   .  accounts receivable;

  .  inventories;

   .  order backlog;

   .  product and services warranties;

   .  tax laws and tax returns;

  .  employee benefit plans and compliance with applicable laws;

  .  environmental matters;

  .  finders' or brokers' fees;

  .  title to real and personal property; and

   .  year 2000 compliance.

   None of the representations and warranties of Stanford Telecom, Newbridge or Saturn Acquisition Corp. will survive the effective time of the merger.

Conduct of Stanford Telecom's Business Prior to the Merger

   Until the earlier of the termination of the merger agreement or the effective time of the merger, Stanford Telecom has agreed to:

  . conduct its operations according to its ordinary and usual course of business consistent with past practice;

  .  use all commercially reasonable efforts to:

    -- preserve intact its business organization;

    -- keep available the services of its officers and employees in each business function; and

    -- maintain satisfactory relationships with suppliers, distributors, customers and others with whom it has employment and business relationships; and

  . not take any action which would adversely affect its ability to consummate the merger or the other transactions contemplated by the merger agreement.

   During the period from the date of the merger agreement until the effective time of the merger, Stanford Telecom has also agreed that neither it nor any of its subsidiaries will, without the prior written consent of Newbridge, directly or indirectly, subject to some exceptions, do any of the following:

  .  enter into, violate, amend or waive any of the terms of:

    -- any agreement relating to the joint development or transfer of technology or Stanford Telecom intellectual property rights; or

    -- any other agreements or contracts, except in the ordinary course of business and consistent with past practice;

  . accept any new or incremental work orders from current customers or enter into any new contractual obligations with customers other than Newbridge with respect to Stanford Telecom's wireless broadband and satellite personal communications products;

  . agree to undertake research and development work for any third party with a term extending beyond May 31, 2000 with respect to Stanford Telecom's telecom component products;

  .  authorize, solicit, propose or enter into any agreement with respect to:

    -- any plan of liquidation or dissolution;

    -- any acquisition or disposition of a material amount of assets or securities, any material change in capitalization; or

    -- any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

  . fail to renew, terminate or materially alter any insurance policy naming it as a beneficiary or a loss payee, except in the ordinary course of business and consistent with past practice and following written notice to Newbridge;

  . maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

  . enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

  .  institute any change in its accounting methods;

  . pay any material claims or obligations other than the payment of liabilities in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed other than the collection in the ordinary course of business;

  .  split, combine or reclassify any shares of its capital stock;

  . issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any outstanding securities, except that Stanford Telecom may (1) issue capital stock upon the exercise of options, warrants or rights outstanding as of June 22, 1999, and (2) accelerate the Stanford Telecom options that are not to be assumed or substituted with equivalent options or other economic benefits by Newbridge or by the purchasers of Stanford Telecom's government and contract manufacturing businesses;

  . waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than as specifically provided in the merger agreement;

  .  make any change or material election with respect to taxes; or

  . take or agree to take, any of the specific actions described in the merger agreement, or any action which would make any of its representations or warranties contained in the merger agreement untrue or incorrect or prevent it from performing its covenants under the merger agreement.

Conduct of Business Following the Merger

   Pursuant to the merger, Saturn Acquisition Corp. will merge into Stanford Telecom and Stanford Telecom will be the surviving corporation. All property, rights, privileges, powers and franchises of Stanford Telecom and Saturn Acquisition Corp. will vest in the surviving corporation. All debts, liabilities and duties of Stanford Telecom and Saturn Acquisition Corp. will become the debts, liabilities and duties of the surviving corporation. The surviving corporation will be a wholly owned subsidiary of Newbridge.

   Pursuant to the merger agreement, the certificate of incorporation of Stanford Telecom in effect immediately prior to the effective time of the merger will become the certificate of incorporation of the surviving corporation. The name of the surviving corporation will be "Stanford Telecommunications, Inc." and the bylaws of Saturn Acquisition Corp. will become the bylaws of Stanford Telecommunications, Inc. following the effective time of the merger. The directors of Saturn Acquisition Corp. at the effective time of the merger will become the initial directors of the surviving corporation. The officers of Saturn Acquisition Corp. immediately prior to the effective time of the merger will become the initial officers of the surviving corporation.

No Solicitation; Board Recommendation

   Stanford Telecom has agreed that it will not take specified actions with respect to an "acquisition proposal" or an "acquisition transaction," except for actions that may be taken with respect to a "superior proposal."

   The term acquisition proposal means any bona fide offer or proposal made by a third party relating to an acquisition transaction. An acquisition transaction means any transaction or series of related transactions involving:

  . any purchase or acquisition by any third party or any group of persons who have a total interest of 15% or more of the total outstanding voting securities of Stanford Telecom or any of its subsidiaries, or any tender offer or exchange offer that if completed would result in any third party (or its stockholders) beneficially owning 15% or more of the total outstanding voting securities of Stanford Telecom or any of its subsidiaries;

  . any merger, consolidation, business combination or similar transaction involving Stanford Telecom or any of its subsidiaries;

  . any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of Stanford Telecom (excluding the assets related to Stanford Telecom's government and contract manufacturing businesses);

  .  any liquidation or dissolution of Stanford Telecom; or

  . the acquisition (or potential acquisition) by a third party of control of the Stanford Telecom board of directors or the election or appointment of nominees of a third party (or the ability of a third party to elect or appoint its nominees) to a majority of the seats on the Stanford Telecom board of directors.

   The term superior proposal means any bona fide acquisition proposal made in writing and not initiated, solicited or encouraged in violation of the merger agreement which is:

  . on terms which the Stanford Telecom board of directors determines in good faith to be more favorable to Stanford Telecom and its stockholders or to its stockholders than the merger, after receiving written advice from its financial advisor that the consideration in the proposal is superior to the value of the merger consideration; and

  .  reasonably capable of being financed by the potential acquirer.

   Specifically, Stanford Telecom has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, affiliates, agents, employees, or any investment banker, attorney or other advisor retained by any of them to, directly or indirectly:

  . solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal;

  . participate in any discussions or negotiations, or furnish any non-public information regarding an acquisition proposal, or take any other action to facilitate any inquiry or proposal which is or may reasonably be expected to lead to an acquisition proposal;

  .  engage in discussions regarding an acquisition proposal;

  .  approve, endorse or recommend any acquisition proposal; or

  . enter into any agreement, letter of intent or similar document relating to any acquisition transaction.

   Stanford Telecom and the Stanford Telecom board of directors may:

  . participate in discussions or negotiations with or furnish non-public information to any third party that has made an unsolicited acquisition proposal; and

  . approve or accept an unsolicited acquisition proposal; but only if, in each case, the Stanford Telecom board of directors first:

    -- determines in good faith, after receiving written advice from its financial advisor, that the acquisition proposal is a superior proposal; and

    -- determines in good faith, after consultation with outside legal counsel, that the failure to participate in the discussions or negotiations, or to furnish the information, or approve or accept that acquisition proposal, would violate the Stanford Telecom board of directors' fiduciary duties under applicable law.

   In addition, Stanford Telecom has agreed to, within 24 hours, inform Newbridge orally and in writing if Stanford Telecom receives an acquisition proposal, or is asked to provide non-public information or receives an inquiry which it reasonably believes would lead to an acquisition proposal. In each case, Stanford Telecom has also agreed to furnish to Newbridge the identity of the person making the proposal and/or inquiry and the material terms of the third party's proposal, request or inquiry and to keep Newbridge informed of the status of the proposal, request or inquiry.

   The Stanford Telecom board of directors is required to unanimously recommend the adoption and approval of the merger agreement and approval of the merger to the Stanford Telecom stockholders. Neither the Stanford Telecom board of directors, nor any board committee, may withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the unanimous recommendation of the Stanford Telecom board of directors to the Stanford Telecom stockholders in a manner than is adverse to Newbridge unless:

  .  a superior proposal is made to Stanford Telecom and not withdrawn;

  . Stanford Telecom gives Newbridge written notice of the superior proposal specifying the material terms and conditions of the proposal and identifying the person or entity making the proposal;

  . Newbridge has not, within five business days of its receipt of notice of the superior proposal, made an offer that the Stanford Telecom board of directors, by a majority vote, determines in good faith, on the basis of the written advice of its financial advisor, to be at least as favorable to the Stanford Telecom stockholders as the superior proposal;

  . the Stanford Telecom board of directors, determines in good faith, after consultation with outside counsel, that the recommendation to approve the merger would violate its fiduciary obligations to the Stanford Telecom stockholders under applicable law; and

  . Stanford Telecom has not violated its non-solicitation obligations under the merger agreement.

   For the purposes of the merger agreement, the recommendation of the Stanford Telecom board of directors will be modified in a manner adverse to Newbridge if the recommendation is no longer unanimous. An action by the Stanford Telecom board of directors or any committee is unanimous if each member of the board of directors or committee has approved the action other than (1) any member who has appropriately abstained from voting because of a potential conflict of interest and (2) any member who is unable to vote in connection as a result of death or disability.

Additional Covenants

   In connection with the merger, Stanford Telecom has agreed to:

  . use its best efforts to sell the government and contract manufacturing businesses for minimum after-tax net cash proceeds of not less than $102 million; and

  . use all commercially reasonable efforts to amend any of its existing agreements that would give a third party Stanford Telecom intellectual property rights as a result of the merger.

   In connection with the merger, Stanford Telecom and Newbridge have agreed to use all commercially reasonable efforts to enter into a transitional contract manufacturing agreement with the purchaser of Stanford Telecom's contract manufacturing facility.

   The merger agreement also contains other covenants, including obtaining necessary consents for the merger, cooperation of the parties with respect to any governmental filings or applications, making public announcements and obtaining affiliates' agreements.

Conditions to the Merger

   The respective obligations of Stanford Telecom, Newbridge, and Saturn Acquisition Corp. to complete the merger are subject to the fulfillment or waiver of the following conditions on or before the effective time of the merger:

  . the registration statement covering the Newbridge stock is effective and not subject to any stop order or proceedings seeking a stop order;

  . Stanford Telecom stockholders approve and adopt the merger agreement and the merger;

  . the Newbridge common stock issuable in connection with the merger is approved for listing subject to official notice of issuance on the New York Stock Exchange and approved for listing subject to the satisfaction of customary conditions on the Toronto Stock Exchange;

  . the waiting periods applicable to consummation of the merger under the Hart-Scott-Rodino Act and Exon-Florio Amendment have expired or been terminated, and all similar governmental requirements, authorizations, consents, filings or expiration of waiting periods have been obtained or complied with other than those which would not be reasonably likely to have a material adverse effect on Stanford Telecom or Newbridge; and

  . no writ, order, temporary restraining order, preliminary injunction or injunction has been enacted, entered into, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the merger or otherwise makes it illegal, nor will any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the merger in accordance with the terms of the merger agreement.

   In addition, the obligations of Stanford Telecom to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by Stanford
Telecom:

  . the representations and warranties of Newbridge and Saturn Acquisition Corp. in the merger agreement are true and correct in all material respects, at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

    --for changes specifically permitted by the merger agreement;

    -- that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date; and

    -- for those inaccuracies as, in the aggregate, would not reasonably be expected to have a material adverse effect on Newbridge;

  . Newbridge and Saturn Acquisition Corp. have performed and complied in all material respects with all agreements, obligations and conditions required to be performed or complied with by them on or prior to the closing date of the merger;

  . Newbridge and Saturn Acquisition Corp. have furnished certificates of their respective officers to evidence compliance with the conditions set forth in the merger agreement;

  . Stanford Telecom has received an opinion of Thelen Reid & Priest LLP substantially to the effect that:

    -- the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

    -- each of Newbridge, Saturn Acquisition Corp. and Stanford Telecom will be a party to the reorganization under Section 368(b) of the Internal Revenue Code;

    -- except with respect to cash received in lieu of fractional share interests in Newbridge common stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of Stanford Telecom as a result of the merger with respect to the shares of Stanford Telecom common stock converted into Newbridge common stock; and

  . if the sales of the government and contract manufacturing businesses have not closed on or prior to the effective time of the merger, Newbridge and a rights agent have executed the CVR Agreement.

   In addition, the obligations of Newbridge and Saturn Acquisition Corp. to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by
Newbridge:

  . the representations and warranties of Stanford Telecom contained in the merger agreement are true and correct in all material respects at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

    -- for changes related to the balance sheets or assets of the government and contract manufacturing businesses;

    -- for changes in the prospects of a personal satellite communication system being developed by a third party;

    -- for other changes specifically permitted by the merger agreement;

    -- that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date; and

    -- for those inaccuracies as, in the aggregate, would not reasonably be expected to have a material adverse effect on Stanford Telecom;

  . Stanford Telecom has performed and complied in all material respects with all agreements, obligations and conditions required by the merger agreement to be performed or complied with by it on or prior to the date of the closing of the merger;

  . Stanford Telecom has furnished officers' certificates that evidence the accuracy of all representations and warranties made by Stanford Telecom and that evidence performance and compliance with Stanford Telecom's obligations and conditions in the merger agreement;

  . Newbridge and Saturn Acquisition Corp. will have received an opinion of Heller Ehrman White & McAuliffe substantially to the effect that:

    -- the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

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

    -- each of Newbridge, Saturn Acquisition Corp. and Stanford Telecom will be a party to the reorganization under Section 368(b) of the Internal Revenue Code; and

    -- except with respect to cash received in lieu of fractional share interests in Newbridge common stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of Stanford Telecom as a result of the merger with respect to the shares of Stanford Telecom common stock converted into Newbridge common stock;

  . any consents, approvals, notifications, disclosures, filings and registrations listed in the Stanford Telecom disclosure statement have been obtained or made;

  . Stanford Telecom has entered into binding agreements reasonably acceptable to Newbridge with respect to the sales of the government and contract manufacturing businesses for an aggregate purchase price resulting in the after-tax net cash proceeds to Stanford Telecom of not less than $102 million;

  . Stanford Telecom has delivered to Newbridge a statement that the interest in Stanford Telecom is not a United States real property interest as contemplated by Section 1.1445-2(c)(3) of the regulations promulgated under the Internal Revenue Code;

  . Stanford Telecom has entered into employment agreements or arrangements satisfactory to Newbridge with certain Stanford Telecom employees;

  . Stanford Telecom has delivered to Newbridge the resignations of directors and officers of Stanford Telecom and its subsidiaries specified by Newbridge;

  . the aggregate number of shares of Stanford Telecom common stock demanding appraisal rights under Section 262 of the Delaware Law does not exceed 10% of the outstanding Stanford Telecom common stock immediately prior to the effective time of the merger; and

  . no material adverse change, event or effect with respect to Stanford Telecom or its subsidiaries will have occurred, except for changes specifically permitted by the merger agreement.

   If the sale of the government business assets is not approved by the Stanford Telecom stockholders or if the sale of the government business assets has not closed prior to the merger, the merger will be completed and Newbridge will effect the sale of the government business assets after the merger.

Termination of the Merger Agreement

   The merger agreement provides that it may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of Stanford Telecom:

  . by mutual written consent of the board of directors of each of Newbridge, Saturn Acquisition Corp. and Stanford Telecom;

  . by either Newbridge or Stanford Telecom if the merger has not closed by January 31, 2000 (provided that the right to terminate will not be available to any party whose action or failure to act has proximately contributed to the failure to close the merger by January 31, 2000 and the action or failure to act constitutes a material breach of the merger agreement);

  .  by either Newbridge or Stanford Telecom if:

    -- a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the merger substantially on the terms contemplated by the merger agreement; or

    -- a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order, decree, ruling or injunction, or taken any other final and non-appealable action, that permanently restrains, enjoins or otherwise prohibits the merger (provided that the party exercising the right to terminate has used its reasonable best efforts to remove that order, decree, ruling or injunction);

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

  . by either Stanford Telecom or Newbridge if the required approval of the merger by the Stanford Telecom stockholders has not been obtained at the Stanford Telecom special meeting; provided, however, that the right to terminate will not be available to Stanford Telecom where:

    -- Stanford Telecom has breached in any material respect its obligations under the merger agreement in any manner that will have proximately contributed to the failure to obtain stockholder approval; or

    -- the failure was caused by a breach of any voting agreement by a party other than Newbridge;

  .by Newbridge if any of the following Stanford Telecom "triggering events" occur:

    -- the Stanford Telecom board of directors or any board committee withdraws or modifies in a manner adverse to Newbridge its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger;

    -- Stanford Telecom has not included or maintained in the proxy statement/prospectus the unanimous recommendation of the Stanford Telecom board of directors in favor of the adoption and approval of the merger agreement and the merger;

    -- the Stanford Telecom board of directors has not reaffirmed its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger within five days after Newbridge requests in writing that the recommendation be reaffirmed;

    -- the Stanford Telecom board of directors or any committee has failed to reject any acquisition proposal;

    -- Stanford Telecom has entered into any letter of intent or agreement contemplating or relating to an acquisition proposal;

    -- subject to Stanford Telecom's ability under the merger agreement to adjourn or postpone the Stanford Telecom special meeting, Stanford Telecom has failed to hold the special meeting within 45 days of the effectiveness of the registration statement;

    -- a tender or exchange offer relating to Stanford Telecom securities is commenced by a third party and Stanford Telecom has not sent or given to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten business days after the publication of the offer, a statement disclosing that the Stanford Telecom board of directors recommends rejection of the tender or exchange offer; or

    -- Stanford Telecom has breached its non-solicitation obligations under the merger agreement;

  .  by Stanford Telecom if:

    -- the Newbridge Closing Value is less than $24 per share;

    -- Newbridge does not exercise the Newbridge Adjustment Option, or if after Newbridge exercises that option, the Exchange Ratio is still less than $30 divided by the Newbridge Closing Value; and

    -- Stanford Telecom delivers a written termination notice prior to the close of business on the day immediately preceding the Stanford Telecom special meeting;

  . by Newbridge or Stanford Telecom upon breach by the other party of its representations or warranties in a manner that the closing conditions have not been met, if that breach has not been cured within 30 days after notice of the breach has been received by the party allegedly in breach; provided that neither party may terminate the agreement if it has breached in any material respect its obligations under the merger agreement in any manner that proximately caused the breach by the other party.

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

Fees, Expenses and Termination Fees

   Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party that incurs them. Newbridge and Stanford Telecom will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing fees paid in connection with the filing of this proxy statement/prospectus and the registration statement and the costs of printing and mailing this proxy statement/prospectus.

   Stanford Telecom has agreed to pay Newbridge a nonrefundable termination fee of $25 million if:

  . Newbridge terminates the merger agreement because a Stanford Telecom triggering event has occurred; or

  . Newbridge or Stanford Telecom terminates the merger agreement because either the merger has not been completed by January 31, 2000 or the Stanford Telecom stockholders have not approved the merger agreement and the merger at the Stanford Telecom special meeting; and

    -- prior to the termination, a third party has publicly announced an acquisition proposal; and

    -- within 12 months following the termination, Stanford Telecom executes an agreement providing for an acquisition transaction or an acquisition transaction has been completed.

   If the termination fee is payable because of a triggering event, Stanford Telecom will pay the fee within 10 business days of termination of the merger agreement. If the termination fee is payable because the merger has not been completed by January 31, 2000 or the Stanford Telecom stockholders do not approve the merger agreement, Stanford Telecom will pay the fee within 10 business days of the execution of an agreement providing for, or consummation of, the acquisition transaction.

   If Newbridge terminates the merger agreement because the Stanford Telecom stockholders do not approve the merger agreement and the merger and Stanford Telecom is not obligated to pay Newbridge the $25 million termination fee, Stanford Telecom will reimburse Newbridge for all documented expenses incurred by Newbridge in connection with the merger no later than July 7, 2000.

   If Newbridge terminates the merger agreement because Stanford Telecom breaches any of its representations, warranties in a manner that the closing conditions have not been met and Stanford Telecom is not obligated to pay Newbridge the $25 million termination fee, Stanford Telecom will reimburse Newbridge for all documented expenses incurred by Newbridge in connection with the merger agreement no later than 10 business days after the date of termination.

Employee Benefits

   Stock Options. At the effective time of the merger, to the full extent permitted by applicable law, Newbridge will assume all of the outstanding Stanford Telecom stock options whether or not the options are exercisable. Each stock option assumed will continue to have and be subject to substantially the same terms and conditions as under the Stanford Telecom stock plan under which the stock option was granted except that:

  . if the sales of the government and contract manufacturing businesses have closed on or prior to the effective time of the merger:

    -- each Stanford Telecom option will be exercisable for the number of whole shares of Newbridge common stock equal to the product obtained from multiplying the number of shares of Stanford Telecom common stock covered by the option immediately prior to the effective time by the sum of the Exchange Ratio and the Contingent Value Ratio, rounded down to the nearest whole share; and

    -- the option price per share of Newbridge common stock will be equal to the quotient obtained from dividing the option price per share of Stanford Telecom common stock subject to the option in effect immediately prior to the effective time by the sum of the Exchange Ratio and the Contingent Value Ratio, rounded up to the nearest whole cent; and

  . if the sales of the government and contract manufacturing businesses have not closed on or prior to the effective time of the merger, CVRs are issued and a Stanford Telecom option is exercised on or prior to the maturity date of the CVRs:

    -- each Stanford Telecom option will be exercisable for the number of shares of Newbridge common stock equal to the product obtained from multiplying the number of shares of Stanford Telecom common stock covered by the option immediately prior to the effective time by the Exchange Ratio, rounded down to the nearest whole share, plus the number of CVRs equal to the number of shares of Stanford Telecom common stock covered by the option immediately prior to the effective time; and

    -- the option price will be equal to the quotient obtained from dividing the option price per share of Stanford Telecom common stock subject to the option immediately prior to the effective time by the Exchange Ratio, rounded up to the nearest whole cent;

  . if the sales of the government and contract manufacturing businesses have not closed on or prior to the effective time of the merger, CVRs are issued and a Stanford Telecom option is exercised after the maturity date of the CVRs:

    -- each Stanford Telecom option will be exercisable for the number of whole shares of Newbridge common stock equal to the product obtained from multiplying the number of shares of Stanford Telecom common stock covered by the option immediately prior to the effective time by the sum of the Exchange Ratio and the Contingent Value Ratio, rounded down to the nearest whole share; and

    -- the option price per share of Newbridge common stock will be equal to the quotient obtained from dividing the option price per share of Stanford Telecom common stock subject to the option in effect immediately prior to the effective time by the sum of the Exchange Ratio and the Contingent Value Ratio, rounded up to the nearest whole cent.

   Newbridge will file a registration statement on Form S-8 or other appropriate form under the Securities Act covering the shares of Newbridge common stock issuable upon exercise of the options assumed in the merger not later than ten business days after the effective time of the merger.

   In addition, Newbridge and Stanford Telecom have agreed to use all commercially reasonable efforts to have the purchasers of the government and contract manufacturing businesses assume or substitute equivalent options (or equivalent economic benefits) for stock options which will not qualify for accelerated vesting under Stanford Telecom's 1991 Stock Option Plan. If these options are not assumed or substituted by the purchasers, Stanford Telecom may accelerate the vesting of these options.

   Employee Stock Purchase Plan. Stanford Telecom's 1992 Employee Stock Purchase Plan will terminate following the purchase of shares on September 30, 1999 for the participation period that began on July 2, 1999. All funds contributed to the 1992 Stock Purchase Plan that are not used to purchase shares of Stanford Telecom common stock on the termination date of the 1992 Stock Purchase Plan will be returned to the Stanford Telecom employees after the termination date in accordance with the 1992 Stock Purchase Plan.

   Other Benefit Plans. Contributions under Stanford Telecom's 401(k) plan will continue in accordance with past practice up to and including the closing date of the merger. Payments to employees under Stanford Telecoms profit sharing program and Stanford Telecom's management incentive plan will continue up to and including the closing date of the merger in accordance with practice.

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

   Severance. Executive officers of Stanford Telecom who resign at Newbridge's request or are terminated on or within 90 days of the effective time of the merger will be paid severance equal to one year's base salary. Other Stanford Telecom employees who are terminated on or within 90 days of the effective time of the merger will be paid severance equal to the greater of one month's salary or one month's salary for every two years of employment, prorated for partial years.

CVR Agreement

   If the sales of the government and contract manufacturing businesses do not close on or before the effective time of the merger, Newbridge and a rights agent will enter into a contingent value rights agreement (the "CVR Agreement"). The following is a brief summary of the material terms of the CVR Agreement, a form of which is attached as Appendix 2 to this proxy statement/prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the CVR Agreement. Stanford Telecom stockholders are urged to read the CVR Agreement in its entirety for a more complete description of the rights and obligations of the parties under the CVR Agreement.

   The CVRs will mature at the close of business on the earlier to occur of:

  . the date on which Stanford Telecom completes the sales of the government and contract manufacturing businesses; and

  .  May 31, 2000.

   The number of shares of Newbridge common stock issuable per CVR upon the maturity date will be a fraction of a share of Newbridge common stock as is determined by using a formula based on the proceeds of the sales of the government and contract manufacturing businesses that is substantially the same as the formula used to determine the Contingent Value Ratio.

   If the maturity date is May 31, 2000, Newbridge will be required to include in the calculation of the proceeds from the sales of the government and contract manufacturing businesses an amount equal to: (1) the sales price for any of these assets specified in a binding contract in effect on the maturity date or (2) the fair cash value of the most recent bona fide offer to purchase any of these assets as determined by an independent expert in business valuation familiar with Stanford Telecom's government and contract manufacturing businesses. If clauses (1) or (2) do not apply, then the proceeds from the sales of the government and contract manufacturing businesses will be equal to the amounts received from any sales which are completed on or prior to the maturity date.

   On the maturity date, or as soon as practicable after that date, but in no event later than (1) ten business days after the maturity date or (2) if an independent expert in business valuation is appointed to give an appraisal as described above, ten business days after receipt of the appraisal, Newbridge will deliver a notice to the rights agent setting forth the number of shares of common stock, if any, issuable per CVR. The rights agent will then deliver, to each record holder of CVRs, stock certificates representing that number of shares due to each holder and cash in lieu of fractional shares as the holder may be entitled. Any Newbridge shares issued upon payment in respect of CVRs will be deemed to have been issued as of the close of business on the maturity date, and the CVRs will be deemed to have been canceled at that time; except if the maturity date is a date on which the stock transfer books of Newbridge are closed, the shares will be deemed to have been issued on the next business day on which the stock transfer books of Newbridge are open.

   Any fractional share of common stock issuable to a CVR holder will be aggregated with any fractional share issuable to the holder at the effective time of the merger in order to issue to the holder the maximum number of whole shares of Newbridge common stock. The holder will receive cash in lieu of any remaining fractional share as described in the merger agreement. The number of shares of Newbridge common stock issuable per CVR is subject to adjustment for stock dividends, stock splits, and combinations. In addition, in the event of a reorganization, reclassification of Newbridge common stock, any consolidation or merger of Newbridge with another person, or any sale, lease or transfer of all or substantially all of the assets of Newbridge prior to the maturity date, if the transaction is effected so that Newbridge common stockholders receive solely voting stock of Newbridge, then the holder of each CVR will be entitled to receive the number of shares of Newbridge voting stock that would have been payable with respect to the stock represented by each CVR if the transaction had not occurred, calculated by equating the fair market value of the stock represented by the CVR with the fair market value of the consideration paid in the transaction. If the consideration received in any transaction is not solely voting stock of Newbridge, then prior to the transaction, Newbridge will appoint an independent expert in valuation, and each CVR holder will receive that number of shares represented by that holder's CVRs as determined by the expert.

   The CVRs, and any interest in the CVRs, cannot be sold, transferred or assigned other than by will or pursuant to the laws of descent and distribution. The CVRs and Newbridge common stock issuable in payment of the CVRs have been registered under the Securities Act. The holder of any CVR will not, by virtue thereof, be entitled to any rights of a stockholder of Newbridge, either at law or in equity, and the rights of the holder are limited to those expressed in the CVR Agreement.

Technology License Option Agreement

   Stanford Telecom has granted Newbridge an option to acquire a license to its intellectual property to make and distribute wireless broadband products upon the terms and subject to the conditions set forth in the Technology License Option Agreement. The following is a brief summary of the material terms of the Technology License Option Agreement, which is attached as Appendix 3 to this proxy statement/prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the Technology License Option Agreement.

   The option is exercisable by Newbridge at an exercise price of $69 million at any time after a change in control of Stanford Telecom. A change in control means the occurrence of an acquisition transaction, except that a spin-off of Stanford Telecoms wireless broadband products business through a distribution to Stanford Telecom stockholders will not constitute an acquisition transaction, unless subsequent to the spin-off and during the period the option is still exercisable, an acquisition transaction occurs involving the new company conducting the wireless broadband products business.

   The option will continue to be exercisable until the earliest of:

  .  May 24, 2001;

  . nine months after the termination of the merger agreement by Newbridge if the agreement has been terminated because Stanford Telecom has breached any of its representations or warranties;

  . twelve months after the termination of the merger agreement by either Newbridge or Stanford Telecom if the merger has:

    -- not been completed by January 31, 2000;

    -- been prohibited by statute, regulation or executive order; or

    -- been permanently prohibited by an order of a government entity or court; and

  . the date of termination of the merger agreement by Stanford Telecom if the agreement is terminated because:

    -- the Newbridge Closing Value is less than $24 per share and Newbridge has not exercised the Newbridge Adjustment Option or the Exchange Ratio is still less than $30 divided by the Newbridge Closing Value; or

    -- because Newbridge or Saturn Acquisition Corp. has breached any of its representations or warranties.

   Upon Newbridge's exercise of the option, Stanford Telecom will grant to Newbridge an irrevocable, perpetual, nonexclusive, nontransferable and royalty-free license to its intellectual property necessary to make, have made, import, use, sell and have sold wireless broadband products. Newbridge may sublicense its rights to its affiliates, third party OEMs and end users of the products.

Stock Option Agreement

   In connection with the merger, Stanford Telecom has granted to Newbridge an irrevocable option to acquire a number of shares of Stanford Telecom common stock equal to 19.9% of the issued and outstanding Stanford Telecom shares as of the first date the option becomes exercisable. The following is a brief summary of the material terms of the stock option agreement, which is attached as Appendix 4 to this proxy statement/prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the stock option agreement.

   Newbridge may exercise the option at any time after the occurrence of one of the following exercise events:

  .  triggering event; or

  .  the public announcement of an acquisition proposal.

   The option is exercisable at a purchase price of $35 per share and will expire upon the earliest of:

  .  the effective time of the merger;

  . the termination of the merger agreement if no exercise event has occurred and the merger agreement is terminated:

    -- by the mutual consent of Newbridge, Saturn Acquisition Corp. and Stanford Telecom;

    -- as a result of a governmental order or decree;

    -- because the Newbridge Closing Value is less than $24 per share and Newbridge has not exercised the Newbridge Adjustment Option or the Exchange Ratio is still less than $30 divided by the Newbridge Closing Value; or

    -- due to the breach of representations or warranties by either party;
       or

  . 18 months following termination of the merger agreement for any other reason.

   If Newbridge acquires the option shares and the proceeds from any sale of, or dividend on, the option shares, plus any termination fee received by Newbridge under the merger agreement exceeds the sum of (1) $25 million plus
(2) the exercise price of the option shares purchased by Newbridge, then all proceeds in excess of that aggregate amount will be repaid by Newbridge to Stanford Telecom.

   Upon notice (the "Put Notice") by Newbridge during the period in which the option is exercisable, if Stanford Telecom consummates an acquisition transaction or enters into an agreement providing for an acquisition transaction, Stanford Telecom, or any successor entity, will purchase:

  . the options not exercised by Newbridge at a per share price equal to the difference between the Market/Tender Offer Price (as defined in the stock option agreement) and $35 as of the date of the Put Notice; and

  .  any option shares acquired by Newbridge at a per share price equal to
     (1) the exercise price paid by Newbridge for the option shares plus (2) the difference between the Market/Tender Offer Price and $35.

   If Newbridge acquires option shares and neither (1) an acquisition transaction has been completed within 18 months after the termination of the merger agreement nor (2) has Stanford Telecom entered into an agreement which remains in effect at the end of the 18-month period, then Stanford Telecom may repurchase any option shares held by Newbridge at $35 per share.

   Following the termination of the merger agreement, Newbridge may require Stanford Telecom to register under the Securities Act all or any part of the option shares acquired by Newbridge under the stock option agreement.

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

Resale Restrictions; Affiliates' Agreements

   United States. All shares of Newbridge common stock received by Stanford Telecom stockholders in the merger have been registered under the Securities Act of 1933 and will be freely transferable in the United States, except that shares of Newbridge common stock received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act) of Stanford Telecom at the time of the special meeting, or affiliates of Newbridge after the merger, may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Stanford Telecom or Newbridge generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include certain officers and directors of that party as well as principal stockholders of that party.

   The merger agreement requires Stanford Telecom to use commercially reasonable efforts to cause each of its affiliates to execute a written affiliates' agreement to the effect that person will not sell, transfer, or otherwise dispose of any of the shares of Newbridge common stock issued to that person in or pursuant to the merger unless:

  . the sale, transfer or other disposition has been registered under the Securities Act;

  . the sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act;

  .  the limitations imposed by Rule 145 no longer apply; or

  . in the opinion of counsel the sale, transfer or other disposition is exempt from registration under the Securities Act.

   Canada. If Stanford Telecom's share register lists a significant number of Stanford Telecom stockholders with addresses in Canada, Newbridge will apply for orders and rulings from the various securities commissions and regulatory authorities in the provinces of Canada, if and where required, to the effect that the Newbridge common stock issued to Stanford Telecom stockholders in Canada in connection with the merger will be exempt from the registration and prospectus requirements of applicable Canadian securities laws.

   The shares of Newbridge common stock issuable to Stanford Telecom stockholders in the merger may be resold without restriction in Ontario through the Toronto Stock Exchange or otherwise by the holders provided the following conditions (among others) are met at the time of the transaction:

  . the selling stockholder does not hold (alone or in combination with others) more than 20% of the outstanding voting securities of Newbridge and does not otherwise hold a sufficient number of any securities of Newbridge to affect materially the control of Newbridge;

  . if the selling stockholder is in a "special relationship" (as defined below) with Newbridge, the selling stockholder has reasonable grounds to believe that Newbridge is not in default of any requirement under applicable Canadian securities laws;

  . certain disclosures are made to the applicable Canadian securities regulatory authorities (which Newbridge intends to make);

  . no unusual effort is made to prepare the market or to create a demand for the stock; and

  . no extraordinary commission or consideration is paid in respect of the resale.

   A selling stockholder is in a special relationship with Newbridge if, among other things, the selling stockholder is:

  .  a director, officer or employee of Newbridge;

  . a director or senior officer of a subsidiary of Newbridge, including the surviving corporation; or

  . a person or corporation who beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than 10% of the voting rights attached to all voting securities of Newbridge, or a director or senior officer of such corporation.

The Voting Agreements

   Each of Michael Berberian, Leonard Schuchman, Dr. James J. Spilker, Jr. and Dr. Val P. Peline, directors of Stanford Telecom, and Gary S. Wolf and Dr. John
E. Ohlson, officers of Stanford Telecom, has entered into a voting agreement with Newbridge. As of the record date, these individuals own an aggregate of 2,585,515 shares of Stanford Telecom common stock, representing approximately 19.5% of the votes entitled to be cast by the holders of Stanford Telecom common stock issued and outstanding as of the record date.

   Pursuant to the voting agreements, each of the Stanford Telecom directors and/or officers, in his capacity as a stockholder, has agreed to vote his shares of Stanford Telecom common stock in favor of adoption of the merger agreement and approval of the other actions contemplated by the merger agreement. Each of the directors and/or officers has further agreed not to take any action which would cause Stanford Telecom to directly or indirectly violate its non-solicitation obligations under the merger agreement. Each of the directors and/or officers has also agreed not to directly or indirectly take any other action that would make any of his representations or warranties contained in the voting agreement untrue or incorrect.

             PROPOSAL NO. 2--SALE OF THE GOVERNMENT BUSINESS ASSETS

   You are being asked to approve the sale of Stanford Telecom's government business assets to a third party. The government business accounted for 71.3% of Stanford Telecom's revenues in fiscal 1998 and 74.6% in fiscal 1999. The contingent value you will receive in connection with the merger will vary depending on the proceeds of the sales of the government and contract manufacturing businesses, the taxes to be paid on the proceeds and the number of Stanford Telecom options that Newbridge assumes.

   Stanford Telecom has entered into an agreement with ITT Industries, Inc. to sell to ITT Industries the government business assets for approximately $191 million. This agreement is subject to a number of conditions. As a result, we cannot assure you that the sale to ITT Industries will be completed or that it will be completed at this price. If we do not sell the government business assets to ITT Industries, we will seek to sell the government business assets to another party. Approval of the proposal for the sale of the government business assets to a third party will also constitute approval of the sale to ITT Industries.

   If the Stanford Telecom stockholders do not approve the sale of the government business assets or if the sale of the government business assets has not been completed prior to the merger, the merger will be completed and Newbridge will effect the sale of the government business assets after the merger. Stanford Telecom does not intend to sell the government business assets if the merger with Newbridge is not approved by its stockholders and completed under the terms of the merger agreement.

Background of the Sale of the Government Business Assets

   In May 1999, CIBC World Markets Corp., on behalf of Newbridge, began working with Stanford Telecom to provide assistance in identifying purchasers and facilitating the sales of Stanford Telecom's government and contract manufacturing businesses. A confidential offering memorandum describing the government business was prepared for distribution to potential purchasers.

   In May 1999, more than 40 potential purchasers were contacted in connection with the sale of the government business assets. Thirty-six of those contacted signed confidentiality agreements with Stanford Telecom and were provided with copies of the offering memorandum.

   Potential purchasers were asked to submit non-binding indications of interest. Stanford Telecom received indications of interest from 11 potential purchasers for the government business assets by July 12, 1999. Of the interested parties, a limited number of parties were invited to continue in the sale process and begin due diligence review of the government business assets.

   On July 23, 1999, Stanford Telecom provided each potential purchaser of the government business assets with a draft agreement and bidding procedures for the transaction.

   Stanford Telecom received three final bids from potential purchasers on August 6, 1999. From August 9 to August 18, 1999, CIBC World Markets Corp. discussed with each of the bidders the terms and conditions of their respective bids.

   On August 20, 1999, representatives of CIBC World Markets Corp. called representatives of ITT Industries to inform the representatives of ITT Industries that Stanford Telecom desired to continue discussions relating to the negotiation of a definitive agreement for the sale of the government business assets.

   On August 25, 1999, Mr. Gary S. Wolf, Executive Vice President of Stanford Telecom, Mr. Ralph Meoni, Vice President and Director of Corporate Development and Operations Support of ITT Defense (a division of ITT Industries), Mr. Lawrence Swire, Vice President and Associate General Counsel of ITT Industries, Mr. Peter Nadeau, Vice President and General Counsel of Newbridge and representatives of Simpson Thacher & Bartlett, counsel to ITT Industries, Thelen Reid & Priest LLP, counsel to Stanford Telecom, Heller Ehrman White & McAuliffe, counsel to Newbridge, and CIBC World Markets Corp., financial advisor to Newbridge, met in San Jose, California to negotiate the terms of the transaction.

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

   On August 31, 1999, Dr. Val Peline, President and Chief Executive Officer of Stanford Telecom, Mr. Martin Kamber, Executive Vice President of ITT Industries, Messrs. Wolf, Meoni, Swire and Nadeau and representatives of Simpson Thacher & Bartlett, Thelen Reid & Priest LLP, Heller Ehrman White & McAuliffe and CIBC World Markets Corp. held a teleconference call to negotiate further the terms of a definitive agreement relating to the sale of the government business assets.

   From August 31, 1999 to September 2, 1999, representatives of Stanford Telecom, ITT Industries and Newbridge met to review and discuss matters related to the separation of Stanford Telecom's government business assets and transition matters related to the transfer of the government business assets from Stanford Telecom to ITT Industries.

   On September 2, 1999, Dr. Peline, Mr. Robert Seitter, Assistant General Counsel and General Patent Counsel of ITT Industries, Messrs. Wolf, Kamber, Meoni and Swire, and representatives of Simpson Thacher & Bartlett, Thelen Reid & Priest LLP, Heller Ehrman White & McAuliffe and CIBC World Markets Corp. held a teleconference to discuss the separation of Stanford Telecom's government business assets.

   From September 2, 1999 through September 22, 1999, management of Stanford Telecom, ITT Industries and Newbridge and their legal and financial advisors continued to negotiate the terms of a definitive agreement.

   At a meeting held on September 16, 1999, the Stanford Telecom board of directors reviewed and discussed the terms of the proposed transaction. The Stanford Telecom board of directors unanimously approved the sale of the government business assets to ITT Industries and authorized the officers of Stanford Telecom to finalize and execute the asset purchase agreement.

   The definitive asset purchase agreement was signed on behalf of ITT Industries and Stanford Telecom on September 22, 1999.

Reasons for the Sale of the Government Business Assets

   The merger agreement with Newbridge contemplates the sales of Stanford Telecom's government and contract manufacturing businesses. As a Canadian corporation, Newbridge would be prohibited from performing Stanford Telecom's classified contracts with the U.S. government unless steps were taken to mitigate foreign ownership, control and influence by means such as establishment of a proxy company or voting trust to manage the operation of the government business.

   Stanford Telecom currently anticipates that the sale price of the government business assets will be approximately $191 million, based on the results of the auction process by CIBC World Markets Corp. and the agreement with ITT Industries. In determining the adequacy of the anticipated sale price, the Stanford Telecom board of directors consulted with Stanford Telecom management and reviewed and analyzed the historical financial results and future prospects of the government business, comparable valuations of businesses similar to those of the government business to the extent that comparable information was available from public and private transactions and other relevant information.

   The Stanford Telecom board of directors determined that selling the government business assets in connection with the merger with Newbridge is in the interests of the Stanford Telecom stockholders because it enables the stockholders to share in the proceeds from the sale. See "The Merger Agreement--Conversion of Shares" for information as to how the Stanford Telecom stockholders will share in the proceeds. See "The Merger--Stanford Telecom's Reasons for the Merger" for information as to why the Stanford Telecom board of directors determined that the terms of the merger with Newbridge, which includes the sale of the government business assets, are in the best interests of the Stanford Telecom stockholders.

Recommendation of the Stanford Telecom Board

   After careful consideration, the Stanford Telecom board has approved the sale of the government business assets, and has specifically approved the sale of the government business assets to ITT Industries.

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

The Stanford Telecom board unanimously recommends that the Stanford Telecom stockholders vote "for" approval of the sale of the government business assets.

Interests of Executive Officers of Stanford Telecom in the Sale of the Government Business Assets

   In considering the recommendation of the Stanford Telecom board of directors with respect to the sale of the government business assets, you should be aware that some of the Stanford Telecom executive officers have interests in the sale that are different from, or are in addition to, yours. These interests may include severance payments and accelerated vesting of stock options. In addition, some of the executive officers may enter into employment agreements with the purchaser of the government business assets.

   If the government business assets are sold to ITT Industries, two of Stanford Telecom's executive officers are expected to be employed by ITT Industries. ITT Industries will not assume any of the Stanford Telecom stock options. As a result, Stanford Telecom intends to accelerate the vesting of the options as of the effective date of the merger with Newbridge. See "The Merger--Interests of Executive Officers and Directors of Stanford Telecom in the Merger--Accelerated Vesting of Stock Options" on page 26.

Regulatory Approvals

   Hart-Scott-Rodino. In connection with the sale of the government business assets, Stanford Telecom and the purchaser of the government business assets will need to file notification and report forms with the FTC and the Antitrust Division of the United States Department of Justice and satisfy the specified waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder. Stanford Telecom and ITT Industries filed notification and report forms relating to the sale of the government business assets under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on October 1, 1999.

   Federal Acquisition Regulation. Federal law prohibits the transfer of U.S. government contracts from a contractor to a third party unless the government recognizes that third party as the successor in interest to the contract or contracts and enters into a novation agreement. In connection with the sale of Stanford Telecom's government business assets, it will be necessary to obtain that recognition and to enter into a novation agreement or agreements with the government in accordance with the provisions of the Federal Acquisition Regulation. In determining whether such recognition is in the interest of the government, the government considers a number of factors concerning the prospective transferee's capability to perform the contracts and responsibility as a prospective contractor and evidence that any security clearance requirements have been met.

Accounting Treatment

   The sale of the government business assets will be accounted for by Stanford Telecom as a sale of assets in accordance with U.S. generally accepted accounting principles. Stanford Telecom expects to record a gain on its financial statements for the difference between the total proceeds from the sale of the government business assets and the net book value of those assets.

Appraisal Rights

   Under Delaware law, you will not have "appraisal rights" or "dissenters' rights" in connection with the sale of the government business assets.

Federal Income Tax Consequences

   The following is a general summary of the principal federal income tax consequences to Stanford Telecom of the sale of the government business assets. It does not address any state or local tax consequences. Stanford

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

Telecom stockholders are advised to consult with their tax advisors for a more detailed analysis of any federal, state or local tax consequences.

   The sale of the government business assets will be a taxable transaction to Stanford Telecom. Stanford Telecom expects that the net proceeds of the sale will exceed the adjusted tax bases of the assets and that, accordingly, Stanford Telecom will realize a taxable gain. Stanford Telecom's tax liability attributable to the sale of the government business assets is one factor taken into account in calculating the contingent value. For additional information regarding how the payment of these taxes by Stanford Telecom will affect the contingent value, see "The Merger Agreement--Conversion of Shares." For more information regarding the federal income tax consequences to Stanford Telecom stockholders in connection with the merger, see "The Merger--Material United States Federal Income Tax Consequences."

Information about ITT Industries

   ITT Industries is a global engineering and manufacturing company which had sales of $4.4 billion in 1998. ITT Industries is a major supplier of sophisticated military defense systems, and provides advanced technical and operational services to a broad range of government agencies. ITT Industries also produces connectors, switches and cabling used in telecommunications, computing, aerospace and industrial applications, as well as network services. ITT Industries is the world's largest pump manufacturer and also designs systems and services to move and control water and other fluids.

   ITT Industries is an Indiana corporation. ITT Industries' principal offices are located at 4 West Red Oak Lane, White Plains, New York 10604. The telephone number of ITT Industries' principal office is (914) 641-2000.

The Government Business Asset Purchase Agreement


   On September 22, 1999, Stanford Telecom entered into a definitive asset purchase agreement with ITT Industries. Pursuant to the asset purchase agreement, ITT Industries has agreed to purchase the assets of Stanford Telecom's government business. The closing of the sale of the government business asset sale is expected to take place on or about November 16, 1999.

   The following is a brief summary of the material provisions of the asset purchase agreement between ITT Industries and Stanford Telecom. This summary is qualified in its entirety by reference to the asset purchase agreement filed by Stanford Telecom as an exhibit to its Current Report on Form 8-K filed with the SEC on September 28, 1999, and incorporated in this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 86.

 Purchase and Sale of Assets

   Description of Assets To Be Acquired. Stanford Telecom has agreed, on the terms set forth in the asset purchase agreement, to sell to ITT Industries all of the assets that relate to and are used in its government business, except for:

  .  cash generated by the government business before April 1, 1999;

  .  insurance policies, unless they apply solely to the government business;
     and

  . computer, accounting, administrative, telephone or other communications systems.

The Stanford Telecom government business is comprised of four Stanford Telecom divisions: the Satcom Ground Systems division, the Communications Systems Integration division, the Applied Technology Operation division and the Advanced Communications Systems division. These divisions design, manufacture and market advanced digital communications products and systems to establish or enhance communications via satellites, terrestrial wireless and cable.

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

 Assumption of Liabilities

   Concurrently with its purchase of the government business assets, ITT Industries will assume substantially all of the liabilities and obligations of the government business, but will not assume:

  . Stanford Telecom's tax liabilities for periods ending on or before the closing;

  . liabilities and obligations with respect to certain employees of the government business, including severance obligations relating to those employees who are offered employment with ITT Industries and refuse such employment;

  . liabilities and obligations disclosed by Stanford Telecom as exceptions to the representations and warranties it provided in the asset purchase agreement; and

  . liabilities and obligations associated with the vesting or payment of any options to purchase common stock of Stanford Telecom held by any employee of the government business.

 Purchase Price

   ITT Industries will purchase the government business assets for $191 million in cash, subject to adjustment if the net book value of the assets and liabilities of the government business as of the closing date is greater or less than $40.2 million. The amount to be paid by ITT Industries at the closing will be based on the parties' estimate of the net worth of the government business assets as of the closing date. ITT Industries will have the opportunity to audit the estimated net worth after the closing. The purchase price will be adjusted up or down following the audit, if the audited net worth differs from the estimated net worth by more than $1 million. Stanford Telecom and Newbridge intend to use the amount paid by ITT Industries at the closing to determine the contingent value.

   Any sales, purchase or use tax which may be payable as a result of the asset purchase agreement or the transactions contemplated by the agreement will be paid by ITT Industries.

 Representations and Warranties

   Stanford Telecom and ITT Industries have each made representations in the asset purchase agreement relating to, among other things:

  .  its capital structure, organization and similar corporate matters;

  . authorization, execution, delivery and enforceability of the asset purchase agreement and related transactions;

  .  required consents and approvals;

  .  litigation; and

  .  finders' or brokers' fees;

   Stanford Telecom has made additional representations relating to:

  .  absence of conflict under its charter and bylaws;

  .  no violations of any agreements or law;

  .  documents filed with the SEC;

  .  financial statements and data;

  .  absence of undisclosed liabilities;

  .  absence of material adverse events or changes;

  .  insurance;

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

  .  contracts and commitments;

  .  labor matters, including employment and labor contracts;

  . compliance with laws, including those relating to the export or import of goods or technology;

  .  requirements regarding government contracts;

  .  intellectual property matters;

  .  accounts receivable and government business inventories;

  .  product and services warranties;

  .  tax laws and tax returns;

  .  environmental matters;

  .  sufficiency of assets to be transferred;

  .  title to real and personal property;

  .  year 2000 compliance; and

  .  employee benefit plans and compliance with applicable laws.

   ITT Industries has made additional representations relating to:

  .  investigation of the government business; and

  .  ownership of Stanford Telecom stock.

 Conduct of Stanford Telecom's Business Prior to the Asset Sale

   Until the earlier of the termination of the asset purchase agreement or the closing of the sale of the government business assets, Stanford Telecom has agreed to:

  . conduct its government business operations according to its ordinary and usual course of business consistent with past practice;

  .  use all commercially reasonable efforts to:

    -- preserve intact the organization of the government business;

    -- keep available the services of its government business employees in each business function;

    -- maintain satisfactory relationships with suppliers, distributors, customers and others with whom it has employment and business relationships with respect to its government business; and

  . not take any action which would adversely affect its ability to consummate the transactions contemplated by the asset purchase agreement.

   Stanford Telecom has also agreed that neither it nor any of its subsidiaries will, without the prior written consent of ITT Industries, directly or indirectly, subject to some exceptions, do any of the following with respect to the government business during the period from the date of the asset purchase agreement until the closing of the asset sale:

  . amend or otherwise modify or waive any of the terms of contracts relating to the government business;

  . enter into or accept new work under any systems engineering and technical assistance contracts;

  . enter into any contract that would require establishing a loss contract reserve (under GAAP);

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

  . maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

  . institute any change in its accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC;

  .  take or agree to take, any of the following actions:

    -- increase the compensation of any of its directors, officers or, other than in the ordinary course of business, non-officer employees;

    -- grant any severance or termination pay to any one person in excess of $25,000;

    -- enter into any oral or written employment, consulting, indemnification or severance agreement outside the ordinary course of business, which (1) provides for payments to any one person in excess of $5,000 per month or (2) is not terminable by Stanford Telecom, or is not to be performed in full, within six months;

    -- approve any capital expenditures in any calendar month which exceed
       $250,000 in the aggregate;

    -- pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed, other than in the ordinary course of business;

    -- waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than for the routine collection of bills; or

    -- take any action that would prevent it from performing or cause it not to perform its covenants under the asset purchase agreement.

 Additional Covenants

   In connection with the asset purchase agreement, Stanford Telecom and ITT Industries have agreed:

  . to use all commercially reasonable efforts to take all actions necessary, proper or appropriate under applicable laws and regulations to consummate the asset sale and the transactions contemplated by the asset purchase agreement, including obtaining the following:

    -- government notifications, agreements and filings;

    -- necessary governmental or private party consents, approvals or waivers; and

    -- stockholder approval of the sale of the government business assets;

  . to execute documents and instruments and to take actions as may be necessary or desirable to effect the transfer and assignment of the assets to ITT Industries or to effect any other transactions contemplated by the asset purchase agreement; and

  .  to enter into a transition services agreement.

   In connection with the asset purchase agreement, Stanford Telecom has agreed:

  . to grant to ITT Industries a worldwide, perpetual, royalty-free, non-exclusive license to manufacture, use and sell products and services which are made, used or sold by the government business or included in Stanford Telecom's plans for the government business as of date of the closing of the sale of the government business assets;

  . to prepare unaudited balance sheet data relating to the government business as of August 31, 1999 or such other date between the date of the asset purchase agreement and the closing date as Stanford Telecom may determine; and

  .  to comply with all bulk transfer laws at the request of ITT Industries.

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

 Employee Benefits

   With respect to each person employed full-time and part-time by the government business immediately prior to the closing date (other than persons absent from work due to long-term disability and persons on any unpaid leave of absence), ITT Industries will, effective as the closing, offer employment to each employee:

  .  at a salary at least equal to that employee's current salary; and

  . for a position (including seniority level) comparable to the employee's current position (except that the title of such positions will be in accordance with ITT Industries' usual and customary practice for similarly situated employees).

   Offers of employment by ITT Industries will include, effective as of the closing date, employee benefits substantially equivalent in the aggregate to those offered by Stanford Telecom to its similarly situated employees. If ITT Industries terminates a former government business employee for reasons other than cause within 180 days following the closing date, ITT Industries will pay the employee a severance amount set forth in the asset purchase agreement. Subject to the terms of the asset purchase agreement, ITT Industries will also pay severance amount to certain government business employees who decline to accept employment by ITT Industries at locations more than 70 miles from their current Stanford Telecom work site.

 Conditions to the Asset Purchase Agreement

   The respective obligations of ITT Industries and Stanford Telecom to complete the purchase of the government business assets are subject the satisfaction of the following conditions:

  . the representations and warranties of the parties were true and correct, in all material respects, as of the date of the asset purchase agreement and are true and correct as of the closing;

  . all covenants, conditions and other obligations under the asset purchase agreement which are to be performed or complied with by each party as of the closing shall have been fully performed and complied with at or prior to the closing;

  . each party has delivered an officer's certificate to evidence compliance with the conditions in the asset purchase agreement;

  . the waiting period applicable to the government business asset sale under the Hart-Scott-Rodino Act has expired or been terminated;

  .  the stockholders of Stanford Telecom have approved the asset sale; and

  . no writ, order, temporary restraining order, preliminary injunction or injunction has been enacted, entered, promulgated or enforced by any government body, which remains in effect and prohibits the consummation of the asset sale or otherwise makes it illegal, nor will any government body have instituted any action which remains pending and which seeks, and is reasonably likely to enjoin, restrain or prohibit the consummation of the asset sale in accordance with the terms of the asset purchase agreement.

   In addition, the obligation of ITT Industries to complete the purchase of the government business assets is subject to Stanford Telecom obtaining each of the consents or approvals listed in the asset purchase agreement.

   In addition, the obligation of Stanford Telecom to complete the purchase of the government business assets is subject to the merger agreement being either
(1) fully performed or (2) in full force and effect and Stanford Telecom having no knowledge of any event or circumstance that will prevent or materially delay the merger.


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

 Termination of the Asset Purchase Agreement

   The asset purchase agreement may be terminated at any time prior to the closing of the sale of the government business assets, whether before or after approval of the sale by the stockholders of Stanford Telecom:

  . by mutual written consent duly authorized by the boards of directors of ITT Industries and Stanford Telecom;

  . by either ITT Industries or Stanford Telecom if the asset sale has not closed by March 31, 2000 (provided that the right to terminate the asset purchase agreement will not be available to any party whose action or failure to act has proximately contributed to the failure to close the asset sale by March 31, 2000 and the action or failure to act constitutes a breach of the asset purchase agreement);

  .  by either ITT Industries or Stanford Telecom if:

    -- a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting consummation of the asset sale substantially on the terms contemplated by the asset purchase agreement;

    -- the U.S. government advises that it will not enter into a novation agreement with respect to any of the government contracts identified in the asset purchase agreement; or

    -- a court of competent jurisdiction or other government body has issued a final and non-appealable order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the asset sale substantially on the terms contemplated in the asset purchase agreement (provided that a party exercising the right to terminate has used its reasonable efforts to remove that order, decree, ruling or injunction);

  . by Stanford Telecom or ITT Industries upon breach by the other party of its representations and warranties in a manner that the closing conditions have not been met, if that breach has not been cured within 30 days after notice of the breach has been received by the party allegedly in breach; provided that neither party may terminate the agreement if it has breached in any material respect its obligations under the asset purchase agreement in any manner that proximately caused the breach by the other party; or

  . by ITT Industries or Stanford Telecom, if after the date of the asset purchase agreement, events occur or circumstances exist that will prevent satisfaction before March 31, 2000 of the conditions to the terminating party's obligations.

 Post-Termination Options To Purchase

   If the merger of Stanford Telecom with Newbridge is not completed and, as a result, the sale of the government business assets is not completed, and if prior to June 30, 2000 Stanford Telecom decides to sell the government business assets, in whole or in part, then before the assets may be sold to a third party ITT Industries would have the right to purchase the government business assets that Stanford Telecom decides to sell. If Stanford Telecom decides to sell all of the government business assets, then the terms of the sale, including the purchase price, would be substantially the same as in the current asset purchase agreement, provided that if Stanford Telecom receives a superior offer for the government business assets from a third party, then ITT Industries would have the right to purchase the government business assets on the terms of the superior offer.

   Stanford Telecom has agreed that, in the event the merger and the sale of the government business assets are not completed, neither it nor any of its employees, affiliates or other representatives will take specified actions prior to June 30, 1999 to encourage or induce a third party to offer to purchase any of the government business assets, unless the action is necessary in order for the Stanford Telecom board of directors to fulfill its fiduciary duties to the Stanford Telecom stockholders.

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

                     DESCRIPTION OF NEWBRIDGE CAPITAL STOCK

   Authorized Share Capital. Newbridge's authorized share capital comprises an unlimited number of shares of common stock and an unlimited number of shares of preferred stock which are issuable in series. Newbridge does not have a stockholder rights plan or agreement similar to the Stanford Telecom Rights Agreement dated as of May 9, 1995.

   Common Stock. The holders of Newbridge common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The holders of Newbridge common stock are entitled to receive any dividend declared by the Newbridge board of directors in respect of the Newbridge common stock. Subject to the prior rights of the holders, if any, of then outstanding preferred stock and of then outstanding stock of any other class ranking senior to the Newbridge common stock, the holders of Newbridge common stock are entitled to share equally in all assets of Newbridge which are legally available for distribution, after payment of all debts and other liabilities.

   The holders of Newbridge common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Newbridge common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Newbridge common stock are subject to the rights of the holders of shares of any series of preferred shares which Newbridge may issue in the future. As of September 30, 1999, there were 181,029,529 shares of Newbridge common stock outstanding.

   Preferred Stock. The Newbridge board of directors may from time to time issue preferred stock in one or more series and determine for any series, by resolution before the issue, its designation, number of shares and respective rights, privileges, restrictions and conditions, such as voting rights, conversion rights, dividend rates and terms of redemption, without further action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Newbridge common stock and, under certain circumstances, make it more difficult for a third party to gain control of Newbridge. As of the date of this proxy statement/prospectus, there are no outstanding shares of preferred stock of any series.

   The rights and terms of Newbridge preferred stock as a class are set forth in its articles of amalgamation and may not be changed without approval of the Newbridge stockholders. The preferred stock of each series ranks on a parity with the preferred stock of every other series in respect of priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of Newbridge. In the event of the liquidation, dissolution or winding-up of Newbridge, the holders of preferred stock are entitled to receive the redemption price specified for the preferred stock, together with any unpaid cumulative dividends and all declared and unpaid non-cumulative dividends. In the event of a voluntary liquidation, dissolution or winding-up of Newbridge, the holders of preferred stock are also entitled to receive the premium, if any, which would have been payable if the preferred stock had been called for redemption. No dividends may be declared or paid on the Newbridge common stock unless all cumulative dividends accruing on preferred stock have been declared and paid or set apart for payment.

   Transfer Agent and Registrar. The transfer agent and registrar for the Newbridge common stock is Montreal Trust Company of Canada and its telephone number is (800) 663-9097.

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

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

   The rights of holders of Stanford Telecom common stock are currently governed by:

  . the laws of Delaware, particularly the General Corporation Law of the State of Delaware;

  . Stanford Telecom's certificate of incorporation, as amended, referred to as the "Stanford Telecom charter;"

  .  Stanford Telecom's bylaws; and

  .  the United States securities laws.

   When the merger is effective, Stanford Telecom stockholders will become stockholders of Newbridge, a Canadian corporation. The rights of holders of Newbridge common stock are currently governed by:

  .  the Canada Business Corporations Act;

  . Newbridge's articles of amalgamation, as amended, referred to as the "Newbridge charter;"

  .  Newbridge's bylaws; and

  .  the securities laws applicable in Canada and the United States.

   While the rights and privileges of stockholders of a Canada Business Corporations Act corporation such as Newbridge are, in many instances, comparable to those of stockholders of a Delaware corporation such as Stanford Telecom, there are material differences. The following is a summary of the material differences between the rights of holders of Stanford Telecom common stock and Newbridge common stock. These differences arise from differences between the Delaware General Corporation Law and the Canada Business Corporations Act and between the charters and bylaws of Stanford Telecom and Newbridge.

   This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and the Canada Business Corporations Act and the respective charters and bylaws of Stanford Telecom and Newbridge. You should review this document and the other documents referred to in this section for a more complete understanding of the differences between being a Stanford Telecom stockholder and a Newbridge stockholder. Upon request, we will send you copies of the charters and bylaws of Stanford Telecom and Newbridge.


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 General Provisions

                             Director Requirements
                        Delaware General Corporation Law

Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. If the certificate of incorporation fixes the number of directors, that number may not be changed without amending the certificate of incorporation.

Stanford Telecom's charter provides that the number of directors must be a minimum of 5 and a maximum of 9 with the actual number to be determined from time to time by resolution of the board of directors. Currently, the number of directors on the Stanford Telecom board is set at 6.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, the number of directors is governed by the articles of a corporation.

Newbridge's articles provide that the number of directors will consist of a minimum of 1 and a maximum of 15 with the actual number of directors being determined from time to time by resolution of the directors. Currently, the number of directors on the Newbridge board is set at 10.

                            Director Qualifications

                        Delaware General Corporation Law

Delaware General Corporation Law does not have any residency or other director qualification requirements.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act a majority of the directors of the corporation generally must be Canadian residents, except if a corporation's revenues earned in Canada, directly or through its subsidiaries, are less than five percent of its gross revenues, then only one-third of the corporation's directors are required to be Canadian residents. In addition, a corporation whose securities are publicly traded must have at least three directors, including two who are not officers or employees of the corporation or any of its affiliates.

                       Vacancy on the Board of Directors
                        Delaware General Corporation Law

Under Delaware General Corporation Law, vacancies and newly created directorships may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director unless otherwise provided in the certificate of incorporation or the bylaws. However, Delaware General Corporation Law also provides that if the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder(s) holding at least 10% of the total number of shares outstanding entitled to vote for directors, order an election of directors to be held to fill any vacancies.
                        Canada Business Corporations Act

Generally, under the Canada Business Corporations Act, if the board of directors has a vacancy, the remaining directors, if constituting a quorum, may appoint a qualified person to fill the vacancy for the remainder of the vacating director's term. In the absence of a quorum, the remaining directors must call a meeting of stockholders to fill the vacancy.

In addition, if provided by the articles of a corporation, the directors may increase the number of directors within the range provided in the articles and may fill the resulting vacancies for a term expiring not later than the next annual meeting of stockholders; provided that the total number of

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directors so appointed does not exceed one-third of the number of directors elected at the previous annual meeting of stockholders. Newbridge's articles contain this provision.

                              Removal of Directors
                        Delaware General Corporation Law

Generally, under Delaware General Corporation Law, stockholders may remove directors, with or without cause, by a vote of the holders of a majority of the shares entitled to vote in an election of directors. However, if a Delaware corporation has a board with staggered terms, or if its certificate of incorporation provides otherwise, then stockholders may only remove directors for cause.

Stanford Telecom's bylaws allow the removal of a director with or without cause by the vote of a majority of the outstanding stock entitled to vote at an election of directors.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, the stockholders of a corporation such as Newbridge may, with or without cause, by resolution passed by a majority of the votes cast at a meeting of stockholders called for that purpose, remove any director.

                        Amendment to Governing Documents
                        Delaware General Corporation Law

Delaware General Corporation Law generally requires a vote of the corporation's board of directors and the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote for any amendments to the certificate of incorporation. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series generally has the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation.

Delaware General Corporation Law also states that the power to adopt, amend, or repeal the bylaws of a corporation is vested with stockholders entitled to vote, except that the corporation may also confer that power on the board of directors in its certificate of incorporation. The Stanford Telecom certificate of incorporation empowers the directors to amend the bylaws.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, an amendment to a corporations articles generally requires stockholder approval by special resolution. A "special resolution" is a resolution passed by at least two-thirds of the votes cast by stockholders who are entitled to vote on the resolution. In addition, if an amendment to the articles of incorporation adversely affects the rights of a particular class or series of shares, that class or series is designated as voting shares.

Under the Canada Business Corporations Act, unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend, or repeal any bylaw that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required to submit the bylaw, amendment or repeal to the stockholders at the next stockholders meeting, and the stockholders may, by an "ordinary resolution" confirm, reject or amend the bylaw, amendment or repeal. An "ordinary resolution" is a resolution passed by a majority of the votes cast by stockholders who voted on the resolution.

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                             Quorum of Stockholders
                        Delaware General Corporation Law

Under Delaware General Corporation Law, a majority of shares entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business, unless the certificate of incorporation or bylaws provide otherwise. A quorum may not consist of less than one-third of the shares entitled to vote at the meeting.

Stanford Telecom's bylaws provide that a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, the holders of a majority of the shares entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum for the transaction of business, irrespective of the number of persons present at the meeting, unless the bylaws provide otherwise.

Newbridge's bylaws provide that a quorum at any stockholder meeting will be five individuals present in person, each being a stockholder entitled to vote at the meeting or being a duly appointed proxy for a stockholder entitled to vote at the meeting, and together holding or representing shares carrying at least ten percent of the votes entitled to be cast at the meeting.

                         Annual Meeting of Stockholders
                        Delaware General Corporation Law

Under Delaware General Corporation Law, a corporation must hold an annual meeting of stockholders for the election of directors on the date and time designated by or in the manner provided in the bylaws. If the corporation does not hold an annual meeting to elect directors for a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after the last annual meeting to elect directors, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder or director.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, the directors of a corporation must call an annual meeting not later than 18 months after the corporation comes in to existence and thereafter, not later than 15 months after holding the last preceding annual meeting.

                      Call of Special Stockholder Meeting
                        Delaware General Corporation Law

Under Delaware General Corporation Law, written notice of any meeting of stockholders must be given to each stockholder entitled to vote at the meeting between 10 and 60 days before the meeting date; provided that for a merger, a minimum of 20 days notice is required and the holders of all stock, both voting and nonvoting, are entitled to the notice. A special meeting of stockholders may be called by the board of directors of a corporation, or by persons as may be authorized by the corporation's certificate of incorporation or bylaws.

The Stanford Telecom bylaws provide that special meetings may be called by the chairman of the board, the president, a majority of directors or by Stanford Telecom stockholders owning at least 10% of the outstanding voting stock.
                        Canada Business Corporations Act

The Canada Business Corporations Act provides that stockholder meetings may be called by the board of directors, and must be called by the board of directors when so requisitioned by holders of not less than 5% of the issued shares of the corporation that carry the right to vote at the meeting sought. Under Newbridge's bylaws, the board of directors has the power to call a special meeting at any time.

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                    Stockholder Consent Instead of a Meeting
                        Delaware General Corporation Law

Under Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, stockholder action may be taken without a meeting only by a written resolution signed by all stockholders who would be entitled to vote on that action at a meeting.

                             Stockholder Proposals
                        Delaware General Corporation Law

Under Delaware General Corporation Law, a corporation's certificate of incorporation or bylaws may contain procedural requirements for submitting stockholder proposals. Neither the certificate of incorporation nor the bylaws of Stanford Telecom include specific requirements for stockholder proposals.

Generally, under the U.S. securities laws, a stockholder may submit a proposal to be included in a company's proxy statement if the stockholder:

 . owns at least 1% or $2,000 market value of the securities entitled to be voted on the proposal;

 . has owned the securities for at least one year prior to the date of the proposal; and

 .  continues to own the securities through the date of the meeting.

A stockholder must also comply with procedural requirements described in the Securities Exchange Act of 1934, as amended.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, a stockholder entitled to vote at an annual meeting of stockholders may submit to the corporation a proposal with matters that the stockholder proposes to raise at the next annual meeting. Upon receipt of a proposal, a corporation that solicits proxies will include the proposal in the management proxy circular and, if requested by the stockholder, include in the management proxy circular a statement by the stockholder of not more than 200 words in support of the proposal, and the name and address of the stockholder.

A corporation may, within 10 days after receiving a stockholder proposal, notify the stockholder of its intention to omit the proposal from the management proxy circular if:

 . the proposal is not submitted at least 90 days before the anniversary date of the previous annual meeting;

 . it appears that the proposal is submitted by the stockholder for the purpose of securing publicity or enforcing a personal claim or grievance, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes;

 . the corporation, in the previous two years, included a substantially similar proposal at the request of the stockholder and the stockholder failed to present the proposal at the annual meeting; or

 . a substantially similar proposal was submitted to stockholders within the past two years and the proposal was defeated.

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                                Appraisal Rights
                        Delaware General Corporation Law

Under Delaware General Corporation Law, stockholders have the right, in certain circumstances, to dissent from a merger or consolidation of the corporation by demanding payment in cash for the fair value of their shares, as determined by the Delaware Court of Chancery. Delaware General Corporation Law grants appraisal rights only for mergers or consolidations and not for a sale or transfer of assets, unless otherwise provided in the certificate of incorporation. In addition, no appraisal rights are available in a merger or consolidation for shares of any class or series which are, at the record date for the transaction:

 . listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc.; or

 . held by more than 2,000 stockholders, unless the transaction agreement requires the stockholders to receive anything other than:

  -- stock of the surviving corporation;

  -- stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

  -- cash in lieu of fractional shares; or

  -- some combination of the above.
                        Canada Business Corporations Act

The Canada Business Corporations Act provides that stockholders entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares. The Canada Business Corporations Act does not distinguish for this purpose between listed and unlisted shares. Such matters include the following:

 . any amalgamation with a corporation, other than with, or between subsidiary corporations;

 . an amendment to the articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

 . an amendment to the articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

 .  a continuance under the laws of another jurisdiction;

 . a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business;

 . a court order permitting a stockholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or

 . amendments to the articles of a corporation which require a separate class or series vote, provided that a stockholder is not entitled to dissent if an amendment to the articles is effected by a court order made in connection with an action for an oppression remedy.

Under the Canada Business Corporations Act, a stockholder may, in addition to exercising dissent rights, seek an oppression remedy for any act of omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a stockholders interest.
                         Stockholder Derivative Actions
                        Delaware General Corporation Law

Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware General Corporation Law provides that a stockholder must state in the Canada Business Corporations Act

Under the Canada Business Corporations Act, a complainant may apply to the court for leave to bring an action in the name of, and on behalf of, a corporation or any subsidiary, or to intervene in a

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complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the board of directors of the corporation that it bring suit and the demand has been refused, unless it is shown that the demand would have been futile or the refusal was wrongful. existing action to which any corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation. Under the Canada Business Corporations Act, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

 . the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

 .  the complainant is acting in good faith; and

 . it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Canada Business Corporations Act, the court in a derivative action may make any order it thinks fit including:

 . an order authorizing the complainant or any other person to control the conduct of the action;

 .  an order directing the conduct of the action;

 . an order directing that any damages payable by a defendant in the action will be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of the corporation or its subsidiary; and

 . an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

Additionally, under the Canada Business Corporations Act, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, the complainant is not required to give security for costs in a derivative action.

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                               Oppression Remedy
                        Delaware General Corporation Law

Delaware General Corporation Law does not provide for an oppression remedy.
                        Canada Business Corporations Act

The Canada Business Corporations Act provides an oppression remedy that enables a court to issue interim and final orders to rectify the matters complained of, if the court is satisfied, upon application of a complainant as defined below, that:

 .  any act or omission of the corporation or an affiliate effects a result; or

 . the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

 . the powers of the directors of the corporation or an affiliate are or have been exercised in a manner;

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer of the corporation.

A complainant includes:

 . a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

 . a present or former officer or director of the corporation or any of its affiliates;

 .  the director appointed under Section 260 of the Canada Business Corporations
   Act; and

 . any other person who in the discretion of the court is a proper person to make a complaint.

Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and may be relied upon to safeguard the interests of stockholders and others having a substantial interest in a corporation. Under the Canada Business Corporations Act, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Additionally, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition, a complainant is not required to give security for costs in an oppression action.

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                              Payment of Dividends
                        Delaware General Corporation Law

Delaware General Corporation Law permits a corporation, unless otherwise restricted by the certificate of incorporation, to declare dividends out of surplus, or if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, a corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that (1) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the corporation's assets would be less than the aggregate of its liabilities and stated capital of all classes.

                         Fiduciary Duties of Directors
                        Delaware General Corporation Law

Under Delaware General Corporation Law, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders.
                        Canada Business Corporations Act

Pursuant to section 122 of the Canada Business Corporations Act, the duty of loyalty requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

                   Indemnification of Officers and Directors
                        Delaware General Corporation Law

Delaware General Corporation Law provides that a corporation may indemnify any of its present and former directors, officers, employees and agents, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify these persons against all reasonable Canada Business Corporations Act

Under the Canada Business Corporations Act, except in respect of an action by or on behalf of the corporation, a corporation may indemnify a director a officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of an entity of which the corporation is or was a stockholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid in settlement or to satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of
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expenses, including attorneys fees and, except in actions initiated by or for the corporation, against all judgments, fines and settlement amounts if the indemnified person:

 .  acted in good faith;

 . acted in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

 . in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may not indemnify a person in connection with an action initiated by, or for the corporation, for any claim, issue or matter where the person is judged to be liable to the corporation unless, and only to the extent that, the court in which the action was brought determines that the person is entitled to indemnity. Delaware General Corporation Law provides that a corporation will indemnify a present or former director or officer to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with the action.

Generally, the Stanford Telecom certificate of incorporation and bylaws indemnify the corporation's directors and officers to the fullest extent permitted by applicable law.
being or having been a director or officer of the corporation or the body corporate, if:

 . he or she acted honestly and in good faith with a view to the best interests of the corporation;

 . in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful; and

 . he or she was substantially successful on the merits of his or her defense of the action or proceeding.

A corporation may, with the approval of a court, also indemnify a person in connection with an action by or for the corporation or the other entity to procure a judgment in its favor, to which the indemnified person is made a party by reason of being or having been a director or officer of the corporation or other entity, if he or she fulfills the conditions set out in the first two bullets above.

The Newbridge bylaws require indemnification to the full extent authorized by applicable law.

                               Director Liability
                        Delaware General Corporation Law

Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the liability does not arise from certain proscribed conduct, including intentional misconduct and breach of the duty of loyalty.

Stanford Telecom's charter contains a provision limiting the liability of its directors to the fullest extent permitted by Delaware General Corporation Law.
                        Canada Business Corporations Act

The Canada Business Corporations Act has no comparable provision.

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                          Access to Corporate Records
                        Delaware General Corporation Law

Under Delaware General Corporation Law, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, stockholders, creditors, their agents and legal representatives may examine the consolidated financial statements and certain of the records of a corporation such as Newbridge during usual business hours and take copies of extracts free of charge.
                               Preemptive Rights
                        Delaware General Corporation Law

Under Delaware General Corporation Law, a stockholder does not have preemptive rights unless they are specifically granted in the corporation's certificate of incorporation.

Stanford Telecom's charter does not provide for preemptive rights.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, if provided in the articles of a corporation, no shares of a class will be issued unless the shares have first been offered to stockholders holding shares of that class, and those stockholders have preemptive rights to acquire the offered shares in proportion to their holdings of the shares of that class, at the price and on the terms that those shares are to be offered to others.

Newbridge's charter does not provide for preemptive rights.

                     Transactions with Interested Directors
                        Delaware General Corporation Law

Under Delaware General Corporation Law, a contract or transaction between a corporation and a director with a financial interest in the contract or transaction is not void or voidable if:

 . the director discloses the material facts of his or her relationship or interest in the contract or transaction to the board of directors or the board of directors knows of the material facts of the interested director's relationship or interest in the contract or transaction, and the board of directors authorizes the contract or transaction in good faith by affirmative vote of a majority of disinterested directors, although less than a quorum;

 . the director discloses the material facts of his or her relationship or interest in the contract or transaction to the stockholders entitled to vote on the matter or the stockholders entitled to vote on the matter know of the material facts of the interested director's relationship or interest in the contract or transaction, and the Canada Business Corporations Act

Under the Canada Business Corporations Act, contracts or transactions in which a director or officer has an interest are not invalid because of the interest, provided that the director or officer who is party to a material contract or transaction discloses his or her interest in writing to the corporation or requests to have entered in the minutes of meetings of directors the nature and extent of his or her interest. If an interest exists, the director generally may not vote on any resolution to approve the contract or transaction. No contract is void or voidable by reason only of the relationship if the interest is properly disclosed, the contract is approved by the other directors or by the stockholders and it was fair and reasonable to the corporation at the time it was approved.

Where a contract or transaction is proposed that, in the ordinary course of the corporation's business, would not require approval by the directors or stockholders, the interested director or officer will disclose in writing to the corporation or request to


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   stockholders authorize the contract or transaction in good faith; or

 . the contract or transaction is fair to the corporation at the time it is authorized, approved, or ratified, by the board of directors, a committee of the board or the stockholders.
have entered in the minutes of meetings of directors the nature and the extent of his or her interest after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.


 Requirements for Extraordinary Corporate Transactions

                 Vote Required for Extraordinary Transactions,
              Including Sale or Lease of Substantially All Assets
                        Delaware General Corporation Law

Delaware General Corporation Law generally requires the affirmative vote of the holders of a majority of the outstanding voting stock to authorize any merger, consolidation, dissolution or sale of all or substantially all of the assets of a corporation. Unless required by the corporation's certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if:

 . the merger agreement does not amend the surviving corporation's certificate of incorporation;

 . each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the merger; and

 . the number of shares to be issued in the merger plus those initially issued upon conversion do not exceed 20% of the surviving corporation's outstanding common stock immediately prior to the merger.

Approval by a parent corporation's stockholders is not required under Delaware General Corporation Law for any merger of consolidation of a subsidiary with and into its parent corporation if the parent corporation owns at least 90% of the outstanding shares of each class of stock of the subsidiary.
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, extraordinary corporate actions, such as amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary actions such as liquidations or dissolutions are required to be approved by special resolution. For such approvals, each share of the corporation carries the right to vote, whether or not the shares are designated as voting shares in the corporation's articles. In some cases the special resolution to approve an extraordinary corporate action must also be approved separately by the holders of a class or series of shares, including a class or series that does not otherwise have the right to vote.

A corporation may also apply to a court for an order approving an arrangement which includes an amalgamation, a transfer of all or substantially all the property of a corporation to another corporation in exchange for property, money or securities of the corporation, or liquidation and dissolution where it is not insolvent and where it is not practicable for the corporation to make such fundamental change under other provisions of The Canada Business Corporations Act. The court may make any interim or final order it thinks fit with respect to the proposed arrangement.

Stockholder approval is not required for an amalgamation between a parent corporation and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries.

        Anti-takeover Provisions and Interested Stockholder Transactions
                        Delaware General Corporation Law

Delaware General Corporation Law generally provides that any person who owns 15% of the corporation's voting stock is an "interested stockholder" and may not engage in certain "business combinations" with the corporation for a period of three years following the time the person became an interested stockholder, unless:

 . the corporation's board of directors has approved, before the time the person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

 . upon completion of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced, excluding shares owned by (1) persons who are both directors and officers and (2) employee stock plans in which participants do not have a right to determine confidentially whether shares will be tendered in a tender or exchange offer; or

 . the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, of the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

For the purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock, ownership is defined broadly to include direct and indirect beneficial ownership and the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include:

 . mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder;

 . transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

 . transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder; and
                        Canada Business Corporations Act

Under the Canada Business Corporations Act, extraordinary corporate actions, such as amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary actions such as liquidations or dissolutions are required to be approved by special resolution. For such approvals, each share of the corporation carries the right to vote, whether or not the shares are designated as voting shares in the corporation's articles. In some cases the special resolution to approve an extraordinary corporate action must also be approved separately by the holders of a class or series of shares, including a class or series that does not otherwise have the right to vote.

A corporation may also apply to a court for an order approving an arrangement which includes an amalgamation, a transfer of all or substantially all the property of a corporation to another corporation in exchange for property, money or securities of the corporation, or liquidation and dissolution where it is not insolvent and where it is not practicable for the corporation to make such fundamental change under other provisions of The Canada Business Corporations Act. The court may make any interim or final order it thinks fit with respect to the proposed arrangement.

Stockholder approval is not required for an amalgamation between a parent corporation and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries.

 . receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested stockholders do not apply under certain circumstances, including, but not limited to, the following:

 . if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law; or

 . if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by the section, provided that the amendment:

  -- is approved by the affirmative vote of a majority of the outstanding shares entitled to vote;

  -- will not be effective until 12 months after its adoption; and

  -- will not apply to any business combination with a person who became an interested stockholder at or prior to adoption.

Stanford Telecom's charter does not exempt it from the application of the business combination section of Delaware General Corporation Law. Stanford Telecom's certificate of incorporation provides that certain "business combinations" (including mergers) with "interested stockholders" require higher approval by the outstanding shares. Stanford Telecom's certificate of incorporation generally defines an "interested stockholder" to be a person who is entitled to cast 5% or more of the total votes in an election of directors. Stanford Telecom's certificate of incorporation requires that business combinations with interested stockholders require approval by 66 2/3% of the outstanding stock of Stanford Telecom, unless the business combination has been approved by a majority of the disinterested directors and meets certain price and procedure requirements.

  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF NEWBRIDGE NETWORKS
                                  CORPORATION

   The following unaudited Pro Forma Consolidated Financial Information of Newbridge Networks Corporation was prepared to illustrate the estimated effects of the merger for balance sheet purposes as at August 1, 1999 and for the purpose of the statements of earnings for the three months ended August 1, 1999 and for the year ended May 2, 1999.

   Based upon the terms of the merger agreement, and the resulting attributes of the merger, the Pro Forma Consolidated Financial Statements have been prepared in accordance with Canadian GAAP using the purchase method of accounting for the merger which is consistent in all material respects with the method to be used under U.S. GAAP, except as indicated in note 2.11. The unaudited Pro Forma Consolidated Financial Information of Newbridge presented has been derived from Stanford Telecom financial information, which is prepared in accordance with U.S. GAAP, and Newbridge financial information, which is prepared in accordance with Canadian GAAP. With respect to Stanford Telecom financial information, material differences between Canadian and U.S. GAAP have been adjusted and disclosed in the Pro Forma Consolidated Financial Statements.

   The balance sheet and statements of earnings of Stanford Telecom have been summarized and reclassified on a basis consistent with the presentation adopted for the purposes of the Pro Forma Consolidated Financial Statements. The reclassifications relate primarily to disclosure of discontinued operations and assets held for disposal attributable to Stanford Telecom's non-core businesses. Stanford Telecom's operations in wireless broadband network products and satellite personal communications are collectively referred to in the pro forma statements as the "core" operations. Stanford Telecom's government, contract manufacturing and telecom component product operations are collectively referred to in the Pro Forma Consolidated Financial Statements as the "non-core" operations. The financial results and financial position of Stanford Telecom's core operations and non-core operations have not been separately audited.

   As more fully described in note 2 to the Pro Forma Consolidated Financial Statements, the Pro Forma Consolidated Balance Sheet gives effect to the transactions set out in the merger agreement as though they had occurred on August 1, 1999. The Pro Forma Consolidated Statements of Earnings for the three months ended August 1, 1999 and for the year ended May 2, 1999 give effect to these transactions as if they had occurred on May 1, 1998. The Pro Forma Consolidated Financial Statements are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future.

   The allocation of the aggregate purchase price reflected in the unaudited Pro Forma Consolidated Financial Statements is preliminary. The final allocation of the purchase price upon closing and after sale of the Stanford Telecom non-core assets will be based upon Management's evaluation of the fair values of the assets acquired and liabilities assumed following the effective date of the merger and may differ materially from the preliminary allocation included herein.

                         NEWBRIDGE NETWORKS CORPORATION

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                                  (Unaudited)
                   For the three months ended August 1, 1999
         (Canadian dollars, amounts in thousands except per share data)

                                                                                    Pro forma adjustments
                                                                       -----------------------------------------------
                                                                       Purchase Eliminations/    GAAP      Pro forma
                             Notes    Newbridge  Stanford(1) Subtotal   price    Conforming   differences consolidated
                          ----------- ---------  ----------- --------  -------- ------------- ----------- ------------
Sales...................          2.6 $495,070     $ 2,346   $497,416              (1,904)                  $495,733
                                  2.8                                                 221
Cost of sales...........          2.6  215,521       4,340    219,861                (969)                   218,994
                                  2.9                                                 102
                                      --------     -------   --------                                       --------
Gross margin............               279,549      (1,994)   277,555                                        276,739
Expenses
 Selling, general and
  administrative........               141,037       1,040    142,077                                        142,077
 Research and
  development...........          2.6   67,621       2,325     69,946                (935)                    69,941
                                  2.5                                               1,129
                                 2.10                                                            (199)
 Purchased research and
  development in
  process...............  2.11 & 2.14      --          --         --                                             --
 Amortization of
  patents...............         2.14      --          --         --     3,300                                 3,300
 Amortization of
  goodwill..............         2.14    2,745         --       2,745   23,370                                26,115
                                      --------     -------   --------                                       --------
Income (loss) from
 operations.............                68,146      (5,359)    62,787                                         35,306
Interest income.........                 7,345         579      7,924                                          7,924
Interest expense on long
 term obligations.......                (6,059)        --      (6,059)                                        (6,059)
Net gain on
 investments............                 3,512         --       3,512                                          3,512
Other expenses..........                (2,618)        --      (2,618)                                        (2,618)
                                      --------     -------   --------                                       --------
Earnings (loss) before
 income taxes, non-
 controlling interest
 and discontinued
 operations.............                70,326      (4,780)    65,546                                         38,065
Provision for income
 taxes..................         2.10   21,705        (199)    21,506                             199         21,705
Non-controlling
 interest...............                 1,335         --       1,335                                          1,335
                                      --------     -------   --------  -------     ------        ----       --------
Net earnings (loss) from
 continuing operations..              $ 47,286     $(4,581)  $ 42,705  $26,670     $1,010        $--        $ 15,025
                                      ========     =======   ========  =======     ======        ====       ========
Earnings (loss) per
 share from continuing
 operations
 Basic..................              $   0.26     $ (0.35)                                                 $   0.08
 Fully diluted..........              $   0.26     $ (0.35)                                                 $   0.08
Weighted average number
 of shares
 Basic..................               180,399      13,139                                                   198,271
 Fully diluted..........               180,399      13,139                                                   198,271

--------
(1)See note 4 to the Pro Forma Consolidated Financial Statements.

                         NEWBRIDGE NETWORKS CORPORATION

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                                  (Unaudited)
                         For the year ended May 2, 1999
         (Canadian dollars, amounts in thousands except per share data)

                                                                                      Pro forma adjustments
                                                                         -----------------------------------------------
                                                                         Purchase Eliminations/    GAAP      Pro forma
                            Notes    Newbridge   Stanford(1)  Subtotal    price    Conforming   differences consolidated
                         ----------- ----------  ----------- ----------  -------- ------------- ----------- ------------
Sales..................          2.6 $1,790,705   $  6,475   $1,797,180              (1,389)                 $1,795,791
Cost of sales..........          2.6    751,874      5,837      757,711                (592)                    757,119
                                     ----------   --------   ----------                                      ----------
Gross margin...........               1,038,831        638    1,039,469                                       1,038,672
Expenses
 Selling, general and
  administrative.......                 531,308      4,541      535,849                                         535,849
 Research and
  development..........          2.6    264,421     15,002      279,423                (797)                    278,784
                                 2.5                                                    976
                                2.10                                                               (818)
 Restructuring costs...                 118,030         --      118,030                                         118,030
 Purchased research and
  development in
  process..............  2.11 & 2.14         --         --           --   112,044                               112,044
 Amortization of
  patents..............         2.14         --         --           --    13,199                                13,199
 Amortization of
  goodwill.............         2.14      3,437         --        3,437    93,478                                96,915
                                     ----------   --------   ----------                                      ----------
Income (loss) from
 operations............                 121,635    (18,905)     102,730                                        (116,149)
Interest income........                  34,248      2,847       37,095                                          37,095
Interest expense on
 long term
 obligations...........                 (26,127)       (11)     (26,138)                                        (26,138)
Net gain on
 investments...........                 188,726         --      188,726                                         188,726
Other expenses.........                 (17,365)        --      (17,365)                                        (17,365)
                                     ----------   --------   ----------                                      ----------
Earnings (loss) before
 income taxes, non-
 controlling interest
 and discontinued
 operations............                 301,117    (16,069)     285,048                                          66,168
Provision for income
 taxes.................         2.10    121,303       (818)     120,485                             818         121,303
Non-controlling
 interest..............                     653         --          653                                             653
                                     ----------   --------   ----------  --------    ------        ----      ----------
Net earnings (loss)
 from continuing
 operations............              $  179,161   $(15,251)  $  163,910  $218,721    $  976        $ --      $  (55,787)
                                     ==========   ========   ==========  ========    ======        ====      ==========
Earnings (loss) per
 share from continuing
 operations
 Basic.................              $     1.01   $  (1.17)                                                  $    (0.29)
 Fully diluted.........              $     1.01   $  (1.17)                                                  $    (0.29)
Weighted average number
 of shares
 Basic.................                 177,630     12,992                                                      195,302
 Fully diluted.........                 177,630     12,992                                                      195,302

--------
(1)See note 4 to the Pro Forma Consolidated Financial Statements.

                         NEWBRIDGE NETWORKS CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                              As at August 1, 1999
                        (Canadian dollars in thousands)

                                                                                      Pro forma adjustments
                                                                 ----------------------------------------------------------------
                                                                      Purchase price
                                                                 ------------------------- Eliminations/    GAAP      Pro forma
                      Notes    Newbridge  Stanford(1)  Subtotal  FV decrements Intangibles  Conforming   differences consolidated
                   ----------- ---------- ----------- ---------- ------------- ----------- ------------- ----------- ------------
     ASSETS
     ------
Cash and cash
 equivalents.....          2.4 $  432,459  $ 23,009   $  455,468                                1,748                 $  457,216
Marketable
 securities......                 198,283    43,720      242,003                                                         242,003
Accounts
 receivable, net
 of provision for
 returns and
 doubtful
 accounts........          2.3    560,204     5,005      565,209    (2,002)                                              560,330
                           2.4                                                                 (1,748)
                           2.5                                                                 (1,129)
Inventories......          2.3    271,373     6,141      277,514     (4,756)                                             272,656
                           2.9                                                                   (102)
Prepaid
 expenses........          2.3     50,657     4,753       55,410       (103)                                              50,657
                           2.7                                                                 (4,650)
Other current
 assets..........                  29,055       --        29,055                                                          29,055
                               ----------  --------   ----------                                                      ----------
                                1,542,031    82,628    1,624,659                                                       1,611,917
Property, plant
 and equipment...          2.3    463,242     3,520      466,762       (675)                                             466,087
Intangible assets
 Purchased
  research and
  development in
  process........  2.11 & 2.13        --        --           --                  112,044                                 112,044
 Patents.........         2.13        --        --           --                   39,598                                  39,598
 Goodwill........         2.13     38,939       --        38,939                 467,390                                 506,329
Software
 development
 costs...........                  37,809       --        37,809                                                          37,809
Future tax
 benefits........          2.7     52,569       --        52,569                                5,700                     58,269
Assets held for
 disposal........          2.3        --    100,881      100,881     (2,550)                                              98,331
Other assets.....          2.3    387,744     1,569      389,313       (519)                                             387,744
                           2.7                                                                 (1,050)
                               ----------  --------   ----------   --------     --------      -------       -----     ----------
                               $2,522,334  $188,598   $2,710,932   $(10,605)    $619,032      $(1,231)      $ --      $3,318,128
                               ==========  ========   ==========   ========     ========      =======       =====     ==========
 LIABILITIES AND
  SHAREHOLDERS'
     EQUITY
 ---------------
Current
 liabilities
 Accounts
  payable........          2.8 $  178,333  $  6,336   $  184,669                                 (221)                $  184,448
 Accrued
  liabilities....          2.3    187,622    16,586      204,208        300                                              229,265
                           2.2                                                    24,757
 Income taxes....                  85,488    13,125       98,613                                                          98,613
 Current portion
  of long term
  obligations....                   2,037        46        2,083                                                           2,083
                               ----------  --------   ----------                                                      ----------
                                  453,480    36,093      489,573                                                         514,409
Long term
 obligations.....                 390,583       912      391,495                                                         391,495
Future tax
 obligations.....                  54,277       --        54,277                                                          54,277
Non-controlling
 interest........                  24,348       --        24,348                                                          24,348
                               ----------  --------   ----------                                                      ----------
                                  922,688    37,005      959,693                                                         984,529
                               ----------  --------   ----------                                                      ----------
Share capital
 Common shares...          2.1    589,956    67,210      657,166                 734,963                               1,324,919
                          2.12                                                   (67,210)
Accumulated
 foreign currency
 translation
 adjustment......                  33,413       --        33,413                                                          33,413
Retained
 earnings........          2.3    976,277    84,383    1,060,660    (10,905)                                             975,267
                          2.12                                                   (73,478)
                           2.9                                                                   (102)
                           2.8                                                                    221
                           2.5                                                                 (1,129)
                               ----------  --------   ----------                                                      ----------
                                1,599,646   151,593    1,751,239                                                       2,333,599
                               ----------  --------   ----------   --------     --------      -------       -----     ----------
                               $2,522,334  $188,598   $2,710,932   $(10,605)    $619,032      $(1,231)      $ --      $3,318,128
                               ==========  ========   ==========   ========     ========      =======       =====     ==========

-------
(1)See note 4 to the Pro Forma Consolidated Financial Statements.

                         NEWBRIDGE NETWORKS CORPORATION

                                  (Unaudited)
    (Canadian dollars, tabular amounts in thousands, except per share data)

1. Basis of Presentation

   The Pro Forma Consolidated Financial Statements have been prepared using the purchase method of accounting for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Consolidated Financial Statements is preliminary and is based upon Management's preliminary evaluation of the fair values of the assets to be acquired and liabilities to be assumed. The final allocation of the purchase price upon closing and after sale of the Stanford Telecom non-core assets may differ materially from the preliminary allocation included herein. Calculation of pro forma earnings per share data included in the Pro Forma Consolidated Financial Statements is based upon the closing price of Newbridge common shares on September 29, 1999 and assumes a contingent value of US$3.75 per Stanford Telecom share.

   The accompanying Pro Forma Consolidated Financial Statements have been prepared by Management of Newbridge based on the unaudited and audited consolidated financial statements of Newbridge as at and for the three months ended August 1, 1999, and for the year ending May 2, 1999, respectively, and the unaudited consolidated financial statements of Stanford Telecom as at and for the three months ended June 30, 1999 and for the year ended March 31, 1999, adjusted to reflect classifications consistent with the presentation adopted by Newbridge. These adjustments relate primarily to disclosure of discontinued operations and assets held for disposal attributable to Stanford Telecom's non-core businesses. Stanford Telecom's operations in wireless broadband network products and satellite personal communications are collectively referred to in the pro forma statements as the "core" operations. Stanford Telecom's government contracting, manufacturing operations and telecom components products are collectively referred to herein as the "non-core" operations. The financial results and financial position of Stanford Telecom's core operations and non-core operations have not been separately audited.

   The accounting policies used in the preparation of the Pro Forma Consolidated Financial Statements are in accordance with Canadian GAAP as disclosed in the Newbridge Annual Report on Form 10-K. The consolidated financial statements of Stanford Telecom have been prepared in accordance with U.S. GAAP, and any material differences between Canadian and U.S. GAAP have been adjusted and disclosed. Stanford Telecom's Consolidated Statements of Earnings were translated from U.S. dollars to Canadian dollars using the daily average exchange rate for the three months ended August 1, 1999 of $0.6787 and the daily average exchange rate for the year ended May 2, 1999 of $0.6629. Stanford Telecom's Consolidated Balance Sheet at June 30, 1999 was translated from U.S. dollars to Canadian dollars using an exchange rate of $0.6667.

   In the opinion of the Management of Newbridge, these Pro Forma Consolidated Financial Statements include all adjustments necessary for fair presentation of pro forma financial statements.

   The Pro Forma Consolidated Financial Statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these Pro Forma Consolidated Financial Statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Newbridge and Stanford Telecom.

   The Pro Forma Consolidated Financial Statements should be read in conjunction with the description of the merger in this proxy statement/prospectus, the unaudited and audited consolidated financial statements of Newbridge as at and for the three months ended August 1, 1999 and for the year ended May 2, 1999, respectively, and notes thereto, incorporated by reference in this proxy statement/prospectus, and the unaudited

                         NEWBRIDGE NETWORKS CORPORATION

                                  (Unaudited)
    (Canadian dollars, tabular amounts in thousands, except per share data)

and audited consolidated financial statements of Stanford Telecom as at and for the three months ended June 30, 1999 and for the year ended March 31, 1999 and notes thereto, also incorporated by reference in this proxy statement/prospectus.

2. Pro Forma Assumptions and Adjustments

   The Pro Forma Consolidated Financial Statements incorporate the following assumptions:

   . Completion of the transactions contemplated by the merger agreement, more fully described elsewhere herein, resulting in the combination of the businesses of Newbridge and Stanford Telecom.

   . Absence of any material transactions by, or changes in operations of, Newbridge and Stanford Telecom subsequent to August 1, 1999, including disposition of the non-core assets of Stanford Telecom, and other than as described elsewhere in this proxy statement/prospectus.

   These Pro Forma Consolidated Financial Statements give effect to the following assumptions and adjustments (as if the merger had occurred on August 1, 1999 in respect of the Pro Forma Consolidated Balance Sheet and on May 1, 1998 in respect of the Pro Forma Consolidated Statements of Earnings):

 Transactions Giving Effect to the Merger and Agreements Related Thereto

  2.1 The issuance of approximately 18,000,536 common shares by Newbridge in exchange for all the issued and outstanding shares of Stanford Telecom and the issuance of approximately 1,822,195 common shares by Newbridge upon exercise of all outstanding Stanford Telecom stock options. Common shares issued by Newbridge to effect the merger are based upon the September 29, 1999 closing price for Newbridge common stock, assume a contingent value of US$3.75 per Stanford Telecom share and have an estimated fair value of US$490,000,000 (Cdn$734,963,000).

  2.2 To record estimated direct costs of the acquisition of $24,757,000 which will be allocated in the purchase price allocation.

  2.3 To record fair value adjustments to Stanford Telecom assets and liabilities as follows:

       Accounts receivable............................................. $ 2,002
       Inventories.....................................................   4,756
       Prepaid expenses................................................     103
       Property, plant and equipment...................................     675
       Assets held for disposal........................................   2,550
       Other assets....................................................     519
                                                                        -------
         Total fair value reduction in assets..........................  10,605
       Accrued liabilities.............................................     300
                                                                        -------
                                                                        $10,905
                                                                        =======

 Eliminations and Conforming Adjustments

  2.4 To record $1,748,000 payment by Newbridge to Stanford Telecom in settlement of trade account balances subsequent to June 30, 1999 and before Newbridge's quarter end of August 1, 1999.

  2.5 To recognize research and development expense for unbilled research and development subcontracting work performed by Stanford Telecom on behalf of Newbridge.

                         NEWBRIDGE NETWORKS CORPORATION

                                  (Unaudited)
    (Canadian dollars, tabular amounts in thousands, except per share data)


  2.6 To eliminate Stanford Telecom product sales to Newbridge and research and development expenses for subcontracting work performed by Stanford Telecom for Newbridge.

  2.7 To reclassify Stanford Telecom's deferred tax assets of $5,700,000 as future tax benefits on the Pro Forma Consolidated Balance Sheet in accordance with the disclosure adopted by Newbridge.

  2.8 To record subcontracting revenue for research and development work performed by Stanford Telecom for Newbridge subsequent to June 30, 1999 and before Newbridge's quarter end of August 1, 1999.

  2.9 To eliminate intercompany profits held in Newbridge inventory of Stanford Telecom products.

 Generally Accepted Accounting Principle ("GAAP") Differences

  2.10 To reclassify research and development tax credits to research and development expenses because these credits are treated as recoveries of research and development expenses under Canadian GAAP.

  2.11 Under Canadian GAAP, purchased research and development in process acquired in the merger is capitalized and amortized over its expected useful life which Newbridge has estimated to be six months. Under U.S. GAAP, purchased research and development in process is expensed at the time of the merger. Adjusting the Pro Forma Consolidated Financial Statements to conform to U.S. GAAP would not result in any change to the Pro Forma Consolidated Statements of Earnings and would result in no purchased research and development in process asset on the Pro Forma Consolidated Balance Sheet.
Adjustments to Record the Purchase

  2.12 To eliminate on consolidation the shareholders' equity of Stanford Telecom after giving effect to the adjustment described in 2.3 above.

  2.13 To allocate the aggregate purchase price to Stanford Telecom's net assets in accordance with the purchase method of accounting as follows:

       Fair value of Newbridge shares to be issued, (Note 2.1)........ $734,963
       Estimated acquisition costs, (Note 2.2)........................   24,757
                                                                       --------
         Total purchase price......................................... $759,720
                                                                       ========
       Shareholders' equity acquired, before adjustments.............. $151,593
       Deduct effect of adjustments (Note 2.3)........................  (10,905)
                                                                       --------
         Adjusted fair value of net tangible assets acquired..........  140,688
       Add fair value of intangible assets acquired:
         Purchased research and development in process................  112,044
         Patents......................................................   39,598
         Goodwill.....................................................  467,390
                                                                       --------
         Total fair value of identifiable assets acquired............. $759,720
                                                                       ========

     The above allocation of the aggregate purchase price is preliminary and may change materially, particularly as a result of the anticipated disposition of Stanford Telecom's non-core assets prior to the effective date of the merger. Based upon current expectations of the proceeds of disposition of the non-core operations relative to the adjusted book value of the net assets of these operations, Newbridge expects the amount allocated to acquired goodwill in the final allocation of the aggregate purchase price to be approximately $225,000,000 less than in the preliminary allocation above.

                         NEWBRIDGE NETWORKS CORPORATION

                                  (Unaudited)
     (Canadian dollars, tabular amounts in thousands except per share data)


  2.14 To record amortization of acquired intangible assets including goodwill as a result of the purchase price allocation described in
       2.13 above. Each intangible asset will be amortized over its estimated useful life which has been estimated on a preliminary basis by Newbridge as follows:

       Purchased research and development in
        process................................... -- 6 months, straight line
       Patents.................................... -- 3 years, straight line
       Goodwill................................... -- 5 years, straight line

     The amortization adjustments reflected in the Pro Forma Consolidated Statements of Earnings are preliminary and may change materially based upon the final allocation of the purchase price and the final determination of the estimated useful life of each intangible asset acquired. The actual amortization of intangibles will commence subsequent to the effective date of the merger.

3. Earnings (Loss) Per Share

   Under Canadian GAAP, basic earnings (loss) per share is calculated on the basis of net earnings (loss) divided by the daily weighted average number of common shares outstanding during the period. The calculation of fully diluted earnings (loss) per share assumes that, if a dilutive effect is produced, all outstanding options had been exercised at the later of the beginning of the fiscal period and the option issue date, and includes an allowance for imputed earnings (for the three months ended August 1, 1999, Newbridge--$10,893,000, Stanford Telecom--$159,000; for the year ended May 2, 1999, Newbridge-- $28,943,000, Stanford Telecom--$845,000) derived from the investment of funds which would have been received at an after tax rate of 3.5%.

   Under U.S. GAAP, basic earnings per share is calculated as net earnings
(loss) divided by the daily weighted average number of common shares outstanding during the period, consistent with the calculation of basic earnings per share under accounting principles generally accepted in Canada. Diluted earnings per share is calculated using the treasury stock method. The calculation of earnings per share under U.S. GAAP is as follows.

                                       Three Months Ended August 1, 1999
                                       -------------------------------------
                                        Newbridge    Stanford     Pro Forma
                                       -----------  ----------   -----------
   Net earnings (loss) per share from
    continuing operations
     Basic...........................   $      0.26  $    (0.35)  $      0.08
     Diluted.........................   $      0.26  $    (0.35)  $      0.07

   Weighted average number of shares
     Basic...........................       180,399      13,139       198,271
     Net effect of dilutive stock
      options........................         2,101         --          3,084
                                        -----------  ----------   -----------
     Diluted.........................       182,500      13,139       201,355
                                        ===========  ==========   ===========

                                             Year Ended May 2, 1999
                                       -------------------------------------
                                        Newbridge    Stanford     Pro Forma
                                       -----------  ----------   -----------
   Net earnings (loss) per share from
    continuing operations
     Basic...........................   $      1.01  $    (1.17)  $     (0.29)
     Diluted.........................   $      0.99  $    (1.17)  $     (0.29)

   Weighted average number of shares
     Basic...........................       177,630      12,992       195,302
     Net effect of dilutive stock
      options........................         2,746         --            --
                                        -----------  ----------   -----------
     Diluted.........................       180,376      12,992       195,302
                                        ===========  ==========   ===========

                         NEWBRIDGE NETWORKS CORPORATION

                                  (Unaudited)
     (Canadian dollars, tabular amounts in thousands except per share data)


4. Conversion of Stanford Telecom Financial Statements

   The following table illustrates the reclassification and foreign currency translation of Stanford Telecom's Consolidated Financial Statements. The information titled "Summarized Financial Statements" is derived from Stanford Telecom's unaudited and audited consolidated financial statements as at and for the three months ended June 30, 1999 and for the year ended March 31, 1999, respectively. Stanford Telecom's Consolidated Statements of Earnings were translated from U.S. dollars to Canadian dollars using the daily average exchange rate for the three months ended June 30, 1999 of $0.6787 and the daily average exchange rate for the year ended March 31, 1999 of $0.6629. Stanford Telecom's Consolidated Balance Sheet at June 30, 1999 was translated from U.S. dollars to Canadian dollars using an exchange rate of $0.6667.

                                      Three Months Ended June 30, 1999
                                   -----------------------------------------
                                   Summarized
                                   Financial   Non-core   Adjusted  Adjusted
                                   Statements Businesses   U.S.$      Cdn$
                                   ---------- ----------  --------  --------
   Consolidated Statement of
    Earnings
     Sales........................  $ 60,996  $ (59,404)  $  1,592  $  2,346
     Cost of sales................    37,329    (34,384)     2,945     4,340
                                    --------  ---------   --------  --------
     Gross margin.................    23,667    (25,020)    (1,353)   (1,994)
     Expenses.....................     8,795     (6,511)     2,284     3,365
                                    --------  ---------   --------  --------
     Operating income.............    14,872    (18,509)    (3,637)   (5,359)
     Interest income..............       393        --         393       579
     Income taxes.................    (4,732)     4,867        135       199
                                    --------  ---------   --------  --------
     Net earnings.................  $ 10,533  $ (13,642)  $ (3,109) $ (4,581)
                                    ========  =========   ========  ========
                                          Year Ended March 31, 1999
                                   -----------------------------------------
                                   Summarized
                                   Financial   Non-core   Adjusted  Adjusted
                                   Statements Businesses   U.S.$      Cdn$
                                   ---------- ----------  --------  --------
   Consolidated Statement of
    Earnings
     Sales........................  $165,405  $(161,113)  $  4,292  $  6,475
     Cost of sales................   131,311   (127,442)     3,869     5,837
                                    --------  ---------   --------  --------
     Gross margin.................    34,094    (33,671)       423       638
     Expenses.....................    34,031    (21,076)    12,955    19,543
                                    --------  ---------   --------  --------
     Operating income.............        63    (12,595)   (12,532)  (18,905)
     Interest income..............     1,880        --       1,880     2,836
     Income taxes.................      (602)     1,144        542       818
                                    --------  ---------   --------  --------
     Net earnings.................  $  1,341  $ (11,451)  $(10,110) $(15,251)
                                    ========  =========   ========  ========


                         NEWBRIDGE NETWORKS CORPORATION

                                  (Unaudited)
     (Canadian dollars, tabular amounts in thousands except per share data)


                                                 As at June 30, 1999
                                       ---------------------------------------
                                       Summarized
                                       Financial   Non-core  Adjusted Adjusted
                                       Statements Businesses  U.S.$     Cdn$
                                       ---------- ---------- -------- --------
   Consolidated Balance Sheet
     Total current assets.............  $112,974   $(57,886) $ 55,088 $ 82,628
     Non-current assets...............    12,764     (9,371)    3,393    5,089
     Assets held for disposal.........       --      67,257    67,257  100,881
                                        --------   --------  -------- --------
     Total assets.....................  $125,738   $    --   $125,738 $188,598
                                        ========   ========  ======== ========
     Total current liabilities........  $ 24,063   $    --   $ 24,063 $ 36,093
     Long term liabilities............       608        --        608      912
     Shareholders' equity.............   101,067        --    101,067  151,593
                                        --------   --------  -------- --------
     Total liabilities and
      shareholders' equity............  $125,738   $    --   $125,738 $188,598
                                        ========   ========  ======== ========

                                 LEGAL MATTERS

   The validity of the Newbridge common stock to be issued to Stanford Telecom stockholders pursuant to the merger will be passed upon by Hunton & Williams, New York, New York, and Osler, Hoskin & Harcourt, Ottawa and Toronto, Canada, counsel to Newbridge. As of July 6, 1999, Kent H. E. Plumley, a director of Newbridge and a member of Osler, Hoskin & Harcourt, or members of his immediate family, beneficially owned 274,687 shares of Newbridge common stock.

   Heller Ehrman White & McAuliffe will provide an opinion to Newbridge and Thelen Reid & Priest LLP will provide an opinion to Stanford Telecom as to the qualification of the merger as a reorganization under the Internal Revenue Code.

                                    EXPERTS

   The consolidated financial statements of Newbridge incorporated in this proxy statement/prospectus by reference from Newbridge's Annual Report on Form 10-K for the year ended May 2, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements and schedule of Stanford Telecom as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999, incorporated by reference in this proxy statement of Stanford Telecom, which are referred to and made part of this proxy statement/prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report which is also incorporated by reference. The Stanford Telecom consolidated financial statements are incorporated by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

   A representative of Arthur Andersen LLP, the independent public accountants for Stanford Telecom for the current year and for the most recently completed fiscal year, is expected to be present at the Stanford Telecom special meeting. The representative of Arthur Andersen LLP who attends the special meeting will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   If the merger is not completed, the next annual meeting of stockholders of Stanford Telecom will be held on or around June 2000. To be considered for presentation at the year 2000 annual meeting, a stockholder proposal must be received at the offices of Stanford Telecom not later than January 28, 2000, as provided in the proxy statement relating to annual meeting held on June 23, 1999. The proxies solicited by management for the year 2000 annual meeting will confer discretionary authority to vote on any stockholder proposal presented to that meeting unless Stanford Telecom is provided with notice of the stockholder proposal on or prior to April 13, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   Newbridge and Stanford Telecom each file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document filed by Newbridge or Stanford Telecom at the SEC's public reference facilities:

     Washington D.C.               New York                  Chicago
     Judiciary Plaza       Seven World Trade Center  Citicorp Center500 West
  450 Fifth Street, N.W.          Suite 1300              Madison Street
        Room 1024             New York, NY 10048            Suite 1400
  Washington, D.C. 20549                              Chicago, IL 60661-2511

   You may call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. In addition, these SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." Reports, proxy statements and other information concerning Newbridge can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Stanford Telecom can be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   The SEC allows us (Newbridge and Stanford Telecom) to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. Any later information that we file with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents listed below, and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities is terminated. This proxy statement/prospectus is part of a registration statement on Form S-4 filed by Newbridge with the SEC (Registration No. 333-
         ).

   The Newbridge documents we incorporate by reference are its:

  . Annual Report on Form 10-K for the fiscal year ended May 2, 1999, as amended;

  .  Quarterly Report on Form 10-Q for the quarter ended August 1, 1999;

  .  Current Report on Form 8-K filed with the SEC on June 30, 1999; and

  . Description of common stock in Newbridge's registration statement on Form 8-A filed on September 1, 1994 under the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating the description.

   You can obtain copies of the documents relating to Newbridge, without charge, by contacting Mike Stephens, Corporate Communications at:

                        Newbridge Networks Corporation
                        600 March Road, P.O. Box 13600
                        Kanata, Ontario, Canada K2K 2E6
                           Telephone: (613) 591-3600

   In order to ensure timely delivery of the documents, any requests should be made by November 5, 1999.

   The Stanford Telecom documents we incorporate by reference are its:

  .  Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

  .  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

  .  Current Report on Form 8-K filed with the SEC on June 25, 1999;

  .  Current Report on Form 8-K filed with the SEC on September 28, 1999; and

  . Description of common stock in Stanford Telecom's Current Report on Form 8-K filed on August 4, 1998, and any amendment or report filed for the purpose of updating the description.

   You can obtain copies of the documents relating to Stanford Telecom, without charge, by contacting Gary S. Wolf at:

                       Stanford Telecommunications, Inc.
                      1221 Crossman Avenue, P.O. Box 3733
                          Sunnyvale, California 94089
                           Telephone: (408) 745-0818

   In order to ensure timely delivery of the documents, any requests should be made by November 5, 1999.

                                                                      APPENDIX 1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         NEWBRIDGE NETWORKS CORPORATION

                            SATURN ACQUISITION CORP.

                                      AND

                       STANFORD TELECOMMUNICATIONS, INC.

                           Dated as of June 22, 1999

 ARTICLE I--THE MERGER......................................................   4
    1.1  The Merger........................................................    4
    1.2  Closing; Effective Time...........................................    4
    1.3  Effects of the Merger.............................................    5
    1.4  Certificate of Incorporation; Bylaws..............................    5
    1.5  Directors and Officers of the Surviving Corporation...............    5

 ARTICLE II--CONVERSION OF SHARES...........................................   5
    2.1  Conversion of Stock...............................................    5
    2.2  Stel Options; Stock Purchase Plan.................................    7
    2.3  Exchange of Stel Stock Certificates...............................    8
    2.4  Lost, Stolen or Destroyed Certificates............................    9
    2.5  Tax Consequences..................................................    9

 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF STEL........................   9
    3.1  Organization, Etc. ...............................................    9
    3.2  Authority Relative to This Agreement..............................   10
    3.3  No Violations, Etc. ..............................................   10
    3.4  Board Recommendation..............................................   11
    3.5  Fairness Opinion..................................................   11
    3.6  Capitalization....................................................   11
    3.7  SEC Filings.......................................................   12
    3.8  Financial Statements..............................................   12
    3.9  Absence of Undisclosed Liabilities................................   12
    3.10 Absence of Changes or Events......................................   12
    3.11 Capital Stock of Subsidiaries.....................................   14
    3.12 Litigation........................................................   14
    3.13 Insurance.........................................................   14
    3.14 Contracts and Commitments.........................................   14
    3.15 Labor Matters; Employment and Labor Contracts.....................   15
    3.16 Compliance with Laws..............................................   16
    3.17 Government Contracts..............................................   16
    3.18 Intellectual Property Rights......................................   18
    3.19 Accounts Receivable; Inventories..................................   19
    3.20 Order Backlog.....................................................   20
    3.21 Product and Service Warranties....................................   20
    3.22 Taxes.............................................................   20
    3.23 Employee Benefit Plans; ERISA.....................................   22
    3.24 Environmental Matters.............................................   24
    3.25 Officer's Certificate as to Tax Matters...........................   26
    3.26 Affiliates........................................................   26
    3.27 Finders or Brokers................................................   26
    3.28 Registration Statement; Proxy Statement/Prospectus................   26
    3.29 Title to Property.................................................   26
    3.30 Year 2000 Compliance..............................................   27

 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF NEWBRIDGE AND MERGER SUB.....  27
    4.1  Organization, Etc. ...............................................   27
    4.2  Authority Relative to This Agreement..............................   27
    4.3  No Violations, Etc. ..............................................   28
    4.4  Capitalization....................................................   28
    4.5  Registration Statement; Proxy Statement/Prospectus................   28
    4.6  SEC Filings.......................................................   29

    4.7  Compliance with Laws............................................    29
    4.8  Financial Statements............................................    29
    4.9  Absence of Undisclosed Liabilities..............................    29
    4.10 Absence of Changes or Events....................................    29
    4.11 Litigation......................................................    29

 ARTICLE V--COVENANTS.....................................................   30
    5.1  Conduct of Business During Interim Period.......................    30
    5.2  No Solicitation.................................................    31
    5.3  Access to Information...........................................    32
    5.4  Special Meeting; Registration Statement; Board Recommendation...    32
    5.5  Commercially Reasonable Efforts.................................    34
    5.6  Public Announcements............................................    34
    5.7  Notification of Certain Matters.................................    34
    5.8  Indemnification.................................................    35
    5.9  Affiliate Agreements............................................    36
    5.10 NYSE Listing....................................................    36
    5.11 Resignation of Directors and Officers...........................    36
    5.12 Form S-8........................................................    36
    5.13 SEC Filings.....................................................    36
    5.14 Employee Matters................................................    37
    5.15 Termination of Stel Purchase Plan...............................    37
    5.16 Stock Option Agreement..........................................    37
    5.17 Technology Option Agreement.....................................    37
    5.18 Non-core Asset Sale.............................................    37
    5.19 Assumption of Options...........................................    37
    5.20 Transitional Contract--Manufacturing Arrangement................    38
    5.21 Stel IP Rights..................................................    38
    5.22 Appraisal Rights................................................    38

 ARTICLE VI--CONDITIONS TO THE OBLIGATIONS OF EACH PARTY..................   38
    6.1  Registration Statement..........................................    38
    6.2  Stockholder Approval............................................    38
    6.3  Listing of Additional Shares....................................    38
    6.4  Government Clearances...........................................    38
    6.5  Statute or Decree...............................................    38

 ARTICLE VII--CONDITIONS TO THE OBLIGATIONS OF STEL AND NEWBRIDGE.........   39
    7.1  Additional Conditions To The Obligations Of Stel................    39
    7.2  Additional Conditions To The Obligations Of Newbridge And Merger
         Sub.............................................................    39

 ARTICLE VIII--TERMINATION................................................   40
    8.1  Termination.....................................................    40
    8.2  Notice of Termination; Effect of Termination....................    42
    8.3  Fees and Expenses...............................................    42

 ARTICLE IX--MISCELLANEOUS................................................   43
    9.1  Amendment and Modification......................................    43
    9.2  Waiver of Compliance; Consents..................................    43
    9.3  Survival; Investigations........................................    43
    9.4  Notices.........................................................    43
    9.5  Assignment; Third Party Beneficiaries...........................    44
    9.6  Governing Law...................................................    44
    9.7  Counterparts....................................................    44
    9.8  Severability....................................................    44

    9.9  Interpretation....................................................   44
    9.10 Entire Agreement..................................................   44
    9.11 Definition of "law"...............................................   44
    9.12 Rules of Construction.............................................   45

 Exhibits
 Exhibit A       Stock Option Agreement
 Exhibit B       Technology Option Agreement
 Exhibit C       Form of Voting Agreement
 Exhibit D       Certificate of Merger
 Exhibit E       Form of CVR Agreement
 Exhibit F       Form of Stel Affiliates Agreement
 Schedule 5.8(b) Other Indemnified Parties
 Schedule 5.14   Employee Severance
 Schedule 7.1(h) Employment Agreements

"Accounts Receivable"...................................... Section 3.19(a)
"Acquisition Proposal"..................................... Section 5.2(c)
"Acquisition Transaction".................................. Section 5.2(c)
"Action"................................................... Section 3.12(a)
"Affiliates"............................................... Section 3.26
"Antitrust Division"....................................... Section 5.5
"CERCLA"................................................... Section 3.24(a)(iii)
"CFIUS".................................................... Section 5.5
"Certificate of Merger".................................... Section 1.2
"Closing".................................................. Section 1.2
"Closing Date"............................................. Section 1.2
"COBRA".................................................... Section 3.15(b)
"Code"..................................................... Recitals
"Confidentiality Agreement"................................ Section 5.3
"Contingent Value Ratio"................................... Section 2.1(a)(ii)
"Contractor"............................................... Section 3.24(a)(i)
"CVR Agreement"............................................ Section 2(a)(iii)
"CVR Certificates"......................................... Section 2(b)
"Delaware Law"............................................. Section 1.1
"Effective Time"........................................... Section 1.2
"End Date"................................................. Section 8.1(b)
"Employee Benefit Plans"................................... Section 3.23(a)
"Environment".............................................. Section 3.24(a)(ii)
"Environmental Law"........................................ Section 3.24(a)(iii)
"Environmental Permit"..................................... Section 3.24(a)(iv)
"ERISA".................................................... Section 3.23(a)
"ERISA Affiliate".......................................... Section 3.23(a)
"Exchange Act"............................................. Section 3.3
"Exchange Agent"........................................... Section 2.3(a)
"Exchange Fund"............................................ Section 2.3(c)
"Exchange Ratio"........................................... Section 2.1(a)(i)
"Exon-Florio Amendment".................................... Section 3.3
"Foreign Plan"............................................. Section 3.23(n)
"FTC"...................................................... Section 5.5
"GAAP"..................................................... Section 3.8
"Government Bid"........................................... Section 3.17(a)(ii)
"Government Contract"...................................... Section 3.17(a)(iii)
"Government Entity"........................................ Section 3.3
"Government Body".......................................... Section 3.17(a)(i)
"Group Health Plan"........................................ Section 3.23(k)
"Hazardous Material"....................................... Section 3.24(a)(v)
"Holder"................................................... Section 2.3(c)
"HSR Act".................................................. Section 3.3
"Indemnified Parties"...................................... Section 5.8(b)
"IRS"...................................................... Section 3.22(b)(iii)
"law"...................................................... Section 9.11
"Legal Requirement"........................................ Section 3.17(a)(iv)
"Maturity Date"............................................ Section 2.1(a)(ii)
"Merger"................................................... Recitals
"Merger Sub"............................................... Preamble
"Merger Sub Common Stock".................................. Section 2.1(d)
"Newbridge"................................................ Preamble

                                      1-1

"Newbridge Adjustment Option"............................... Section 2.1(a)(i)
"Newbridge Balance Sheet"................................... Section 4.8
"Newbridge Certificates".................................... Section 2.1(b)
"Newbridge Closing Value"................................... Section 2.1(a)(i)
"Newbridge Common Stock".................................... Recitals
"Newbridge Disclosure Statement"............................ Article IV
"Newbridge Exchange Options"................................ Section 2.2(a)(iii)
"Newbridge Financial Statements"............................ Section 4.8
"Newbridge Fractional Share Value".......................... Section 2.1(f)
"Newbridge Material Adverse Effect"......................... Section 4.1(a)
"Newbridge Material Subsidiaries............................ Section 4.1(a)
"Newbridge SEC Reports"..................................... Section 4.6
"Newbridge Stock Certificate"............................... Section 2.1(b)
"Non-core Assets"........................................... Section 5.18
"Non-core Asset Sale"....................................... Section 5.18
"Non-core Asset Sale Proceeds".............................. Section 2.1(a)(ii)
"Notice of Superior Proposal"............................... Section 5.4(c)
"Pension Benefit Plans"..................................... Section 3.23(a)
"Person".................................................... Section 2.1(g)
"Potential Acquiror"........................................ Section 5.2(a)
"Proxy Statement/Prospectus"................................ Section 3.28
"Real Property"............................................. Section 3.24(b)(iv)
"Reference Date"............................................ Section 3.8
"Registration Statement".................................... Section 3.3
"Returns"................................................... Section 3.22(b)(i)
"Stel"...................................................... Preamble
"Stel Affiliates"........................................... Section 5.9
"Stel Affiliates Agreement"................................. Section 5.9
"Stel Balance Sheet"........................................ Section 3.8
"Stel Certificate".......................................... Section 2.3(c)
"Stel Common Stock"......................................... Recitals
"Stel Contract"............................................. Section 3.14(b)
"Stel Disclosure Statement"................................. Article III
"Stel Financial Statements"................................. Section 3.8
"Stel IP Rights"............................................ Section 3.18(a)
"Stel Material Adverse Effect".............................. Section 3.1(a)
"Stel Options".............................................. Section 2.2(a)
"Stel Purchase Plan"........................................ Section 2.2(b)
"Stel Rights"............................................... Section 3.4
"Stel Rights Plan".......................................... Section 3.4
"Stel SEC Reports".......................................... Section 3.7(a)
"Stel Special Meeting"...................................... Section 5.4(a)
"Stel Stock Plans".......................................... Section 2.2(a)
"Stel Triggering Event"..................................... Section 8.1(i)
"SEC"....................................................... Section 3.7(a)
"Securities Act"............................................ Section 3.7(a)
"Stock Option Agreement".................................... Recitals
"Subsidiary"................................................ Section 2.1(g)
"Superior Proposal"......................................... Section 5.2(d)
"Surviving Corporation"..................................... Section 1.1
"Tax" or "Taxes"............................................ Section 3.22(a)
"Technology Option Agreement"............................... Recitals

                                      1-2

"Termination Fee"........................................... Section 8.3(b)(i)
"Third Party"............................................... Section 5.2(c)
"Voting Agreements"......................................... Recitals
"Welfare Benefit Plans"..................................... Section 3.23(a)
"Year 2000 Compliant"....................................... Section 3.30

                                      1-3

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 22, 1999 by and among Newbridge Networks Corporation, a Canadian corporation ("Newbridge"), Saturn Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Newbridge ("Merger Sub"), and Stanford Telecommunications, Inc., a Delaware corporation ("Stel"), with respect to the following facts:

   A. The respective boards of directors of Newbridge, Merger Sub and Stel have approved and declared advisable the merger of Merger Sub with and into Stel (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective stockholders.

   B. Pursuant to the Merger, among other things, the outstanding shares of Stel Common Stock, $.01 par value ("Stel Common Stock"), will be converted into Common Shares of Newbridge ("Newbridge Common Stock"), at the rate set forth herein.

   C. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into a Stock Option Agreement dated the date hereof in the form of Exhibit A (the "Stock Option Agreement") with Stel, pursuant to which Stel is granting to Newbridge the right and option to purchase shares of Stel Common Stock from Stel equal to up to 19.9% of issued and outstanding Stel Common Stock.

   E. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into the Wireless Broadband Products Technology License Option Agreement in the form of Exhibit B (the "Technology Option Agreement") with Stel.

   F. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Newbridge's and the Merger Sub's willingness to enter into this Agreement, Newbridge is entering into Voting Agreements in the form of Exhibit C with certain directors and officers of Stel in their respective capacities as stockholders of Stel (the "Voting Agreements").

   The parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"),
(i) Merger Sub shall be merged with and into Stel, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Stel shall be the surviving corporation. Stel as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take

                                      1-4
place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit D (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

   1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Stel and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Stel and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

   (a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of Stel, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until changed or amended as provided by law.

   (b) Subject to Section 5.8, from and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

   1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

   2.1 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of Stel or Merger Sub:

   (a) As of the Effective Time:

   (i) each share of Stel Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Stel Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into the right to receive that number of shares (the "Exchange Ratio") of fully paid and nonassessable Newbridge Common Stock that equals U.S. $30.00 divided by the average closing price per share of Newbridge Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape on the ten trading days ending on the fifth trading day immediately preceding the Stel Special Meeting (the "Newbridge Closing Value"). Notwithstanding the foregoing, if the Newbridge Closing Value is less than U.S. $24.00, the Exchange Ratio shall be 1.25; provided, however, that, in such event, Newbridge shall have the option (the "Newbridge Adjustment Option"), exercisable by notice to Stel prior to the close of business on the third trading day prior to the Stel Special Meeting, to adjust the Exchange Ratio, to an amount that exceeds 1.25;

                                      1-5

   (ii) if the "Non-core Asset Sale" (as defined in Section 5.18) has closed on or prior to the Effective Time, the holder of each share of Stel Common Stock shall have the right to receive for each share of Stel Common Stock, an additional fraction of a share (the "Contingent Value Ratio") of fully paid and nonassessable Newbridge Common Stock as is determined using the following formula:

                           [(B + C-D + E) / SS] / V

where,

     "B" equals the lesser of (A) the gross proceeds from the Non-core Asset Sale before deduction of any state and federal income taxes payable on such proceeds (the "Non-core Asset Sale Proceeds") and (B) $173,000,000, minus $102,000,000;

     "C" equals 50% of the greater of (A) the Non-core Asset Sale Proceeds minus $173,000,000 and (B) 0;

     "D" equals 50% of any state and federal income taxes payable on the Non-core Asset Sale Proceeds, based on the applicable rates as determined in good faith by Newbridge;

     "E" equals $625,000;

     "SS" equals the number of shares of Stel Common Stock and Stel Options issued and outstanding immediately prior to the Effective Time (other than shares of Stel Common Stock to be canceled pursuant to Section 2.1(c)); and

     "V" equals the greater of (a) the Newbridge Closing Value and (b) $24.00, unless the Newbridge Adjustment Option is exercised, in which case "V" equals $30.00 divided by the Exchange Ratio;

   in the event that any consideration received from the Non-core Asset Sale is not cash or is affected by some contingency, the parties shall appoint an independent expert in business valuation to calculate the net present value of such consideration, and such amount shall be included in the calculation of the Non-core Asset Sale Proceeds;

   (iii) if the Non-core Asset Sale has not closed on or prior to the Effective Time, the holder of each share of Stel Common Stock, shall have the right to receive, for each share of Stel Common Stock, one contingent value right ("CVR"), with substantially the terms set forth in the form of Contingent Value Rights Agreement attached hereto as Exhibit E (the "CVR Agreement").

   (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stel Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of Newbridge Common Stock into which such shares have been converted (the "Newbridge Stock Certificates"), (ii) cash in lieu of fractional shares of Newbridge Common Stock in accordance with Section 2.1(f), without interest, and (iii) in the event the Non-core Asset Sale has not closed prior to the Effective Time, a certificate (or direct registration) representing the CVRs (the "CVR Certificates" and, together with the Newbridge Stock Certificates, the "Newbridge Certificates").

   (c) As of the Effective Time, each share of Stel Common Stock held of record immediately prior to the Effective Time by Stel, Merger Sub, Newbridge or any wholly-owned subsidiary of Stel or of Newbridge shall be canceled and extinguished without any conversion thereof.

   (d) As of the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.01 par value, of the Surviving Corporation.

                                      1-6

   (e) The Exchange Ratio shall be adjusted, or Newbridge shall make appropriate provision, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Newbridge Common Stock or Stel Common Stock), reorganization, recapitalization or other like change with respect to Newbridge Common Stock or (subject to Section 5.1) Stel Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

   (f) No fraction of a share of Newbridge Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Stel Common Stock who would otherwise be entitled to a fraction of a share of Newbridge Common Stock (after aggregating all fractional shares of Newbridge Common Stock to be received by such holder) shall receive from Newbridge an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Newbridge Fractional Share Value. For the purposes of this Agreement, "Newbridge Fractional Share Value" shall mean the closing price per share of Newbridge Common Stock as reported on the NYSE Composite Tape on the trading day immediately preceding the Effective Time.

   (g) For purposes of this Agreement, (i) the term "Subsidiary", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

   2.2 Stel Options; Stock Purchase Plan.

   (a) As of the Effective Time, Newbridge shall, to the full extent permitted by applicable law, assume all of the stock options of Stel outstanding immediately prior to the Effective Time under the Stel Stock Plans (as defined below) (the "Stel Options"). For purposes of this Agreement, "Stel Stock Plans" means Stel's 1982 Stock Option Plan, and 1991 Stock Option Plan. Each Stel Option, whether or not exercisable at the Effective Time, shall, to the full extent permitted by applicable law, be assumed by Newbridge in such a manner that it shall be exercisable upon the same terms and conditions as under the Stel Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that:

   (i) if the Non-core Asset Sale has closed on or prior to the Effective Time,
(A) each such option shall thereafter be exercisable for the number of shares of Newbridge Common Stock (rounded down to the nearest whole share) equal to the product obtained from multiplying the number of shares of Stel Common Stock covered by such option immediately prior to the Effective Time by the sum of the Exchange Ratio and the Contingent Value Ratio and (B) the option price per share of Newbridge Common Stock thereafter shall be equal to the quotient (rounded up to the nearest whole cent) obtained from dividing the option price per share of Stel Common Stock subject to such option in effect immediately prior to the Effective Time by the sum of the Exchange Ratio and the Contingent Value Ratio;

   (ii) if the Non-core Asset Sale does not close on or prior to the Effective Time and a Stel Option is exercised on or prior to the Maturity Date of the CVRs, (A) each option shall be exercisable for (1) the number of shares of Newbridge Common Stock (rounded down to the nearest whole share) equal to the product obtained from multiplying the number of shares of Stel Common Stock covered by such option immediately prior to the Effective Time by the Exchange Ratio and (2) the number of CVRs equal to the number of shares of Stel Common Stock covered by such option immediately prior to the Effective Time and (B) the option price thereafter shall be equal to the quotient (rounded up the nearest whole cent) obtained from dividing the option price per share of Stel Common Stock subject to such option in effect immediately prior to the Effective Time by the Exchange Ratio; and

                                      1-7

   (iii) if the Non-core Asset Sale does not close on or prior to the Effective Time, and a Stel Option is exercised after the Maturity Date of the CVRs, such option shall thereafter be exercisable as described in Section 2.2(a)(i).

   Stel Options assumed in the manner described in this Section are referred to in this Agreement as the "Newbridge Exchange Options". Prior to the Effective Time, Stel shall make all adjustments provided for in the Stel Stock plan with respect to the Stel Options to facilitate the implementation of the provisions of this Section 2.2(a).

   (b) All the purchase rights under Stel's 1992 Employee Stock Purchase Plan ("Stel Purchase Plan") shall terminate following the purchase of shares in respect of the Participation Period (as defined in the Stel Purchase Plan) beginning on or about June 30, 1999 and no Participation Period shall be commended thereafter. All funds contributed to the Stel Purchase Plan that have not been used to purchase shares of Stel Common Stock by the termination date of the Stel Purchase Plan shall be returned after such termination date in accordance with Section 8 of the Stel Purchase Plan.

   2.3 Exchange of Stel Stock Certificates.

   (a) At or prior to the Effective Time, Newbridge shall enter into an agreement with a bank or trust company selected by Newbridge to act as the exchange agent for the Merger (the "Exchange Agent").

   (b) At or prior to the Effective Time, Newbridge shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of Stel Common Stock, for exchange pursuant to this Section 2.3
(i) the Newbridge Stock Certificates issuable pursuant to Section 2.1 to be exchanged for outstanding shares of Stel Common Stock, (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.1(f), and (iii) in the event the Non-core Asset Sale has not closed prior to the Effective Time, the CVR Certificates.

   (c) Promptly after the Effective Time, Newbridge shall mail or shall cause to be mailed to each Holder a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stel Certificates shall pass, only upon proper delivery of the Stel Certificates to the Exchange Agent) and instructions for surrender of the Stel Certificates. Upon surrender to the Exchange Agent of a Stel Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor (i) Newbridge Stock Certificates evidencing that number of shares of Newbridge Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); (iii) cash in respect of fractional shares as provided in Section 2.1(f); and (iv) in the event the Non-core Asset Sale has not closed prior to the Effective Time, CVR Certificates evidencing that number of CVRs issuable to such Holder in accordance with this Article II, and such Stel Certificate so surrendered shall forthwith be canceled. Such Newbridge Certificates, dividends and other distributions and cash are referred to collectively as the "Exchange Fund." No Newbridge Certificates will be issued to a Person who is not the registered owner of a surrendered Stel Certificate, unless (i) the Stel Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Stel Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of Newbridge Common Stock as determined in accordance with this Article II, cash in lieu of fractional shares as provided in Section 2.1(f) and a certificate representing the number of CVRs as determined in accordance with this Article II. For purposes of this Agreement, "Stel Certificate" means a certificate which immediately prior to the Effective Time represented shares of Stel Common Stock, and "Holder" means a person who holds one or more Stel Certificates as of the Effective Time.


                                      1-8

   (d) No dividend or other distribution declared with respect to Newbridge Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Stel Certificates until such Holders surrender their Stel Certificates. Upon the surrender of such Stel Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender Stel Certificates for exchange.

   (e) Any portion of the Exchange Fund which remains undistributed to the former stockholders of Stel for twelve (12) months after the Effective Time shall be delivered to Newbridge, upon demand of Newbridge, and any such former stockholders who have not theretofore complied with this Section 2.3 shall thereafter look only to Newbridge for payment of their claims for Newbridge Common Stock, any cash in lieu of fractional shares of Newbridge Common Stock, any dividends or distributions with respect to Newbridge Common Stock and any CVRs.

   (f) Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Newbridge, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Stel Common Stock for shares of Newbridge Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   2.4 Lost, Stolen or Destroyed Certificates. In the event that any Stel Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Stel Certificates, upon the making of an affidavit of that fact by the holder thereof, Newbridge Stock Certificates evidencing the shares of Newbridge Common Stock and CVR Certificates evidencing the CVRs, each as may be required pursuant to Section 2.1, cash in respect of fractional shares, if any, as may be required by Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that Newbridge may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stel Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newbridge or the Exchange Agent with respect to the Stel Certificates alleged to have been lost, stolen or destroyed.

   2.5 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF STEL

   Stel makes to Newbridge and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof (the "Stel Disclosure Statement"). The Stel Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Stel Disclosure Statement shall qualify only the corresponding Section of this Article III.

   3.1 Organization, Etc.

   (a) Each of Stel and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Stel and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Stel Material Adverse Effect. For the purposes of this Agreement, "Stel Material Adverse Effect" means any change, event or effect that is materially adverse to either
(i) the business, operations or assets of Stel's wireless

                                      1-9
broadband products division or its telecom products components division, or
(ii) the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Stel and its Subsidiaries taken as a whole.

   (b) Stel is not in violation of any provision of its certificate of incorporation or bylaws. None of Stel's Subsidiaries is in violation of its certificate of incorporation or other charter document or in material violation of its bylaws. Schedule 3.1(b) of the Stel Disclosure Statement sets forth (i) the full name of each Subsidiary of Stel, its capitalization and the ownership interest of Stel and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which Stel and each Subsidiary of Stel is qualified to do business as a foreign Person, (iv) a brief summary of the business and material operations of each Subsidiary of Stel, and (v) the names of the current directors and officers of Stel and of each Subsidiary of Stel. Stel has made available to Newbridge accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Stel and each of its Subsidiaries.

   3.2 Authority Relative to This Agreement. Stel has full corporate power and authority to (i) execute and deliver this Agreement, (ii) execute and deliver the Stock Option Agreement, (iii) execute and deliver the Technology Option Agreement, (iv) consummate the transactions contemplated by the Stock Option Agreement and Technology Option Agreement, and (v) assuming the approval of the Merger by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the unanimous vote of the board of directors of Stel, and no other corporate proceedings on the part of Stel are necessary to authorize this Agreement, the Stock Option Agreement and the Technology Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of the Merger by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law). Each of this Agreement, the Stock Option Agreement and the Technology Option Agreement has been duly and validly executed and delivered by Stel and, assuming due authorization, execution and delivery by Newbridge and, in the case of this Agreement, by Merger Sub, constitutes a valid and binding agreement of Stel, enforceable against Stel in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

   3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of Stel for the consummation by Stel of the Merger and the other transactions contemplated hereby and by the Stock Option Agreement and the Technology Option Agreement, or for the exercise by Newbridge and the Surviving Corporation of full rights to own and operate the business of Stel and its Subsidiaries as presently being conducted, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act") including the filing of a proxy statement on Schedule 14A which is expected to be incorporated into a Registration Statement on Form S-4 to be filed by Newbridge registering the Newbridge Common Stock to be issued hereunder (the "Registration Statement"), state securities or "blue sky" laws and state takeover laws, (iii) any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (iv) the voluntary notice to be filed under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment"). Neither the execution and delivery of this Agreement, the Stock Option Agreement, and the Technology Option Agreement nor the consummation of the

                                      1-10

Merger and the other transactions contemplated hereby and thereby nor compliance by Stel with all of the provisions hereof and thereof, nor the exercise by Newbridge and the Surviving Corporation of full rights to own and operate the business of Stel and its Subsidiaries as presently being conducted will, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of Stel or any of its Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Stel, or any of its Subsidiaries, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Stel or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Schedule 3.3 of the Stel Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby or by the Stock Option Agreement or Technology Option Agreement under any of Stel's or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a Stel Material Adverse Effect.

   3.4 Board Recommendation. The board of directors of Stel has, at a meeting of such board duly held on June 21, 1999, unanimously (i) approved and adopted this Agreement, the Stock Option Agreement and the Technology Option Agreement
(ii) determined that this Agreement is fair to and in the best interests of the stockholders of Stel, (iii) resolved to recommend approval of this Agreement to the stockholders of Stel, (iv) resolved that Stel take all action necessary to exempt the execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state antitakeover statutes and regulations, including, but not limited to, Section 203 of the Delaware Law, and (v) amended the Stel Rights Agreement (the "Stel Rights Plan") dated as of May 9, 1995 between Stel and the First National Bank of Boston to render the rights issued thereunder (the "Stel Rights") inapplicable to the Merger, this Agreement, the Stock Option Agreement and the Technology Option Agreement and the other transactions contemplated hereby, and to terminate the Stel Rights Plan as of the Effective Time.

   3.5 Fairness Opinion. Stel has received the opinion of Ferris, Baker, Watts dated the date of the approval of this Agreement by the board of directors of Stel to the effect that the Exchange Ratio is fair to Stel's stockholders from a financial point of view, and has provided a copy of such opinion to Newbridge.

   3.6 Capitalization.

   (a) The authorized capital stock of Stel consists of 25,000,000 shares of Stel Common Stock. As of June 16, 1999, there were (i) 13,152,959 shares of Stel Common Stock outstanding, and (ii) no treasury shares.

   (b) Other than the Stel Common Stock, there are no equity securities of any class of Stel, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for the Stel Options, Stel Rights, and purchase rights under the Stel Purchase Plan there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Stel to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Stel, or obligating Stel to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of Stel, except for the Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Stel.


                                      1-11

   (c) True and complete copies of each Stel Stock Plan and the Stel Purchase Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Newbridge. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

   (d) Schedule 3.6(d) of the Stel Disclosure Statement sets forth the following information with respect to Stel Options outstanding as of June 16, 1999: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Stel Option was granted in accordance with the terms of the Stel Stock Plan applicable thereto. The terms of each of the Stel Stock Plans do not prohibit the assumption of the Stel Options as provided in Section 2.2(a). Consummation of the Merger will accelerate vesting of all Stel Options, except those which have been outstanding for less than one year as of the Effective Time.

   3.7 SEC Filings.

   (a) Stel has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since April 1, 1996 are referred to herein as the "Stel SEC Reports"). All of the Stel SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the Stel SEC Reports have been made available to Newbridge. As of their respective dates, the Stel SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Stel has been advised by each of its officers and directors that each such person and such persons' affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

   3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Stel SEC Reports (the "Stel Financial Statements"), (a) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of Stel and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Stel, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Stel contained in Stel's Annual Report to Stockholders for the year ended March 31, 1999 (the "Reference Date") is hereinafter referred to as the "Stel Balance Sheet."

   3.9 Absence of Undisclosed Liabilities. Neither Stel nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Stel Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Stel Material Adverse Effect, and (iii) liabilities under this Agreement, the Stock Option Agreement and the Technology Option Agreement.

   3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since the Reference Date no Stel Material Adverse Effect has occurred and, in addition, Stel and its Subsidiaries have not, directly or indirectly:

   (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Stel or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution

                                      1-12

(whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Stel or a wholly owned Subsidiary of Stel);

   (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Stel or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Stel or its Subsidiaries, other than pursuant to and in accordance with the Stel Stock Plans;

   (c) (i) created or incurred any indebtedness for borrowed money exceeding U.S. $100,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding U.S. $100,000 in the aggregate, (iii) entered into any oral or written material agreement or any commitment or transaction or incurred any liabilities material to Stel and its Subsidiaries taken as a whole, or involving in excess of U.S. $100,000;

   (d) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Stel Financial Statements;

   (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Stel Balance Sheet;

   (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;

   (g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Stel Options;

   (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties, (including intangibles, real, personal or mixed);

   (i) amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

   (j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Stel and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding U.S. $250,000 in the aggregate;

   (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

   (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

   (m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

                                      1-13

   3.11 Capital Stock of Subsidiaries. Stel is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries (other than qualifying shares, the ownership of which is set forth in Schedule 3.11 of the Stel Disclosure Statement). All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Stel free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Stel or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Stel does not directly or indirectly own any interest in any Person except the Subsidiaries.

   3.12 Litigation.

   (a) There is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action") pending or, to the knowledge of Stel, threatened against Stel or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a Stel Material Adverse Effect. There is no Action pending or, to the knowledge of Stel, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, the Stock Option Agreement or the Technology Option Agreement.

   (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which Stel, any Subsidiary of Stel, or any of their assets is or was a party or by which Stel, any Subsidiary of Stel, or any of their assets is bound.

   3.13 Insurance. Schedule 3.13 of the Stel Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of Stel and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of U.S. $50,000 made against any such policies since April 1, 1996. All such policies are in effect, and true and complete copies of all such policies have been made available to Newbridge. Stel has not received notice of the cancellation or threat of cancellation of any of such policy.

   3.14 Contracts and Commitments.

   (a) Except as filed as an exhibit to Stel's SEC Reports, neither Stel nor its Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

   (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

   (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the Stock Option Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement;

   (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of material assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

   (iv) agreements, contracts or commitments (A) relating to the acquisition, transfer, development, sharing, license (to or by Stel), or use of any Stel IP Right (except for any contract pursuant to which any Stel IP Right is licensed to Stel under any third party software license generally available to the public), or (B) with respect to the manufacturing, distribution or marketing of any products of Stel;

                                      1-14

   (v) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers, other than those which if terminated would not constitute a Material Adverse Effect;

   (vi) guarantees or other agreements, contracts or commitments under which Stel or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than Stel or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than Stel or its Subsidiaries);

   (vii) powers of attorney authorizing the incurrence of a material obligation on the part of Stel or its Subsidiaries;

   (viii) agreements, contracts or commitments which limit or restrict (A) where Stel or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Stel or any of its Subsidiaries;

   (ix) agreements, contracts or commitments containing any agreement with respect to a change of control of Stel or any of its Subsidiaries;

   (x) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Stel or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice); and

   (xi) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

   (b) Neither Stel nor any of its Subsidiaries, nor to Stel's knowledge any other party to a Stel Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which Stel or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, a "Stel Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a Stel Material Adverse Effect.

   (c) Each Stel Contract is a valid, binding and enforceable obligation of Stel and to Stel's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a Stel Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

   (d) An accurate and complete copy of each Stel Contract has been made available to Newbridge.

   3.15 Labor Matters; Employment and Labor Contracts.

   (a) None of Stel or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Stel or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Stel and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a Stel Material Adverse Effect.

   (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Stel or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Stel or any of its Subsidiaries who are not

                                      1-15
currently organized. Neither Stel nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a Stel Material Adverse Effect. There are no controversies pending or, to the knowledge of Stel or any of its Subsidiaries, threatened, between Stel or any of its Subsidiaries and any of their respective employees, which controversies would have, individually or in the aggregate, a Stel Material Adverse Effect.

   (c) Neither Stel nor any of its Subsidiaries is a party to or bound by any employment agreements or arrangements that are not terminable at will by Stel or its Subsidiaries.

   3.16 Compliance with Laws. Neither Stel nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect. Stel and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   3.17 Government Contracts.

   (a) For purposes of this Agreement:

   (i) "Government Body" shall mean any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; or (C) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

   (ii) "Government Bid" shall mean any quotation, bid or proposal submitted to any Government Body or any proposed prime contractor or higher-tier subcontractor of any Government Body.

   (iii) "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Government Body or any prime contractor or higher-tier subcontractor, or under which any Government Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

   (iv) "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Body.

   (b) Since April 1, 1996, except as set forth in Schedule 3.17 of the Stel Disclosure Statement:

   (i) neither Stel nor any Subsidiary has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

   (ii) neither Stel nor any Subsidiary has failed to comply in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

   (iii) neither Stel nor any Subsidiary has, in obtaining or performing any Government Contract, violated any applicable procurement law or regulation or other material Legal Requirement;

   (iv) all facts set forth in or acknowledged by Stel or any Subsidiary in any certification, representation or disclosure statement submitted by Stel or any Subsidiary with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

                                      1-16

   (v) neither Stel nor any Subsidiary has, nor to the best of Stel's knowledge, have any of their respective employees been debarred or suspended from doing business with any Government Body, nor have any proceedings been initiated against Stel, any Subsidiary or, to the best of Stel's knowledge, any employee of Stel or any Subsidiary that might result in such debarment or suspension;

   (vi) no negative determination of responsibility has been issued against Stel or any Subsidiary in connection with any Government Contract or Government Bid;

   (vii) no direct or indirect costs incurred by Stel or any Subsidiary have been questioned or disallowed as a result of a finding or determination of any kind by any Government Body;

   (viii) no Government Body, or prime contractor or higher-tier subcontractor of any Government Body, has withheld or set off, or threatened to withhold or set off, any amount due to Stel or any Subsidiary under any Government Contract;

   (ix) there have been no material irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or have a reasonable prospect of leading to (A) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Stel, any Subsidiary or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by Stel or any Subsidiary, (C) the recoupment of any payments previously made to Stel or any Subsidiary, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Stel or any Subsidiary, or (E) the assessment of any penalties or damages of any kind against Stel or any Subsidiary;

   (x) there are not nor have there been any (A) outstanding claims against Stel or any Subsidiary by, or dispute involving Stel or any Subsidiary with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) facts known by Stel upon which any such claim may be based or which may give rise to any such dispute, (C) final decisions of any Government Body against Stel or any Subsidiary;

   (xi) neither Stel nor any Subsidiary is undergoing, or has undergone an audit, and Stel has no knowledge of any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

   (xii) neither Stel nor any Subsidiary has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

   (xiii) no payment has been made by Stel or any Subsidiary or by any Person acting on Stel's or any Subsidiary's behalf to any Person (other than to any bona fide employee or agent of Stel or any Subsidiary) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

   (xiv) Stel's and each of its Subsidiaries cost accounting system is in material compliance with applicable regulations and other applicable Legal Requirements, and has not has been determined by any Government Body not to be in material compliance with any Legal Requirement;

   (xv) to the best of Stel's knowledge, Stel and its Subsidiaries have complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other intellectual property;

   (xvi) neither Stel nor any Subsidiary has made any disclosure to any Government Body pursuant to any formal agency disclosure program;

   (xvii) Stel and its Subsidiaries have reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts;


                                      1-17

   (xviii) the responsible government representatives have agreed with Stel and each Subsidiary on the "forward pricing rates" that Stel or such Subsidiary is charging on cost-type Government Contracts and including in Government Bids; and

   (xix) with the exception of potential novation or change-of-name agreement that may be required by a Government Body under applicable Legal Requirements, neither Stel nor any Subsidiary is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Government Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement and the Technology Option Agreement.

   3.18 Intellectual Property Rights.

   (a) Stel and its Subsidiaries own or have the right to use all intellectual property used in or necessary to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "Stel IP Rights").

   (b) Schedule 3.18 of Stel Disclosure Statement sets forth, with respect to all Stel IP Rights registered with any Government Body or for which an application has been filed with any Government Body, (i) a brief description of such Stel IP Rights, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 3.18 of Stel Disclosure Statement identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Stel IP Right that is licensed or otherwise made available to Stel by any Person (except for any Stel IP Right that is licensed to Stel under any third party software license generally available to the public), and identifies the agreement under which such Stel IP Right is being licensed or otherwise made available to Stel. Stel has good, valid and marketable title to all of Stel IP Rights (except for licensed rights), free and clear of all encumbrances, except (i) as set forth in Schedule 3.18 of the Stel Disclosure Statement, (ii) for any lien for current taxes not yet due and payable, and (iii) for minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the rights subject thereto or materially impair the operations of Stel. To Stel's knowledge, Stel has a valid right to use, license and otherwise exploit all Stel IP Rights. Except as set forth in Schedule 3.18 of Stel Disclosure Statement, Stel has not developed jointly or does not jointly own or have joint rights with any other Person any Stel IP Right that is material to the business of Stel. Except as set forth in
Schedule 3.18 of the Stel Disclosure Statement, there is no agreement or arrangement pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Stel IP Rights.

   (c) Stel has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Stel IP Rights (except Stel IP Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Stel IP Rights.

   (d) To the knowledge of Stel, Stel is not misappropriating or making any unlawful use of, and Stel has not at any time misappropriated or made any unlawful use, of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any intellectual property rights owned or used by any other Person. Stel is not aware that any Person is misappropriating, or making unlawful use of any of the Stel IP Rights.

   (e) Stel has not licensed any of the Stel IP Rights to any Person on an exclusive basis.

   (f) The execution, delivery and performance of this Agreement, the Stock Option Agreement or the Technology Option Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Stel IP Rights, and will not (i) cause the modification of any terms of any licenses or agreements relating to any Stel IP Rights, (ii) cause the forfeiture or termination of any Stel IP Rights,
(iii) give rise to a right of forfeiture or termination of any Stel

                                      1-18

IP Rights or (iv) materially impair the right of Stel, the Surviving Corporation or Newbridge to use, sell or license any Stel IP Rights or portion thereof.

   (g) Neither the manufacture, marketing, license, sale nor intended use of any product or technology currently licensed or sold or under development by Stel or any of its Subsidiaries (i) violates in any material respect any license or agreement between Stel or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Stel IP Rights, or asserting that any Stel IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Stel products, conflicts or will conflict with the rights of any other party.

   (h) Stel has provided to Newbridge a true and complete copy of its standard form of employee confidentiality agreement and taken all commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of Stel have executed appropriate non-disclosure agreements which adequately protect the Stel IP Rights.

   (i) Neither Stel nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of Stel and its Subsidiaries or that would conflict with the business of Stel as presently conducted or proposed to be conducted. Neither Stel nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Stel or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current and former employees of Stel or any of its Subsidiaries, and all current and former consultants of Stel or any of its Subsidiaries who have provided services related to Stel IP Rights, have signed valid and enforceable written assignments to Stel or its Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Stel, and Stel and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

   3.19 Accounts Receivable; Inventories.

   (a) Except as set forth in the Stel Balance Sheet, (i) each account receivable of Stel and its Subsidiaries (the "Accounts Receivable") represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and Stel and its Subsidiaries have performed all of their obligations to produce the goods or perform the services to which such Accounts Receivable relate, other than amounts recorded as deferred revenue, and (ii) no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

   (b) Subject to amounts reserved therefor on the Stel Balance Sheet, the values at which all inventories are carried on the Stel Balance Sheet reflect the historical inventory valuation policy of Stel and its Subsidiaries set forth in the Stel SEC Reports. Stel and its Subsidiaries have good and marketable title to the inventories free and clear of all liens and encumbrances. The inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving beyond amounts reserved on the Stel Balance Sheet. The inventories do not consist of any items held on consignment. Neither Stel nor any of its Subsidiaries is under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business and consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since the Stel Reference Date. Subject to the amounts

                                      1-19
reserved therefor on the Stel Balance Sheet, the inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

   3.20 Order Backlog. Schedule 3.20 of the Stel Disclosure Statement contains a list of the aggregate orders for the products of Stel and its Subsidiaries as of the Stel Reference Date and as of April 30, 1999, and identifies each customer included in the backlog and the range of products and prices by customer constituting the backlog. Except as set forth on Schedule 3.20, all such orders have been included in backlog on a basis consistent with Stel's historical practices and Stel is not aware of any customer who has placed an order included in such backlog having refused or who intends to refuse delivery of any ordered products in accordance with the terms of such orders.

   3.21 Product and Service Warranties. The standard written forms of product and service warranties and guarantees utilized by Stel and its Subsidiaries as of the date of this Agreement have been provided to Newbridge. Except as set forth on Schedule 3.21 of the Stel Disclosure Statement, during a period of three years prior to the date of this Agreement, neither Stel nor any Subsidiary or any of their affiliates have made any other written material warranties (which remain in effect) with regard to products and/or services supplied by Stel or its Subsidiaries.

   3.22 Taxes.

   (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts described in clause (i) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person.

   (b) (i) Stel and each of its Subsidiaries have filed all material returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by them prior to Closing, and such Returns are true and correct and completed in accordance with applicable law. Schedule 3.22 of the Stel Disclosure Statement lists all jurisdictions in which Returns are required to be filed by Stel and its Subsidiaries (or have been required since April 1, 1996 of the Stel) and the types of Returns required to be filed in each such jurisdiction.

   (ii) Stel and each of its Subsidiaries have (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the Stel Financial Statements, described in paragraph (iii), below, and being contested in good faith by appropriate proceedings), (C) accrued on the Stel Financial Statements all Taxes attributable to periods covered by such statements that are not yet due and payable, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future.

   (iii) Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or to the actual knowledge of the executive officers of Stel, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by Stel except as described on Schedule
3.22 of the Stel Disclosure Statement. No audit or, to Stel's knowledge, other examination of any Return of Stel or any of its Subsidiaries is presently in progress, nor have

                                      1-20

Stel or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by Stel or its Subsidiaries. Except as described on Schedule 3.22 of the Stel Disclosure Statement the relevant statute of limitations for the assessment or proposal of a deficiency for Taxes has expired for all years before fiscal year 1995. None of Stel or its Subsidiaries has availed itself of any Tax Amnesty, tax holiday or similar relief in any jurisdiction.

   (iv) Stel and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to their operations, including withholdings on payments to Stel or its Subsidiaries for sales and use taxes or payments by Stel or its Subsidiaries to employees or independent contractors on account of federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

   (v) There are no liens for Taxes upon the assets of Stel or any of its Subsidiaries (other than liens for property Taxes that are not yet due or delinquent).

   (vi) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Stel or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

   (vii) None of Stel nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Stel.

   (viii) Neither Stel nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Stel.

   (ix) Neither Stel nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

   (x) Stel has made available to Newbridge true copies of all Returns that Stel or its Subsidiaries have filed since April 1, 1996 and true copies of all correspondence and other written submissions to or communications with any Tax authorities.

   (xi) None of the assets of Stel is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

   (xii) Stel has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

   (xiii) Except as set forth in Schedule 3.22 of the Disclosure Statement, Stel is not and has not been a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

   (xiv) None of Stel nor any of its Subsidiaries has indemnified any person against Tax in connection with any arrangement for the leasing of real or personal property, except for indemnity with respect to acts of Stel or its Subsidiaries.

   (xv) None of Stel and its Subsidiaries has or has had operations or assets outside of the United States taxable as a "branch" by the United States or as a "permanent establishment" by any foreign country.

   (xvi) None of Stel and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

                                      1-21

   3.23 Employee Benefit Plans; ERISA.

   (a) Except as set forth on Schedule 3.23 of the Stel Disclosure Statement, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by Stel or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which Stel or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of Stel, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code, including without limitation Stel or a Subsidiary.

   (b) Stel and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (d) All of Stel's Pension Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

   (e) To the best of Stel's knowledge, there are no (i) investigations pending by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension or Welfare Plan, against the assets of any of the trusts under any Pension or Welfare Plan or against any fiduciary of any Pension or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Stel Material Adverse Effect. To the best of Stel's knowledge, there are no facts which would give rise to any liability under this Section 3.24(e) except for those which would not, individually or in the aggregate, have a Stel Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

   (f) None of Stel, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than such transactions that would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (g) None of Stel, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

   (h) Neither Stel nor any Subsidiary of Stel nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.


                                      1-22

   (i) Neither Stel, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

   (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to
Newbridge: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans,
(iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

   (k) None of the Welfare Plans maintained by Stel or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. Stel and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, have a Stel Material Adverse Effect.

   (l) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Stel or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

   (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Stel or any of its Subsidiaries under any Employee Benefit Plan.

   (n) Schedule 3.23(n) of the Stel Disclosure Statement lists each Foreign Plan (as hereinafter defined). Stel and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Stel Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Stel or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

   (o) To the best of Stel's knowledge, there are no claims, suits or facts concerning the operation or benefits of any Employee Benefit Plan other than a Pension or Welfare Plan except for those which would not, individually or in the aggregate, give rise to any liability which would have a Stel Material Adverse Effect.

   (p) Each of the Employee Benefit Plans and the Foreign Plans can be terminated by Stel within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

                                      1-23

   3.24 Environmental Matters.

   (a) For purposes of this Agreement:

   (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which Stel formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any product or substance on behalf of Stel.

   (ii) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

   (iii) "Environmental Law" means any law or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the Environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent state and local ordinances and statutes, and statutes and ordinances in countries other than the United States of America.

   (iv) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

   (v) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

   (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Stel Material Adverse Effect:

   (i) Each of Stel and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Real Property for its current business. All Environmental Permits are in full force and effect and Stel and each of its Subsidiaries are, and to Stel's knowledge have, at all times been in compliance with the terms and conditions of such Environmental Permits.

   (ii) There are no facts or circumstances indicating that any Environmental Permits possessed by Stel or any of its Subsidiaries would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by Stel or any of its Subsidiaries relating to their current business and the Real Property has been taken.

                                      1-24

   (iii) The execution and delivery of this Agreement and the Stock Option Agreement and the consummation by Stel of the Merger and other transactions contemplated hereby (and thereby) and the exercise by Newbridge and the Surviving Corporation of rights to own and operate the business of Stel and its Subsidiaries and use and occupy the Real Property and carry on its business substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by Stel or any of its Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

   (iv) Stel and each of its Subsidiaries and, to the knowledge of Stel, all previous owners, lessees and occupants of the real property now or previously owned, leased or occupied by Stel and its Subsidiaries (the "Real Property"), are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law; and neither Stel or any of its Subsidiaries nor any portion of the Real Property is in violation of any Environmental Law.

   (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to make good, repair, reinstate, sample, investigate or clean up any of the Real Property, including but not limited to ground water beneath such Real Property. There is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, notice or demand letter, proceeding, or request or any such liability or other liabilities (A) against Stel or any of its Subsidiaries, or (B) against any person or entity, including but not limited to any Contractor, in connection with which liability could reasonably be imputed or attributed by law or contract to Stel or any of its Subsidiaries.

   (vi) No property or facility presently or formerly owned operated or leased by Stel or any of its present or former Subsidiaries or by any respective predecessor in interest is listed or proposed for listing, nor are there are any facts or circumstances which would or might give rise to such an entry on the National Priorities List or the CERCLA Information System ("CERCLIS"), both under the CERCLA or on any comparable list established under any state or local Environmental Law of a country other than the United States of America, nor has Stel or any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

   (vii) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by Stel, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by Stel, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by Stel or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of, U.S. $250,000, individually or in the aggregate, to Stel or any of its Subsidiaries under any Environmental Law.

   (viii) (A) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property or, any property adjoining any Real Property; (B) Stel and its Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Law and Environmental Permits; and (C) neither Stel nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

   (ix) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located

                                      1-25
on any Real Property owned, leased or operated by Stel, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation;

   (x) Stel and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Stel or any of its Subsidiaries (or any of their respective agents) thereunder.

   (c) After a reasonable investigation made by Stel, Stel has made available to Newbridge all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of Stel and its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by Stel or any present or former Subsidiary or predecessor in interest, or concerning compliance by Stel and its Subsidiaries with, or liability under, any Environmental Law.

   3.25 Officer's Certificate as to Tax Matters. Stel knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe and Thelen Reid & Priest LLP at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 7.2(d).

   3.26 Affiliates. Stel has delivered to Newbridge in accordance with Section
5.9 a list identifying all persons who to Stel's knowledge may be deemed to be "affiliates" of Stel for purposes of Rule 145 under the Securities Act ("Affiliates").

   3.27 Finders or Brokers. Except for Ferris, Baker Watts, Incorporated, whose fees have been disclosed to Newbridge, neither Stel nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

   3.28 Registration Statement; Proxy Statement/Prospectus. The information supplied by Stel for inclusion or incorporation by reference in the Registration Statement (as defined herein) as it relates to Stel, at the time the Registration Statement is declared effective by the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Stel for inclusion in the proxy statement/prospectus to be sent to the stockholders of Stel in connection with the Stel Special Meeting (such proxy statement/prospectus, as amended and supplemented is referred to herein as the "Proxy Statement/Prospectus"), at the date the Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Stel Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Stel or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Stel.

   3.29 Title to Property. Stel and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Stel Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Stel Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have a Stel Material Adverse Effect. Schedule 3.29 of the Stel Disclosure Statement identifies each parcel of real property owned or leased by Stel or any of its Subsidiaries.

                                      1-26

   3.30 Year 2000 Compliance. All of Stel's products (including products sold to date, products currently being sold or products under development), both individually and when operating in conjunction with all other systems or products with which they are designed to interface, and all computer software and hardware (including microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and noncomputer equipment) contained in Stel's products (including products sold to date, products currently being sold or products under development) are Year 2000 Compliant. "Year 2000 Compliant" means that such hardware or software will: (a) process date data from at least the years 1900 through 2101 without error or interruption; (b) maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000; and (c) be interoperable with other software or hardware which may deliver records to, receive records from, or interact with such hardware or software in the course of conducting the business of Stel, including processing data and manufacturing the products of Stel. All of Stel's internal computer systems are, both individually and in conjunction with all other systems with which they interface, Year 2000 Compliant. Stel has made inquiries of its manufacturers, suppliers and customers and, to its knowledge, Stel is not relying on any third party whose systems are not Year 2000 Compliant. Stel does not have any material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to Stel's products (including products sold to date, products currently being sold or products under development), internal computer systems or the computer systems or products or services of Stel's manufacturers, suppliers or customers.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF NEWBRIDGE AND MERGER SUB

   Newbridge and Merger Sub make to Stel the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by Newbridge to Stel in connection with the execution of this Agreement (the "Newbridge Disclosure Statement"). The Newbridge Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Newbridge Disclosure Statement shall qualify only the corresponding Section of this Article IV.

   4.1 Organization, Etc.

   (a) Each of Newbridge, its material subsidiaries listed on Section 4.1(a) of the Newbridge Disclosure Statement (the "Newbridge Material Subsidiaries") and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Newbridge and the Newbridge Material Subsidiary are each duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an Newbridge Material Adverse Effect. None of Newbridge or any Newbridge Material Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. For the purposes of this Agreement, "Newbridge Material Adverse Effect" means any change, event or effect that is materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of Newbridge and the Newbridge Material Subsidiaries taken as a whole.

   (b) Neither Newbridge, the Newbridge Material Subsidiaries nor Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

   4.2 Authority Relative to This Agreement. Each of Newbridge and Merger Sub has full corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and the Technology Option

                                      1-27

Agreement, as applicable, and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Newbridge and Merger Sub, as applicable, and no other corporate proceedings on the part of either Newbridge or Merger Sub are necessary to authorize this Agreement, the Stock Option Agreement or the Technology Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. Each of this Agreement, the Stock Option Agreement and the Technology Option Agreement has been duly and validly executed and delivered by Newbridge and Merger Sub, as applicable, and, assuming due authorization, execution and delivery by Stel, constitutes a valid and binding agreement of each of Newbridge and Merger Sub as applicable, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

   4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Newbridge or Merger Sub for the consummation by Newbridge or Merger Sub of the Merger or the other transactions contemplated hereby, and by the Stock Option Agreement and the Technology Option Agreement, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the filing with the SEC and the effectiveness of the Registration Statement, (iii) the applicable requirements of the Exchange Act, state or Canadian provincial securities or "blue sky" laws, state takeover laws and the listing requirements of the NYSE and the Toronto Stock Exchange, (iv) any filings required under and in compliance with the HSR Act, and (v) the voluntary notice under the Exon-Florio Amendment. Neither the execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor compliance by Newbridge and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Newbridge or any Newbridge Material Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Newbridge, any Newbridge Material Subsidiary or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newbridge or any Newbridge Material Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

   4.4 Capitalization. The authorized capital stock of Newbridge consists of an unlimited number of Common Shares, of which there were 180,427,602 shares issued and outstanding as of June 17, 1999, and an unlimited number of participating Preferred Shares, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value, 1,000 of which, as of the date hereof, are issued and outstanding and are held by Newbridge. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of Newbridge Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Newbridge or any agreement to which Newbridge is a party or by which it is bound.

   4.5 Registration Statement; Proxy Statement/Prospectus. The information supplied by Newbridge for inclusion or incorporation by reference in the Registration Statement as it relates to Newbridge or Merger Sub, at the time the Registration Statement is declared effective, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Newbridge or any Newbridge Material Subsidiary shall occur which is required to be described in the Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Stel.


                                      1-28

   4.6 SEC Filings. Newbridge has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after May 1, 1996 are referred to herein as the "Newbridge SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. Accurate and complete copies of the Newbridge SEC reports have been made available to Stel. As of their respective dates the Newbridge SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   4.7 Compliance with Laws. Neither Newbridge nor any Newbridge Material Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Newbridge Material Adverse Effect. Newbridge and the Newbridge Material Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an Newbridge Material Adverse Effect.

   4.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Newbridge SEC Reports (the "Newbridge Financial Statements"), (a) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (b) fairly presented the consolidated financial position of Newbridge and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Newbridge, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Newbridge contained in Newbridge's Form 10-K for the fiscal year ended May 2, 1999 is hereinafter referred to as the "Newbridge Balance Sheet."

   4.9 Absence of Undisclosed Liabilities. Neither Newbridge nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Newbridge Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since May 2, 1999 in the ordinary course of business consistent with past practice, which, individually or in the aggregate, are not or would not be reasonably likely to have, an Newbridge Material Adverse Effect and
(iii) liabilities under this Agreement, the Stock Option Agreement and the Technology Option Agreement.

   4.10 Absence of Changes or Events. Except as contemplated by this Agreement, between May 2, 1999, and the date of this Agreement, no Newbridge Material Adverse Effect has occurred.

   4.11 Litigation.

   (a) Except as set forth in the Newbridge SEC Reports, there is no Action pending or, to the knowledge of Newbridge, threatened against Newbridge or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not have an Newbridge Material Adverse Effect. There is no Action pending or, to the knowledge of Newbridge, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

   (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which Newbridge, any Newbridge Material Subsidiary or any of their assets is a party, or by which Newbridge, any Newbridge Material Subsidiary or any of their assets is bound.

                                      1-29

                                   ARTICLE V

                                   COVENANTS

   5.1 Conduct of Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by Newbridge, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Stel and its Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and
(iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Technology Option Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither Stel nor any of its Subsidiaries will, without the prior written consent of Newbridge, directly or indirectly, do any of the following:

   (a) enter into, violate, amend or otherwise modify or waive any of the terms of, (i) any license or partnership, joint venture, or other agreement relating to the joint development or transfer of technology or Stel IP Rights; or (ii) any other agreements, commitments or contracts, except in the ordinary course of business and consistent with past practice;

   (b) (i) with respect to Stel's wireless broadband and satellite personal communications products, accept any new or incremental work orders from current customers or enter into any new contractual obligations with customers other than Newbridge and, (ii) with respect to Stel's telcom component products, agree to undertake research and development work for any third party with a term extending beyond May 31, 2000;

   (c) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

   (d) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Newbridge;

   (e) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

   (f) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

   (g) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

   (h) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

   (i) split, combine or reclassify any shares of its capital stock;

                                      1-30

   (j) issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any such outstanding securities, except that Stel may (i) issue capital stock upon the exercise of options, warrants or rights outstanding as of the date of this Agreement and
(ii) accelerate those Stel Options that are not to be assumed or substituted with equivalent options or other economic benefits by Newbridge or by the purchasers of Stel's Non-core Assets;

   (k) waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than (i) for the routine collection of bills, (ii) the settlement of the litigation with Cabletron Systems, Inc.,
(iii) in such cases where Stel determines in good faith that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that Stel consults with Newbridge prior to the filing of such a suit, or (iv) for a breach of this Agreement;

   (l) in respect of any Taxes, make or change any material election change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

   (m) take or agree to take, any of the actions described in Section 3.10, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

   5.2 No Solicitation.

   (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Stel and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates, agents or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.2(c)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.2(c)). Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, Stel and its board of directors (i) may participate in discussions or negotiations with or furnish non-public information to any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") and/or
(ii) subject to the provisions of Section 5.4(c), may approve or accept an unsolicited Acquisition Proposal, in each case only if the board of directors of Stel determines in good faith (A) after receiving written advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined in Section 5.2(d) hereof), and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve or accept an Acquisition Proposal would violate the board's fiduciary duties under applicable law. Stel may not furnish any non-public information to a Potential Acquiror unless it is furnished pursuant to a confidentiality agreement containing provisions at least as favorable to Stel as the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.3) and is simultaneously provided to Newbridge. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.2(a) by any officer, director or employee of Stel or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Stel or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by Stel.

   (b) In addition to the obligations of Stel set forth in Section 5.2(a), Stel as promptly as practicable, and in any event within 24 hours, shall advise Newbridge orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which Stel reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal,

                                      1-31
request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Stel will keep Newbridge informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

   (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal made by a Third Party (as defined below) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from Stel or acquisition by any Person (or any group of Persons acting in concert for the specific purpose of allowing Stel to evade the provisions of this Section 5.2) other than Newbridge, Stel or Merger Sub or any affiliate thereof (a "Third Party") of 15% or more of the total interest in the total outstanding voting securities of Stel or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Person (or its shareholder) beneficially owning 15% or more of the total outstanding voting securities of Stel or any of its Subsidiaries;
(ii) any merger, consolidation, business combination or similar transaction involving Stel or any of its Subsidiaries; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of a material portion of the assets of Stel (excluding the Non-core Assets); (iv) any liquidation or dissolution of Stel; or (v) the acquisition by a Third Party (or potential acquisition upon the completion of a transaction or series of related transactions) of control of the board of directors of Stel or the election or appointment of nominees of a Third Party (or the ability of a Third Party to elect or appoint its nominees) to a majority of the seats on the board of directors of Stel.

   (d) The term "Superior Proposal" means any bona fide Acquisition Proposal, made in writing and not initiated, solicited or encouraged in violation of
Section 5.2(a) of this Agreement, on terms which the board of directors of Stel determines in good faith to be more favorable to Stel and its stockholders or to its stockholders than the Merger (after receiving the written advice from Stel's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of Stel, after receiving written advice from its financial advisor, is reasonably capable of being financed by the Potential Acquiror.

   5.3 Access to Information. From the date of this Agreement until the Effective Time, Stel will afford Newbridge and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Newbridge and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time request, subject to the restrictions set forth in the Confidentiality Agreement (as defined below). Newbridge and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, effective as of March 1, 1999, between Newbridge and Stel (the "Confidentiality Agreement"), which Confidentiality Agreement, except for the standstill provisions, shall remain in full force and effect in accordance with its terms.

   5.4 Special Meeting; Registration Statement; Board Recommendation.

   (a) Promptly after the date hereof, Stel will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Stel's stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Stel Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.4(c), Stel will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure

                                      1-32
the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Stel may adjourn or postpone the Stel Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Stel's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stel Special Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Stel Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stel Special Meeting. Stel shall ensure that the Stel Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Stel in connection with the Stel Special Meeting are solicited, in compliance with the Delaware Law, Stel's certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements. Stel's obligation to call, give notice of, convene and hold the Stel Special Meeting in accordance with this Section 5.4(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Stel of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of Stel with respect to the Merger and/or this Agreement.

   (b) Subject to Section 5.4(c), (i) the board of directors of Stel shall unanimously recommend that Stel's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stel Special Meeting; (ii) Stel shall cause the Prospectus/Proxy Statement to include a statement to the effect that the board of directors of Stel has unanimously recommended that Stel's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Stel Special Meeting; and (iii) neither the board of directors of Stel nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Newbridge, the unanimous recommendation of the board of directors of Stel that Stel's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors shall be deemed to have been modified in a manner adverse to Newbridge if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any board of directors or committee thereof shall be unanimous if each member of such board of directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

   (c) Nothing in Section 5.4(b) shall prevent the board of directors of Stel from withholding, withdrawing, amending or modifying its unanimous recommendation that Stel stockholders vote in favor of and adopt and approve this Agreement and approve the Merger if (i) a Superior Proposal is made to Stel and is not withdrawn, (ii) Stel shall have provided written notice to Newbridge (a "Notice of Superior Proposal") advising Newbridge that Stel has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal, (iii) Newbridge shall not have, within five business days of Newbridge's receipt of the Notice of Superior Proposal, made an offer that the board of directors of Stel by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to Stel's stockholders as such Superior Proposal (it being agreed that the board of directors of Stel shall convene a meeting to consider any such offer by Newbridge promptly following the receipt thereof), (iv) after such board meeting, the board of directors of Stel shall have concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the board of directors of Stel to comply with its fiduciary obligations to Stel's stockholders under applicable law and (v) Stel shall not have violated any of the restrictions set forth in
Section 5.2 or this Section 5.4(c). Subject to applicable laws, nothing contained in this Section 5.4(c) shall limit Stel's obligation to hold and convene the Stel Special Meeting (regardless of whether the unanimous recommendation of the board of directors of Stel shall have been withheld, withdrawn, amended or modified). If the Stel board has withheld, withdrawn, amended or modified its recommendation as provided in this Section 5.4(c), Stel shall not be required to solicit proxies from its stockholders to vote in favor of and approve

                                      1-33
and adopt this Agreement and the Merger; provided that Stel shall use its commercially reasonable efforts to solicit a sufficient number of proxies (without regard to the manner in which votes are cast by those proxies) to ensure the presence of a quorum of stockholders at the Stel Special Meeting.

   (d) Nothing contained in this Agreement shall prohibit Stel or its board of directors from complying with the requirements of Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

   (e) As promptly as practicable after the execution of this Agreement, Stel and Newbridge shall mutually prepare, and Stel shall file with the SEC, a preliminary form of the Proxy Statement/Prospectus. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement/Prospectus, Newbridge and Stel shall mutually prepare a response to such comments. Upon resolution of all comments, Newbridge shall file the Registration Statement with the SEC. Newbridge and Stel shall use all commercially reasonable efforts to have the preliminary Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. Newbridge shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Newbridge Common Stock to be issued in exchange for the shares of Stel Common Stock. Newbridge and Stel shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(e). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.4(e), Newbridge or Stel, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of Stel such amendment or supplement.

   5.5 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Newbridge, Merger Sub and Stel shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (b) promptly filing a notification with the Committee on Foreign Investment in the United States ("CFIUS") under the Exon-Florio Amendment and responding as promptly as practicable to any inquiries received from CFIUS for additional information or documentation, including, without limitation, taking such actions as may be required by the U.S. Department of Defense to mitigate foreign ownership, control or influence with respect to the performance of classified Government Contracts; (c) obtaining all necessary governmental and private party consents, approvals or waivers, and (d) lifting any legal bar to the Merger and the exercise of the option granted in the Stock Option Agreement. Newbridge shall cause Merger Sub to perform all of its obligations under this Agreement and shall not take any action which would cause Stel to fail to perform its obligations hereunder. Stel shall not take any action which would cause Newbridge or Merger Sub to fail to perform their obligations hereunder.

   5.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Newbridge, Merger Sub and Stel agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with the NYSE, the Nasdaq, The Toronto Stock Exchange or as may otherwise be required by of the NYSE, Nasdaq, the SEC or Canadian securities authorities.

   5.7 Notification of Certain Matters. Each of Stel and Newbridge shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would

                                      1-34
be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Stel and Newbridge shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

   5.8 Indemnification.

   (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Newbridge shall cause the Surviving Corporation to fulfill and honor, the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Stel as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors and officers of Stel, unless such modification is required by law.

   (b) After the Effective Time the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws, shall hold harmless, (i) each present director or officer of Stel and each of its Subsidiaries, and (ii) each person identified on Schedule 5.8(b) as presently serving at the request of Stel or any Subsidiary of Stel as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Stel arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to Newbridge, (ii) after the Effective Time, Newbridge shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Newbridge shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Newbridge nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims; and provided, further, that nothing in this Section 5.8 shall impair any rights or obligations of any present or former directors or officers of Stel. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event Newbridge or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of Newbridge and the Surviving Corporation assume the obligations of such party set forth in this Section 5.8 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

   (c) For a period of six years after the Effective Time, Newbridge shall or shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Stel's directors' and officers' liability insurance policy on terms comparable to those applicable under the policy of directors' and officers' liability insurance currently maintained by Stel; provided, however, that in no event shall Newbridge or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Stel for such coverage, and that if the annual

                                      1-35
premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

   (d) Newbridge shall cause the Surviving Corporation to perform its obligations under this Section 5.8 and shall, in addition, guarantee, as co-obligor with the Surviving Corporation, the performance of such obligations by the Surviving Corporation.

   5.9 Affiliate Agreements. Concurrently with the execution and delivery hereof, Stel shall deliver to Newbridge a list (reasonably satisfactory to counsel for Newbridge), setting forth the names of all Persons who are expected to be, at the Effective Time, in Stel's reasonable judgment, "affiliates" of Stel as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Stel Affiliates"). Stel shall furnish such information and documents as Newbridge may reasonably request for the purpose of reviewing such list. Stel shall use commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit F hereto (a "Stel Affiliate Agreement") executed by each Person identified as a Stel Affiliate in the list furnished pursuant to this Section 5.9 within ten days of the execution of this Agreement. Stel shall deliver to Newbridge an updated list reflecting any change in the identity of the Stel Affiliates within five days of Stel's having knowledge of such change. In the event additional Persons become Stel Affiliates after the date hereof, Stel shall use commercially reasonable efforts to cause each such Person to deliver to Newbridge a written agreement in substantially the form of Exhibit F hereto with each such Person within ten days after Stel has knowledge that such Person has become a Stel Affiliate.

   5.10 Listings. Newbridge shall use commercially reasonable efforts to list on the NYSE, upon official notice of issuance, the shares of Newbridge Common Stock to be issued in connection with the Merger. Newbridge shall use commercially reasonable efforts to list on the Toronto Stock Exchange, subject to the satisfaction of customary conditions, the shares of Newbridge Common Stock to be issued in connection with the Merger.

   5.11 Resignation of Directors and Officers. Prior to the Effective Time, Stel shall deliver to Newbridge the resignations of such directors and officers of Stel and its Subsidiaries as Newbridge shall specify at least ten business days prior to the Closing, effective at the Effective Time.

   5.12 Form S-8. No later than ten business days after the Effective Time, Newbridge shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act to register Newbridge Common Stock issuable upon exercise of the Newbridge Exchange Options. Newbridge shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

   5.13 SEC Filings.

   (a) Stel will deliver promptly to Newbridge true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Newbridge or Merger Sub, as to which Stel makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) shall fairly present the consolidated financial position of Stel and its Subsidiaries as at the respective dates

                                      1-36
thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

   (b) Newbridge will deliver promptly to Stel true and complete copies of each report filed by it with the SEC subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Stel, as to which Newbridge makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports
(i) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and
(iii) shall fairly present the consolidated financial position of Newbridge and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

   5.14 Employee Matters. Newbridge agrees to make severance payments to persons who are Stel employees immediately prior to the Effective Time and who are terminated on or within 90 days of the Effective Time and to pay to employees of Stel as of the Effective Time the other benefits as set forth in
Schedule 5.14.

   5.15 Termination of Stel Purchase Plan. Stel, acting through its board of directors, shall take all action necessary to discontinue the Stel Purchase Plan effective upon purchase of Stel Common Stock for the Participation Period ending September 30, 1999.

   5.16 Stock Option Agreement. Stel agrees not to take any action that would impede, bar, restrict or otherwise interfere in any manner with Newbridge's rights under the Stock Option Agreement.

   5.17 Technology Option Agreement. Stel agrees not to take any action that would impede, bar, restrict or otherwise interfere in any manner with Newbridge's rights under the Technology Option Agreement.

   5.18 Non-core Asset Sale. Stel shall use its best efforts to cause the sale or sales (the "Non-core Asset Sale") of all assets (or the shares of the legal entity or entities to which they belong) of all Stel's current operating divisions other than its wireless broadband products division, its telecom component products division and its satellite personal communications division (the "Non-core Assets") for an aggregate purchase price which will result in after-tax net cash proceeds of not less than U.S. $102,000,000. Newbridge agrees that the Non-core Asset Sale may include net cash generated by the Non-core Assets subsequent to March 31, 1999. Stel agrees that it will inform Newbridge of any proposals, discussions or negotiations concerning the sale of such divisions and that it will include Newbridge and Newbridge's advisors, including CIBC World Markets, in all such discussions and negotiations regarding the Non-core Asset Sale. Newbridge and Stel agree to use commercially reasonable efforts to maximize the Non-core Asset Sale Proceeds.

   5.19 Assumption of Options. The parties will use all commercially reasonable efforts to obtain the agreement of purchasers of the Non-core Assets to assume or substitute equivalent options or other economic benefits for the unvested Stel Options that would not qualify for accelerated vesting pursuant to Stel's Stock Option Plan as of the Effective Time held by Stel employees to be hired by such purchasers.

                                      1-37

   5.20 Transitional Contract-Manufacturing Arrangement. Stel and Newbridge will use all commercially reasonable efforts to enter into a transitional contract manufacturing arrangement with the contract manufacturing facility that will be sold as part of the Non-core Asset Sale.

   5.21 Stel IP Rights. Stel will use all commercially reasonable efforts to amend any agreements giving any Third Party rights to Stel IP Rights as a result of the execution and delivery of this Agreement, the Stock Option Agreement, the Technology Option Agreement or the consummation of the Merger and the other transactions contemplated hereby or thereby.

   5.22 Appraisal Rights. Stel and Newbridge will take all necessary and appropriate action to enable the holders of Stel Common Stock to exercise appraisal rights, if available, under Section 262 of the Delaware Law and otherwise to comply with the terms of such statute.

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

   6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

   6.2 Stockholder Approval. The approval of the holders representing a majority of the outstanding shares of Stel Common Stock for adoption of the Merger Agreement and approval of the Merger shall have been obtained at the Stel Special Meeting or any adjournment or postponement thereof.

   6.3 Listing of Additional Shares. The Newbridge Common Stock issuable in connection with the Merger shall have been approved for listing subject to official notice of issuance on the NYSE and shall have been approved for listing subject to the satisfaction of customary conditions on the Toronto Stock Exchange.

   6.4 Government Clearances. The waiting periods applicable to consummation of the Merger under the HSR Act and Exon-Florio Amendment shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with prior to the Effective Time would be reasonably likely to have a Stel Material Adverse Effect or a Newbridge Material Adverse Effect shall have been obtained or filed.

   6.5 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

                                      1-38

                                  ARTICLE VII

              CONDITIONS TO THE OBLIGATIONS OF STEL AND NEWBRIDGE

   7.1 Additional Conditions To The Obligations Of Stel. The obligations of Stel to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Stel:

   (a) The representations and warranties of Newbridge and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for such inaccuracies as, in the aggregate, would not reasonably be expected to have a Newbridge Material Adverse Effect.

   (b) Newbridge and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

   (c) Newbridge and Merger Sub shall have furnished certificates of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

   (d) Stel shall have received an opinion of Thelen Reid & Priest LLP, counsel to Stel, dated as of the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions,
(i) the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code; (ii) each of Newbridge, Merger Sub and Stel will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interests in Newbridge Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of Stel as a result of the Merger with respect to the shares of Stel Common Stock converted into Newbridge Common Stock.

   (e) If the Non-core Asset Sale has not closed on or prior to the Effective Time, Newbridge and the Rights Agent (as defined in the CVR Agreement) shall have executed the CVR Agreement substantially in the form attached hereto as Exhibit E.

   7.2  Additional Conditions To The Obligations Of Newbridge And Merger
Sub. The obligations of Newbridge and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Newbridge:

   (a) The representations and warranties of Stel contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except, (i) for changes related to the balance sheets or assets of the Non-core Assets, (ii) for changes in the prospects of Stel's constellation project, (iii) for other changes specifically permitted by the terms of this Agreement, (iv) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (v) for such inaccuracies as, in the aggregate, would not have a Stel Material Adverse Effect.

   (b) Stel shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

   (c) Stel shall have furnished certificates of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

   (d) Newbridge and Merger Sub shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to Newbridge and Merger Sub, dated as of the Closing Date, substantially to the effect that on the

                                      1-39
basis of the facts, representations and assumptions set forth in such opinions,
(i) the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code; (ii) each of Newbridge, Merger Sub and Stel will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interests in Newbridge Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of Stel as a result of the Merger with respect to the shares of Stel Common Stock converted into Newbridge Common Stock.

   (e) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 3.3 of the Stel Disclosure Statement shall have been obtained or made.

   (f) Stel shall have entered into binding agreements reasonably acceptable to Newbridge with respect to the Non-core Asset Sale for an aggregate purchase price which will result in after-tax net cash proceeds to Stel of not less than U.S. $102,000,000.

   (g) Stel shall have delivered to Newbridge a statement that the interest in Stel is not a United States real property interest as contemplated by Section 1.1445-2(c)(3) of the regulations promulgated under the Code.

   (h) Stel shall have entered into employment agreements or achieved retention arrangements which are satisfactory to Newbridge with Stel employees listed on
Schedule 7.1(h).

   (i) Stel shall have delivered to Newbridge the resignations of such directors and officers of Stel and its Subsidiaries as Newbridge shall specify at least ten days prior to the Closing, effective at the Effective Time.

   (j) The aggregate number of shares of Stel Common Stock demanding or purporting to demand appraisal rights under Section 262 of the Delaware Law shall not exceed 10% of the outstanding shares of Stel Common Stock immediately prior to the Effective Time.

   (k) There shall not have occurred, since the date hereof, any Stel Material Adverse Effect, except for the occurrence of conditions specifically excepted in clauses (i) and (ii) of Section 7.2(a) hereof.

                                  ARTICLE VIII

                                  TERMINATION

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Stel:

   (a) by mutual written consent duly authorized by the boards of directors of Newbridge, Stel and Merger Sub;

   (b) by either Stel or Newbridge if the Merger shall not have been consummated by January 31, 2000 (the "End Date"), which date may be extended by mutual consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has proximately contributed to the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

   (c) by either Stel or Newbridge if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or
(ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final and non-appealable; provided, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless such party shall have used its reasonable efforts to remove such order, decree, ruling or injunction;

                                      1-40

   (d) by either Stel or Newbridge if the required approval of the stockholders of Stel contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Stel stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Stel where (i) Stel shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to obtain such stockholder approval (it being specifically understood that a withholding, withdrawal, amendment or modification of the board of directors recommendation to Stel stockholders to vote in favor of and approve and adopt this Agreement and approve the Merger in accordance with the conditions of Section 5.4(c) is not a breach of this Agreement) or (ii) such failure was caused by a breach of any Voting Agreement by a party thereto other than Newbridge;

   (e) by Newbridge if a Stel Triggering Event (as defined below) shall have occurred;

   (f) by Stel if (i) the Newbridge Closing Value is less than $24.00 per share, (ii) Newbridge does not exercise the Newbridge Adjustment Option or, if after Newbridge exercises such option, the Exchange Ratio is still less than the quotient obtained by dividing U.S. $30.00 by the Newbridge Closing Value, and (iii) Stel delivers a written termination notice prior to the close of business on the trading day immediately prior to the Stel Special Meeting.

   (g) by Stel, if there exists a breach or breaches of any representation or warranty of Newbridge or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Stel shall not be permitted to terminate this Agreement pursuant to this Section 8.3(g) unless Stel shall have delivered to Newbridge written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Newbridge of such written notice; provided, further, that Stel shall not be permitted to terminate this Agreement pursuant to this Section 8.3(g) if Stel shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Newbridge; or

   (h) by Newbridge, if there exists a breach or breaches of any representation or warranty of Stel contained in this Agreement such that the Closing condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then Newbridge shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) unless Newbridge shall have delivered to Stel written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to Stel of such written notice; provided, further that Newbridge shall not be permitted to terminate this Agreement pursuant to this Section 8.2(h) if Newbridge shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of Stel.

   (i) For the purposes of this Agreement, a "Stel Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Stel or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Newbridge its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Stel shall have failed to include or maintain in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of Stel in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of Stel shall have failed to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five days after Newbridge requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Stel or any committee thereof shall have failed to reject any Acquisition Proposal; (v) Stel shall have entered into any letter or intent or similar document or any agreement or commitment contemplating or otherwise relating to an Acquisition Proposal; (vi) subject to Stel's ability to adjourn or postpone a meeting pursuant to the third sentence of Section 5.4(a), Stel shall have failed to hold the Stel Special Meeting as promptly as practicable and in any event (to the extent permissible under

                                      1-41
applicable law) within 45 days after the declaration of the effectiveness of the Registration Statement; (vii) a tender or exchange offer relating to securities of Stel shall have been commenced by a Person unaffiliated with Newbridge and Stel shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of Stel recommends rejection of such tender or exchange offer; or (viii) Stel shall have breached any of its obligations under Section 5.2 of this Agreement.

   8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in the last sentence of Section 5.3, this Section 8.2, Section 8.3, Sections 9.4, 9.5, 9.6, 9.10, 9.11 and 9.12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, the Stock Option Agreement or the Technology Option Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   8.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Newbridge and Stel shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

   (b) Stel Payments.

   (i) In the event that this Agreement is terminated by Newbridge pursuant to
Section 8.1(e), Stel shall promptly, but in no event later than ten business days after the date of such termination, pay Newbridge a nonrefundable fee equal to U.S. $25 million in immediately available funds (the "Termination Fee").

   (ii) In the event that this Agreement is terminated by Newbridge or Stel, as applicable, pursuant to Section 8.1 (b) or (d), (A) Stel shall pay Newbridge the Termination Fee only if following the date hereof and prior to the termination of this Agreement, a Third Party has publicly announced an Acquisition Proposal and within 12 months following the termination of this Agreement, Stel executes with a Third Party an agreement providing for an Acquisition Transaction or an Acquisition Transaction has been consummated and
(B) such payment shall be made promptly, but in no event later than ten business days after the execution of such agreement.

   (iii) In the event that this Agreement is terminated by Newbridge or Stel pursuant to Section 8.1(d) and Stel is not required to pay Newbridge the Termination Fee, Stel shall reimburse Newbridge for all documented expenses incurred by Newbridge in connection with this Agreement, the Stock Option Agreement, the Technology Option Agreement and the transactions contemplated hereby (the "Newbridge Expenses") in immediately available funds not later than ten business days after the first anniversary of the execution of this Agreement.

   (iv) In the event that this Agreement is terminated by Newbridge pursuant to
Section 8.1(h) because the Closing condition set forth in Section 7.2(b) is not satisfied, Stel shall promptly, but in no event later than ten business days after the date of such termination, reimburse Newbridge for the Newbridge Expenses in immediately available funds.

   (v) Stel acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Newbridge would not enter

                                      1-42
into this Agreement; accordingly, if Stel fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Newbridge makes a claim that results in a judgment against Stel for the amounts set forth in this Section 8.3(b), Stel shall pay to Newbridge its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

   9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Newbridge, Merger Sub and Stel at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of Stel, no such amendment or modification shall change the amount or form of the consideration to be received by Stel's stockholders in the Merger.

   9.2 Waiver of Compliance; Consents. Any failure of Newbridge or Merger Sub, on the one hand, or Stel, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Stel or Newbridge or Merger Sub, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

   9.3 Survival; Investigations. The respective representations and warranties of Newbridge, Merger Sub and Stel contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

   9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

       if to Stel, to:  Stanford Telecommunications, Inc.
                        1221 Crossman Avenue
                        P.O. Box 3733
                        Sunnyvale, California 94089
                        Telephone: (408) 735-0818
                        Facsimile: (408) 745-2410
                        Attention: Gary Wolf


                                      1-43

       with a copy to:      Thelen Reid & Priest LLP
                            333 West San Carlos Street, 17th Floor
                            San Jose, California 95110-2701
                            Telephone: (408) 292-5800
                            Facsimile: (408) 287-8040
                            Attention: Jay L. Margulies

       if to Newbridge, or  Newbridge Networks Corporation
        Merger Sub, to:     600 March Road, P.O. Box 13600
                            Kanata, Ontario, Canada K2K 2E6
                            Telephone: (613) 591-3600
                            Facsimile: (613) 599-3672
                            Attention: Peter Nadeau

       with a copy to:      Heller Ehrman White & McAuliffe
                            525 University Avenue
                            Palo Alto, California 94301
                            Telephone: (650) 324-7000
                            Facsimile: (650) 324-0638
                            Attention: Stephen C. Ferruolo (Matter #21969-0009)

   9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto, with respect only to Section 5.8, the officers and directors of Stel, or as otherwise expressly provided herein.

   9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

   9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   9.8 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

   9.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

   9.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

   9.11 Definition of "law". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

                                      1-44

   9.12 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

   IN WITNESS WHEREOF, Newbridge Networks Corporation, Saturn Acquisition Corp. and Stanford Telecommunications, Inc. have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          NEWBRIDGE NETWORKS CORPORATION

                                                    /s/ Alan G. Lutz
                                          By: _________________________________
                                          Title: President and Chief Operating
                                           Officer

                                                    /s/ Peter Nadeau
                                          By: _________________________________
                                          Title: Vice President and General
                                           Counsel

                                          SATURN ACQUISITION CORP.

                                                    /s/ Peter Nadeau
                                          By: _________________________________
                                          Title: President, Treasurer and
                                           Secretary

                                          STANFORD TELECOMMUNICATIONS, INC.

                                                   /s/ Val P. Peline
                                          By: _________________________________
                                          Title: President and Chief Executive
                                           Officer

                                               /s/ James J. Spilker, Jr.
                                          By: _________________________________
                                          Title: Chairman

                                      1-45

                                   AMENDMENT
                        TO AGREEMENT AND PLAN OF MERGER

   This AMENDMENT ("Amendment") to the Agreement and Plan of Merger is made and entered into as of August 20, 1999, by and among Newbridge Networks Corporation, a Canadian Corporation ("Newbridge"), Saturn Acquisition Corp., a Delaware Corporation and wholly-owned subsidiary of Newbridge ("Merger Sub"), and Stanford Telecommunications, Inc., a Delaware corporation ("Stel") with respect to the following facts:

   A. Newbridge, Merger Sub and Stel entered into that certain Agreement and Plan of Merger ("Merger Agreement") dated June 22, 1999; and

   B. The parties desire to make certain modifications to the Merger Agreement.

   The parties hereto agree as follows:

   1. Section 2.1(f) of the Merger Agreement is hereby amended in its entirety to read as follows:

   "(f) No fraction of a share of Newbridge Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Stel Common Stock who would otherwise be entitled to a fraction of a share of Newbridge Common Stock (after aggregating all fractional shares of Newbridge Common Stock to be received by such holder) shall receive from Newbridge an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Newbridge Fractional Share Value. For the purposes of this Agreement, "Newbridge Fractional Share Value" shall mean the closing price per share of Newbridge Common Stock as reported on the NYSE Composite Tape on the trading day immediately preceding the Effective Time. Notwithstanding the foregoing, if the Non-core Asset Sale has not closed on or prior to the Effective Time and CVRs are issued, payment with respect to fractional shares of Newbridge Common Stock issuable at the Effective Time of the Merger will occur concurrently with the issuance of the additional Newbridge Common Stock after the maturity date of the CVRs. At such time, such fractional shares will be aggregated with any fractional shares of Newbridge Common Stock issuable with respect to the CVRs, and any resulting whole shares of Newbridge Common Stock will be issued and any remaining fractional shares will be paid by Newbridge in cash in accordance with this Section 2.1(f)."

   2. Section 3.2 of the Merger Agreement is hereby amended in its entirety to read as follows:

   "3.2 Authority Relative to This Agreement. Stel has full corporate power and authority to (i) execute and deliver this Agreement, (ii) execute and deliver the Stock Option Agreement, (iii) execute and deliver the Technology Option Agreement, (iv) consummate the transactions contemplated by the Stock Option Agreement and Technology Option Agreement, and (v) assuming the approval of the Merger and the approval of the sale of Stel's government business assets by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Technology Option Agreement, and the consummation of the Merger, the sale of the government business assets and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of Stel, and no other corporate proceedings on the part of Stel are necessary to authorize this Agreement, the Stock Option Agreement and the Technology Option Agreement or to consummate the Merger, and the other transactions contemplated hereby and thereby (other than, (a) with respect to the Merger, the approval of the Merger by a majority of the outstanding shares of Stel Common Stock at the Stel Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law or (b) with respect to the sale of the government business assets, the approval of such sale by a majority of the outstanding shares of Stel Common Stock.) Each of this Agreement, the Stock Option Agreement and the Technology Option Agreement has been duly and validly executed and delivered by Stel and, assuming due

                                      1-46
authorization, execution and delivery by Newbridge and, in the case of this Agreement, by Merger Sub, constitutes a valid and binding agreement of Stel, enforceable against Stel in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles."

   3. Section 5.14 of the Merger Agreement is hereby amended in its entirety to read as follows:

   "5.14 Employee Matters. Newbridge agrees to make severance payments to persons who are Stel employees immediately prior to the Effective Time and who are terminated on or within 90 days of the Effective Time and to pay the other benefits as set forth in Schedule 5.14."

   IN WITNESS WHEREOF, Newbridge Networks Corporation, Saturn Acquisition Corp. and Stanford Telecommunications, Inc. have caused this Amendment to the Merger Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          NEWBRIDGE NETWORKS CORPORATION

                                          By: /s/ Conrad Lewis
                                            -----------------------------------
                                          Title: Executive Vice President
                                              ---------------------------------

                                          By: /s/ Peter Nadeau
                                            -----------------------------------
                                          Title: Vice President and General
                                           Counsel
                                              ---------------------------------

                                          SATURN ACQUISITION CORP.

                                          By: /s/ Peter Nadeau
                                            -----------------------------------
                                          Title: President, Treasurer &
                                           Secretary
                                              ---------------------------------

                                          STANFORD TELECOMMUNICATIONS, INC.

                                          By: /s/ Val P. Peline
                                            -----------------------------------
                                          Title: President and Chief Executive
                                           Officer
                                              ---------------------------------

                                          By: /s/ Gary Wolf
                                            -----------------------------------
                                          Title: Executive Vice President
                                              ---------------------------------

                                      1-47

                                                                      APPENDIX 2

                       CONTINGENT VALUE RIGHTS AGREEMENT

   THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of               , 1999,
between Newbridge Networks Corporation, a Canadian corporation ("Newbridge"),
and                    , as Rights Agent (the "Rights Agent"), in favor of each
person who acquires from time to time Contingent Value Rights (the "CVRs") to receive, in accordance with the terms hereof, shares (the "CVR Shares") of Newbridge's common stock ("Newbridge Common Stock"). The CVR Shares are
issuable pursuant to a registration statement on Form S-4 (No. 333-         )
(the "Registration Statement") filed by Newbridge with the Securities and Exchange Commission (the "Commission").

   1. Appointment of Rights Agent. Newbridge hereby appoints the Rights Agent to act as agent for Newbridge in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

   2. Certain Definitions. Capitalized terms used herein without definition shall have the meanings given them in the Agreement and Plan of Merger, dated June 22, 1999, by and among Newbridge, Saturn Acquisition Corp. and Saturn Corporation (the "Merger Agreement"). For purposes of this Agreement, and in addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

   2.1 "Common Stock" means (i) the Newbridge Common Stock or (ii) any other class of stock resulting from successive changes of reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. Unless the context requires otherwise, all references to Common Stock and CVR Shares in this Agreement and in the CVR Certificates (as defined herein) shall, in the event of an adjustment pursuant to Section 13 hereof, be deemed to refer also to any other securities or property then issuable upon maturity of the CVRs as a result of such adjustment.

   2.2 "Fair Market Value" with respect to any security shall mean the closing sales price of such security on the day in question on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or traded on any such exchange, the closing price of such security on the Nasdaq National Market or, if not listed or traded on any exchange or the Nasdaq National Market, the average of the closing bid and ask prices per share on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") on the day in question or, if such quotations are not available, the fair market value on the day in question as reasonably determined by the Board of Directors of Newbridge or any duly authorized committee of such Board after consultation with its legal and financial advisors.

   2.3 "Issuance Date" means the Effective Time as defined in the Merger Agreement.

   3. Form of CVR Certificate.

   3.1 The CVRs shall be evidenced by certificates (the "CVR Certificates") substantially in the form attached hereto as Exhibit A. The CVR Certificates may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as Newbridge may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto. Newbridge will use its reasonable efforts to advise the Rights Agent of any material change in any such rule or regulation of which it becomes aware.

   3.2 The CVR Certificates shall be executed on behalf of Newbridge by the manual or facsimile signature of the present or any future President or Vice President of Newbridge, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Newbridge. CVR Certificates shall be dated as of the date of the initial issuance thereof.

                                      2-1

   4. Registration and Countersignature.

   4.1 The Rights Agent shall maintain books for the registration of the CVR Certificates. The CVR Certificates shall be countersigned by the Rights Agent and shall not be valid for any purpose unless so countersigned. The CVR Certificates shall be so countersigned, however, by the Rights Agent and shall be delivered by the Rights Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of Newbridge shall have ceased to be such officers at the time of such countersigned or delivery.

   4.2 Prior to due presentment for registration of the CVR Certificates, Newbridge and the Rights Agent may deem and treat the registered holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereof made by anyone other than Newbridge or the Rights Agent) for the purpose of payment of CVR Shares upon maturity of the CVRs and for all other purposes, and neither Newbridge nor the Rights Agent shall be affected by any notice to the contrary.

   5. Maturity and Payment of CVRs.

   5.1 The CVRs will mature at the close of business on the Maturity Date (as defined herein) without any further action by the holders of CVRs. For purposes of this Agreement, "Maturity Date" means the earlier to occur of (a) the date on which Saturn completes the Non-core Asset Sale; and (b) May 31, 2000. On or as soon as practicable after the Maturity Date, but in no event later than (i) ten business days after the Maturity Date or (ii) if an independent expert in business valuation is appointed under Section 6.1 or 6.2 hereof, ten business days after receipt of the appraisal from such expert, Newbridge shall deliver a notice to the Rights Agent setting forth the number of shares of Common Stock, if any, or other consideration issuable per CVR pursuant to this Agreement.

   5.2 As soon as practicable after receipt of the notice referred to in
Section 5.1 hereof, the Rights Agent shall cause to be delivered to each record holder of CVRs stock certificates representing that number of CVR Shares due to each such holder as determined pursuant to Section 6 hereof and/or such other consideration (including payment of cash in lieu of fractional shares) as such holder may be entitled under this Agreement. Any CVR Shares or other securities issued upon payment in respect of CVRs shall be deemed to have been issued as of the close of business on the Maturity Date, and the CVRs shall be deemed to have been canceled at such time; provided, however, that if the Maturity Date is a date on which the stock transfer books of Newbridge are closed, any such CVR Shares shall be deemed to have been issued to the holders of CVRs on the next business day on which the stock transfer books of Newbridge are open.

   6. CVR Shares Issuable Upon Maturity of CVRs.

   6.1 The number of CVR Shares issuable per CVR upon maturity of the CVRs shall be a fraction of a share of Common Stock (the "Contingent Value Ratio") as is determined by using the following formula:

                              [(B+C-D+E) / N] / V

   where,

     "B" equals [the lesser of (A) the gross proceeds from the Non-core Asset Sale before deduction of any state and federal taxes payable on such proceeds (the "Non-core Asset Sale Proceeds") and (B) $173,000,000], minus $102,000,000;

     "C" equals 50% of the greater of (A) the Non-core Asset Sale Proceeds minus $173,000,000 and (B) 0;

                                      2-2

     "D" equals 50% of any state or federal income taxes payable on the Non-core Asset Sale Proceeds, based on the applicable rates, determined in good faith by Newbridge;

     "E" equals $625,000;

     "N" equals the number of CVRs issued and outstanding on the Maturity Date plus the number of CVRs issuable upon exercise of Saturn Options assumed by Newbridge pursuant to Section 2.2(a) of the Merger Agreement; and

     "V" equals the greater of (a) the average closing price per share of Newbridge Common Stock as reported on the New York Stock Exchange Composite Tape on the ten trading days ending on the fifth trading day immediately preceding the Saturn Special Meeting and (b) $24.00, unless the Newbridge Adjustment Option is exercised pursuant to Section 2.1(a) of the Merger Agreement, in which case "V" equals $30.00 divided by the Exchange Ratio.

   6.2 In the event that consideration received from the Non-core Asset Sale is not cash or is affected by some contingency, Newbridge shall appoint an independent expert in business valuation to calculate the net present value of such consideration, and such amount shall be included in the calculation of the Non-core Asset Sale Proceeds.

   6.3 In the event that the Maturity Date is the date set forth in clause (b) of Section 5.1, Newbridge shall be required to include in the calculation of the Non-core Asset Sale Proceeds an amount equal to (a) the sales price for such assets specified in a binding contract to sell such assets in effect on the Maturity Date or (b) the fair cash value of the most recent bona fide offer to purchase such assets as determined by an independent expert in business valuation familiar with Saturn's Non-Core Asset business. If clauses (a) or (b) do not apply, then the amount included in the Non-core Asset Sale Proceeds shall be equal to those amounts received from the Non-core Asset Sale on or prior to the Maturity Date. The number of CVR Shares issuable per CVR pursuant to this Section 6 is subject to adjustment as hereinafter set forth in this Agreement.

   7. Fractional Shares. No fractional shares of Common Stock shall be issued to any holder of CVRs in respect of the CVRs. Instead of any fractional shares of Common Stock that would otherwise be issuable to any such holder, Newbridge will pay to such holder a cash adjustment in respect of such fractional interest in an amount equal to the product of (a) such fractional interest multiplied by (b) the Newbridge Fractional Share Value.

   8. Payment of Taxes. Newbridge will pay all documentary stamp taxes attributable to the original issuance of the CVRs and the CVR Shares; provided, however, that Newbridge shall not be required to (a) pay any tax which may be payable in respect of the issuance or delivery of certificates for CVR Shares in a name other than that of the registered holder of the CVR Certificates as of the Maturity Date or (b) issue or deliver any certificate for CVR Shares upon the Maturity Date until any such tax required to be paid under clause (a) shall have been paid, all such tax being payable by the holder of such CVR at the time of surrender.

   9. Mutilated or Missing Certificates. In case any CVR Certificate shall be mutilated, lost, stolen or destroyed, Newbridge may in its discretion issue, and the Rights Agent may countersign and deliver in exchange and substitution for an upon cancellation of the mutilated CVR Certificate, or in lieu of a substitution for the lost, stolen or destroyed CVR Certificate, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence satisfactory to the Rights Agent of such mutilation, loss, theft or destruction of such CVR Certificate and indemnity, if requested, also satisfactory to it. Applicants for such substitute CVR Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as Newbridge or the Rights Agent may prescribe. Any such new CVR Certificate shall constitute an original contractual obligation of Newbridge, whether or not the allegedly mutilated, lost, stolen or destroyed CVR Certificate shall be at any time enforceable by anyone.

                                      2-3

   10. Reservation of CVR Shares; Stock Certificates. Newbridge shall at all times reserve for issuance and delivery upon maturity of the CVRs such number of CVR Shares or other shares of capital stock of Newbridge from time to time issuable upon maturity of the CVRs. All such shares shall be duly authorized and, when issued, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights. The Rights Agent is hereby irrevocably authorized to requisition a reasonable time prior to the Maturity Date, as applicable, from Newbridge's transfer agent stock certificates issuable upon maturity of the CVRs. Newbridge will supply such transfer agent with duly executed stock certificates for such purpose. Newbridge shall keep a copy of this Agreement on file with its transfer agent and with every transfer agent for any shares of Common Stock.

   11. Transfer and Registration of CVRs and CVR Shares.

   11.1 The CVRs, and any interest therein, shall in no circumstances be sold, assigned or otherwise transferred other than by will or pursuant to the laws of descent and distribution.

   11.2 The CVRs and CVR Shares have been registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the "Act"). Newbridge covenants and agrees:

     (a) to prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective through the Maturity Date and to use its commercially reasonable efforts to keep such Registration Statement effective during such period;

     (b) as expeditiously as possible, to use its commercially reasonable efforts to register or qualify the CVRs and the CVR Shares to be delivered upon the Maturity Date under the securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

     (c) to pay all expenses incurred by Newbridge in complying with this
  Section 11.2, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for Newbridge, (iv) all Blue Sky fees and expenses (including fees and expenses of counsel in connection with any Blue Sky surveys), and (v) the entire expense of any special audits incident to or required by any such registration.

   12. Rights of CVR Certificate Holder. The holder of any CVR Certificate or CVR shall not, by virtue thereof, be entitled to any rights of a stockholder of Newbridge, either at law or in equity, and the rights of the holder are limited to those expressed in this Agreement.

   13. Antidilution Provisions. The number of CVR Shares issuable upon the maturity of the CVRs pursuant to Section 5 hereof is subject to change or adjustment as follows:

   13.1 Stock Dividends, Stock Splits and Combinations of Stock. If at any time
after the Issuance Date and before 5:00 p.m., [       time], on the Maturity
Date, (a) Newbridge shall fix a record date for the issuance of any stock dividend payable in shares of Common Stock, (b) the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock or (c) the number of shares of Common Stock shall have been decreased by a combination of the outstanding shares of Common Stock, then the number of CVR Shares issuable pursuant to Section 6 hereof shall be multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such dividend, subdivision, split-up or combination and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such dividend, subdivision, split-up or combination. The time of occurrence of an event giving rise to an adjustment made pursuant to this Section 13.1 shall, in the case of a subdivision, split-up or combination, be the effective date thereof and shall, in the case of dividend, be the record date thereof.

   13.2 Consolidation, Merger, etc. If at any time after the Issuance Date and
before 5:00 p.m., [       time], on the Maturity Date any capital
reorganization of Newbridge, or any reclassification of the Common

                                      2-4

Stock, or any consolidation of Newbridge with or merger of Newbridge with or into any other corporation or person or any sale, lease or other transfer of all or substantially all of the assets of Newbridge to any other person, including any individual, corporation, partnership, joint venture, trust or group thereof (a "Transaction"), shall be effected in such a way that the holders of the Common Stock shall be entitled to receive solely voting stock of Newbridge with respect to or in exchange for Common Stock, then each holder of a CVR shall have the right to receive on or after the Maturity Date (as provided in Section 5 hereof) the Equivalent Payment (as defined below). For purposes of this Agreement, "Equivalent Payment" means the number of shares of voting stock of Newbridge that would have been payable in the Transaction in respect of the number of shares of Common Stock that would have been payable upon maturity of the CVRs held by such holder had the Transaction not occurred, calculated by equating the Fair Market Value of the Common Stock with the Fair Market Value of the consideration payable in the Transaction in respect of the Common Stock. If, instead of or in addition to voting stock of Newbridge, the consideration in such transaction would consist of cash, securities or other assets, then prior to such transaction Newbridge shall appoint in independent expert in valuation to determine the number of shares of Common Stock represented, in such expert's best judgment, by the CVRs, and each holder of a CVR shall be issued that number of shares of Common Stock represented by such holder's CVR.

   13.3 Readjustments, etc. If an adjustment is made under Section 13.1 or 13.2 above, and the event to which the adjustment relates does not occur, then any adjustments in the number of CVR Shares issuable upon maturity of the CVRs that were made in accordance with such Section shall be adjusted back to the number of CVR Shares that were issuable immediately prior to the effective date or the record date of such event, as the case may be.

   13.4 Preservation of Purchase Rights upon Merger, Consolidation, etc. Newbridge shall not effect any reorganization, reclassification, consolidation, merger, or sale under Section 13.2 hereof unless prior to or simultaneously with the consummation thereof the successor corporation or person (if other than Newbridge) resulting from such reorganization, reclassification, consolidation or merger or the person (if other than Newbridge) purchasing such assets shall assume by written instrument, executed and mailed or delivered to the Rights Agent, the obligation to deliver to such holder such shares of stock, cash, securities or assets as, in accordance with
Section 13.2 hereof, such holder may be entitled to receive, and containing the express assumption of such person or the due and punctual performance and observance by Newbridge and of all liabilities and obligations of Newbridge hereunder. Such written agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 13 and shall provide that such adjustments that similarly apply the successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or leases.

   14. Officer's Certificate. Whenever the number of CVR Shares that may be issued upon the Maturity Date is adjusted as required by the provisions of this Agreement, Newbridge will forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with the Rights Agent an officer's certificate showing the adjusted number of CVR Shares that may be issued upon maturity of the CVRs, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by each holder of CVRs. Newbridge shall, forthwith after each such adjustment, cause a copy of such certificate to be mailed to the holder. The Rights Agent shall be entitled to rely conclusively on the contents of certificates furnished pursuant to this
Section 14 and shall not be required to make any independent inquiry as to facts not established through such certificates.

   15. Listing on NYSE. Newbridge will use its commercially reasonable efforts to list on the NYSE the shares of the Common Stock issuable in respect of the CVRs, and will use its commercially reasonable efforts to maintain such listing or approval so long as any other shares of Common Stock are so listed or approved; and Newbridge shall use its commercially reasonable efforts to so list on each national securities exchange or obtain approval for quotation on the Nasdaq National Market, or such other over-the-counter quotation system,

                                      2-5
and shall use its commercially reasonable efforts to maintain such listing or approval of, any other shares of capital stock of Newbridge issuable in respect of the CVRs if and so long as the shares of capital stock of the same class are listed on such national securities exchange or are traded on the Nasdaq National Market or such over-the-counter quotation system. Any such listing or quotation will be at Newbridge's expense.

   16. Availability of Information. Newbridge will comply with all applicable periodic public information reporting requirements of the Commission to which it may from time to time be subject.

   17. Merger, Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of
Section 19 hereof. In case at the time such successor to the Rights Agent shall succeed to the agency created by this Agreement, and in case at that time any of the CVRs shall have been countersigned but not delivered, any such successor to the Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such CVRs so countersigned; and in case at that time any of the CVRs shall not have been countersigned, any successor to the Rights Agent may countersign such CVRs either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such CVRs shall have the full force and effect provided in the CVRs and in this Agreement.

   In the case at any time the name of the Rights Agent shall be changed and at such time any of the CVRs shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver CVRs so countersigned; and in case at that time any of the CVRs shall not have been countersigned, the Rights Agent may countersign such CVRs either in its prior name or in its changed name; and in all such cases such CVRs shall have the full force and effect provided in the CVRs and in this Agreement.

   18. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Newbridge and the holders of the CVRs, by their acceptance thereof, shall be bound:

   18.1 The statements contained herein and in the CVR Certificate shall be taken as statements of Newbridge, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs except as herein otherwise provided.

   18.2 The Rights Agent shall not be responsible for any failure of Newbridge to comply with any of the covenants contained in this Agreement or in the CVRs to be complied with by Newbridge.

   18.3 The Rights Agent may consult at any time with counsel satisfactory to it (who may be counsel for Newbridge), and the Rights Agent shall incur no liability or responsibility to Newbridge or to any holder of any CVR in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided the Rights Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

   18.4 The Rights Agent shall incur no liability or responsibility to Newbridge or to any holder of any CVR for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the party or parties.

   18.5 Newbridge agrees (a) to pay to the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the execution of this Agreement, (b) to reimburse the Rights Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent in the

                                      2-6
execution of this Agreement (other than taxes measured by the Rights Agent's net income), and (c) upon request, to advance to the Rights Agent funds to pay cash in lieu of fractional shares of Common Stock issuable upon maturity of the CVRs.

   18.6 The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless Newbridge shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the CVRs may be enforced by the Rights Agent without the possession of any of the CVRs or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the registered holders of the CVRs, as their respective rights or interests may appear.

   18.7 The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the CVRs or other securities of Newbridge or become pecuniarily interested in any transaction in which Newbridge may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Newbridge or for any other legal entity.

   18.8 The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

   19. Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Newbridge notice in writing, and to the holders of the CVRs notice in writing and sent by first-class mail, postage prepaid, to each registered holder of a CVR at such holder's address appearing in the register maintained by the Rights Agent with respect to the CVRs, specifying a date when such resignation shall take effect, which notice shall be sent at least two weeks prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Newbridge shall appoint a successor to the Rights Agent. If Newbridge shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the registered holder of a CVR (who shall, with such notice, submit his CVR for inspection by Newbridge), then the registered holder of any CVR may apply to any court of competent jurisdiction for the appointment of a successor of the Rights Agent. After appointment the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 19, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

   20. Identity of Transfer Agent. Forthwith upon the appointment after the date hereof of any transfer agent for the Common Stock, or of any subsequent transfer agent for shares of the Common Stock, Newbridge will file with the Rights Agent a statement setting forth the name and address of such transfer agent, unless the Rights Agent is such transfer agent.

   21. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

   22. Termination. This Agreement shall terminate at 5:00 p.m., [       time],
on the Maturity Date or on such later date on which all of the obligations of the Rights Agent have been fulfilled hereunder.

   23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      2-7

   24. Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

   25. Amendments. This Agreement may be amended by the written consent of Newbridge and the affirmative vote or the written consent of holders holding not less than one-half in interest of the CVRs. Notwithstanding the foregoing, Newbridge and the Rights Agent may from time to time supplement or amend this Agreement, without the approval of any holder of CVRs, in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement which Newbridge and the Rights Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CVRs and which shall not materially adversely affect the interests of the holders of CVRs.

   26. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:


                     if to Rights Agent, to:

                     __________________________
                     __________________________
                     Telephone: _______________
                     Facsimile: _______________

                     if to Newbridge, to:

                     Newbridge Networks Corporation
                     600 March Road, P.O. Box 13600
                     Kanata, Ontario, Canada K2K 2E6
                     Telephone: (613) 591-7300
                     Facsimile: (613) 599-3672
                     Attention: Peter Nadeau

                     with a copy to:

                     Heller Ehrman White & McAuliffe
                     525 University Avenue
                     Palo Alto, California 94301
                     Telephone: (650) 324-7000
                     Facsimile: (650) 324-0638
                     Attention: Stephen C. Ferruolo (Matter #21969-0009)

   27. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation, other than Newbridge, the Rights Agent and the registered holders of the CVRs, any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of Newbridge, the Rights Agent and the registered holders of CVRs.

   28. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts laws.

                                      2-8

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the first date written above.

                                          NEWBRIDGE NETWORKS CORPORATION

                                          By __________________________________
                                          Title _______________________________

                                          By __________________________________
                                          Title _______________________________

                                          [RIGHTS AGENT]

                                          By __________________________________
                                          Title _______________________________

                                      2-9

                                                                    Exhibit A to
                                                                Contingent Value
                                                                Rights Agreement

                           [FORM OF CVR CERTIFICATE]
             VOID AFTER 5:00 P.M., [         TIME], ON MAY 31, 2000

CVR No.                                                                     CVRs

                         NEWBRIDGE NETWORKS CORPORATION

           CONTINGENT VALUE RIGHTS TO RECEIVE SHARES OF COMMON STOCK

   THIS CERTIFIES THAT, FOR VALUE RECEIVED,                , or its permitted
assigns, is the registered holder of the number of Contingent Value Rights ("CVRs") set forth above. Each CVR entitles the holder thereof to receive from Newbridge Networks Corporation, a Canadian corporation ("Newbridge"), subject to the terms and conditions set forth hereinafter and in the Continent Value
Rights Agreement, dated           , 1999, between Newbridge and [Rights Agent]
("CVR Agreement"), to shares (the "CVR Shares") of Newbridge's common stock (the "Common Stock"). The number of CVR shares issuable per CVR on the Maturity Date (as defined in the CVR Agreement) shall be equal to the Contingent Value Ratio (as defined in the CVR Agreement).

   The number of CVR Shares are subject to change or adjustment upon the occurrence of certain events set forth in the CVR Agreement, including the issuance of any stock dividend payable in shares of Common Stock, any increase in the number of shares of Common Stock by a subdivision or split-up of shares of Common Stock or any decrease in the number of shares of Common Stock by a combination of the outstanding shares of Common Stock. The time of occurrence of an event giving rise to such an adjustment shall, in the case of a subdivision, split-up or combination, be the effective date thereof and shall, in the case of a dividend, be the record date thereof. Furthermore, unless otherwise earlier terminated pursuant to the terms of the CVR Agreement, the type and amount of consideration payable upon maturity of the CVRs is subject to adjustment upon the occurrence of any capital reorganization, reclassification of the Common Stock, any consolidation of Newbridge with or merger of Newbridge with or into any other corporation or person or any sale, lease or other transfer of all or substantially all of the assets of Newbridge to any other corporation or person.

   REFERENCE IS MADE TO THE PROVISIONS OF THIS CVR CERTIFICATE SET FORTH ON THE REVERSE SIDE HEREOF, AND SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FRONT OF THIS CERTIFICATE.

   This CVR Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

                                      2-10

   IN WITNESS WHEREOF, Newbridge has caused this CVR Certificate to be executed by its duly authorized officer.

Dated:                                    NEWBRIDGE NETWORKS CORPORATION

                                          By __________________________________
                                          Title _______________________________

Countersigned:

[RIGHTS AGENT]                            By __________________________________
as Rights Agent                           Title _______________________________

By __________________________________
Title _______________________________

                                      2-11

                                 [REVERSE SIDE]

   The CVR Certificate is subject to all of the terms, provisions and conditions of the Contingent Value Rights Agreement, dated as of
              , 1999 (the "CVR Agreement"), between Newbridge Networks Corporation and the Rights Agent, to all of which terms, provisions and conditions the registered holder of the CVR consents by acceptance hereof. The CVR Agreement and certain definitions included in the Agreement and Plan of Merger, dated June 22, 1999 (the "Merger Agreement"), by and among Newbridge, Saturn Acquisition Corp. and Saturn Corporation are incorporated herein by reference and made part hereof and reference is made to the CVR Agreement and the Merger Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Rights Agent, Newbridge and the holders of the CVR Certificates. Copies of the CVR Agreement and the Merger Agreement are available for inspection at the principal office of the Rights Agent or may be obtained upon written request addressed to the Rights Agent at
its principal office at [                          ].

   Newbridge shall not be required upon maturity of the CVRs evidenced by this CVR Certificate to issue fractional shares, but shall make adjustment therefor in cash as provided in the CVR Agreement.

   Newbridge has filed and caused to become effective a registration statement under the Securities Act of 1933, as amended, covering the CVRs and CVR Shares and has agreed to use commercially reasonable efforts to maintain the effectiveness of such registration statement through the Maturity Date and to register or qualify the CVRs and the CVR Shares to be delivered upon maturity of the CVRs under the laws of each jurisdiction in which such registration or qualification is necessary.

   This CVR Certificate is not transferable or assignable other than by will or pursuant to the laws of descent and distribution.

   The holder of this CVR Certificate shall not, by virtue hereof, be entitled to any of the rights of a stockholder in Newbridge, either at law or in equity, and the rights of the holder are limited to those expressed in the CVR Agreement.

   Every holder of this CVR Certificate, by accepting the same, consents and agrees with Newbridge, the Rights Agent and with every other holder of a CVR Certificate that Newbridge and the Rights Agent may deem and treat the person in whose name this CVR Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone other than Newbridge or the Rights Agent) for all purposes whatsoever and neither Newbridge nor the Rights Agent shall be affected by any notice to the contrary.

   This CVR Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

   The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

   TEN COM  as tenants in common

   TEN ENT  as tenants by the entireties

   JT TEN as joint tenants with right of survivorship and not as tenants in common

   COM PROP as community property

                                      2-12

   UNIF GIFT MIN ACT ___________ Custodian ___________
                        (Cust)               (Minor)

                     under Uniform Gifts to Minors Act

                     _________________________________
                                  (State)

   Additional abbreviations may also be used though not in the above list.

                                      2-13

                                                                     APPENDIX 3

                          WIRELESS BROADBAND PRODUCTS

                      TECHNOLOGY LICENSE OPTION AGREEMENT

BETWEEN

                       STANFORD TELECOMMUNICATIONS INC.
       a Delaware Corporation having its principal place of business at 1221 Crossman Avenue, P.O. Box 3733, Sunnyvale, California 94089
                                   ("Stel")

AND

                        NEWBRIDGE NETWORKS CORPORATION
       a Canadian Corporation having its principal place of business at
        600 March Road, P.O. Box 13600, Kanata, Ontario, Canada K2K 2E6
                                 ("Newbridge")

   This Agreement is made effective as of the 22nd day of June 1999 (the "Effective Date").

                                  BACKGROUND

   A. Stel designs, manufactures and markets advanced digital communications products and systems to establish or enhance communications via satellites, terrestrial wireless and cable.

   B. Newbridge designs, manufactures, markets and services a comprehensive family of networking products and systems.

   C. Pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") executed concurrently herewith by Stel and Newbridge (each a "Party" and collectively "Parties") and Saturn Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Newbridge ("Merger Sub"), as a condition and as a inducement to Newbridge and the Merger Sub to enter the Merger Agreement, Stel is providing an option to license Stel's wireless broadband products technology upon the terms and subject to the conditions set forth in this Agreement.

THEREFORE THE PARTIES AGREE:

   1. Definitions. The following capitalized terms shall have these meanings ascribed to them:

   1.1 "Affiliate" means any person that controls, is controlled by or is under common control with a Party

   1.2 "Agreement" means this Wireless Broadband Products Technology License Option Agreement.

   1.3 "Change of Control" means an "Acquisition Transaction", as such term is defined in the Merger Agreement; provided, however, that the spin-off of the WBP business of Stel by distribution to Stel's stockholders shall not constitute a Change of Control, unless subsequent to such spin-off and during the Option Period an Acquisition Transaction occurs involving the new company conducting the WBP business.

   1.4 "Escrow Agreement" means an escrow agreement to be entered into by the parties and an escrow agent (the "Escrow Agent") selected by the parties within 30 days of the Effective Date, which rovides under the circumstances described in Section 3.2 the release to Newbridge of the Stel Designs and related information for the Stel Intellectual Property.

   1.5 "Intellectual Property" means patents, copyrights, mask work rights, trade secrets and any other intellectual or industrial properties as may be recognized around the world, including without limitation, applications and registrations for any of the foregoing.

                                      3-1

   1.6 "License" has the meaning set forth in Section 2.3

   1.7 "Licensed Patents" means: (i) the patent and patent applications specified in Exhibit A attached hereto; (ii) the resulting patents, reissues, reexaminations, and continuations, continuations-in-part and divisionals of any of the foregoing; and (iii) corresponding foreign patent applications and resulting patents of any of the foregoing.

   1.8 "Licensed Products" are products that incorporate or are produced by the practice of subject matter of Stel Intellectual Property or whose manufacture, use, sale, export, or offer for sale would constitute an infringement of Stel Intellectual Property but for the License granted under this Agreement.

   1.9 "Option" has the meaning set forth in Section 2.1

   1.10 "Option Period" means the period beginning on the Effective Date and ending on the earlier of: (i) May 24, 2001; (ii) nine months after the termination by Newbridge of the Merger Agreement pursuant to Section 8.1(h) thereof; (iii) twelve months after the termination by either Party of the Merger Agreement pursuant to Section 8.1(b) or 8.1(c) thereof; and (iv) the date of termination if the Merger Agreement is terminated by Stel pursuant to
Section 8.1(f) or Section 8.1(g) thereof.

   1.11 "Stel Designs" means the designs for Stel's WBP specified in Exhibit B attached hereto, including without limitation, the schematics, net lists, mask works, test data, simulations and specifications therefore.

   1.12 "Stel Intellectual Property" means all Intellectual Property owned or sublicensable by Stel at any time during the Term relating to, or otherwise used by its WBP business, including without limitation, the Licensed Patents and the Stel Designs, and Stel's written technical information and know-how therefor.

   1.13 "Term" means the period beginning on the Effective Date and ending upon: (i) the end of the Option Period, if Newbridge does not exercise the Option by such time; or (ii) the expiration of the last of Licensed Patents, otherwise.

   1.14 "WBP" means wireless broadband products.

   2. License Option and Grant; Technology Transfer

   2.1 Option Grant. Stel hereby grants to Newbridge an option (the "Option") to acquire the license specified in Section 2.3.

   2.2 Exercise of Option. The Option shall be exercisable by Newbridge upon a Change of Control. In order to exercise the Option, Newbridge shall: (i) provide Stel notice of its exercise of the Option; and (ii) pay Stel the option fee specified in Section 4.1.

   2.3 License. Effective upon Newbridge's exercise of the Option, Stel hereby grants to Newbridge a perpetual, nonexclusive, nontransferable, worldwide, irrevocable, fully paid-up and royalty-free license (the "License") without the right to sublicense except as set forth below to make, have made, import, use, sell and have sold Licensed Products covered by Stel Intellectual Property. Newbridge shall have the right to sublicense the rights set forth in this
Section 2.3 to its Affiliates, third party OEMs and end-users of the Licensed Products.

   2.4 License of "Intellectual Property". All rights and licenses granted under or pursuant to this Agreement by Stel to Newbridge with respect to the Stel Intellectual Property are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that Newbridge, as a licensee of such rights and licenses, shall retain and may fully exercise, provided it abides by the terms of this Agreement, all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event that any proceeding shall be instituted by or against Stel seeking to

                                      3-2
adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or Stel shall take any action to authorize any of the foregoing actions (each a "Proceeding"), Newbridge shall have the right to retain and enforce its rights under this Agreement including, but not limited to, the right obtain the License for the Stel Intellectual Property in accordance with the terms of this Agreement.

   2.5 Technology Transfer. Upon the effectiveness of the License in accordance with Section 2.3, (i) Stel shall provide Newbridge all reasonably applicable information pertinent to the manufacture of Stel Designs or otherwise to exploit the Stel Intellectual Property; and (ii) for a period of one year after the exercise of the Option, Stel shall make available to Newbridge at least three engineers that are thoroughly familiar with the Stel Intellectual Property for the purposes of facilitating the technology transfer required to fully exploit the License, including without limitation, applying the Stel Designs to Licensed Products.

   3. Escrow

   3.1 Deposit. Stel shall deposit in a timely manner into escrow with the Escrow Agent all reasonably applicable information pertinent to the manufacture of Stel Designs or otherwise to exploit the Stel Intellectual Property (the "Escrow Materials"), in accordance with the Escrow Agreement. Stel shall periodically update the Escrow Materials based on any improvements to the Stel Intellectual Property made during the Term. The Escrow Agent fees shall be borne by Stel.

   3.2 Release Events. The Escrow Materials shall be released only under the following circumstances:

   (a) To Newbridge, due to the failure of Stel or Stel's successor-in-interest after a Change of Control to carry out the technology transfer under
Section 2.5;

   (b) To Newbridge, at its option, due to Stel's bankruptcy, liquidation or winding up of its business; or

   (c) To Stel, due to the expiration of the Option Period, without the Option being exercised in accordance with Section 2.2.

   3.3 Post-Release Use. Provided the Escrow Materials have been rightfully released by the Escrow Agent to Newbridge in accordance with Section 3.2, the Escrow Materials shall be subject to the License.

   4. Payments

   4.1 Option Fee. Upon exercising the Option, Newbridge shall pay Stel the sum of $69 million in consideration of the License and the technology transfer specified in Section 2.5, including without limitation, the salaries, travel, lodging and other expenses of the Stel personnel involved.

   4.2 Payment Terms. Newbridge shall pay Stel by check or wire transfer in immediately available funds within ten business days of notice of Newbridge's exercise of the Option.

   5. Confidentiality

   Newbridge and Stel agree that each of them shall treat any confidential information disclosed hereunder in accordance with the Confidentiality Agreement effective as of March 1, 1999 between the Parties, which Confidentiality Agreement, except with respect to the standstill provisions thereof, shall remain in full force and effect in accordance with its terms.

   6. Ownership

   6.1 Newbridge. As between Newbridge and Stel, Newbridge shall retain ownership of all right, title and interest in and to any and all Intellectual
Property: (i) held by Newbridge as of the Effective Date; or

                                      3-3

(ii) solely developed by Newbridge following exercise of the Option using the Stel Intellectual Property. Any and all Intellectual Property jointly developed by the Parties pursuant to Section 2.5 shall be jointly owned.

   6.2 Stel. Subject to the License granted hereunder, Stel shall retain ownership of all right, title and interest in and to the Stel Intellectual Property.

   7. Representations, Warranties and Indemnification

   7.1 Representations and Warranties. Stel represents, warrants and covenants that:

   (a) Other than the Licensed Patents and Stel Designs scheduled on Exhibit A and Exhibit B, respectively, there are no other Intellectual Property rights:
(i) used in the WBP business or (ii) required to exploit the License;

   (b) Stel owns and shall continue to own the Stel Intellectual Property free and clear of any liens or encumbrances; and

   (c) Stel is able and shall remain able to grant the License specified in
Section 2.3 for the Term and shall not commit any acts, or through inaction allow any events to occur, which would impair such ability.

   7.2 Indemnification. Stel shall indemnify, hold harmless, and defend Newbridge, its officers, employees, and agents against any claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of the License granted under this Agreement or any breach of any representation or warranty hereunder. Stel shall pay all costs incurred by Newbridge to enforce this indemnification, including reasonable attorneys' fees.

   8. Term and Survival

   8.1 Term. This Agreement shall be in effect for the Term.

   8.2 Survival. Upon the expiration of this Agreement, the provisions of Articles 1, 5 and 6, Section 7.2, this Section 8.2, Section 9.4, Section 9.13 and Section 9.14 shall survive and continue into perpetuity.

   9. Miscellaneous

   9.1 Waiver. No provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is made in writing and signed by the Party to have waived or consented. Failure on the part of either Party to exercise or enforce any right of such Party under this Agreement shall not be a waiver by such Party of any right, or operate to bar the enforcement or exercise of the right at any time thereafter.

   9.2 Assignability. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and assigns. Newbridge's rights and obligations hereunder shall survive any change in the status of Stel, including without limitation, Change of Control, bankruptcy or receivership.

   9.3 Notices. Any report, payment, notice, or other communication that either party receives must be in writing and shall be properly given and effective on the date of delivery if delivered in person, or the fifth day after mailing if mailed by first-class certified mail, postage paid, to the addresses given below (or to an address designated by written notice to the other party):

                            In the case of Newbridge:

                            Newbridge Networks Corporation
                            600 March Road, P.O. Box 13600
                            Kanata, Ontario, Canada K2K 2E6
                            Phone: (613) 591-3600
                            Fax: (613) 599-3672
                            Attention: Peter Nadeau

                                      3-4

                            In the case of Stel:

                            Stanford Telecommunications, Inc.
                            1221 Crossman Avenue, P.O. Box 3733
                            Sunnyvale, California 94089
                            Telephone:(408) 735-0818
                            Facsimile:(408) 745-2410
                            Attention: Gary Wolf

   9.4 Governing Law. This Agreement and performance hereunder shall be governed by the laws of the State of California, without regard to its conflict of laws provisions. The Parties hereby acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

   9.5 Export Control. Newbridge shall observe all applicable United States and foreign laws and regulations concerning the transfer of Licensed Products and related technical data, including International Traffic in Arms Regulations
(ITAR) and Export Administration Regulations. The foregoing notwithstanding, Stel shall be responsible for obtaining any export permits hereunder for the License that may be exercised hereunder.

   9.6 Force Majeure. This Agreement is not breached and no liability is created when a Party fails to perform an obligation under this Agreement if the failure or omission arises from a cause beyond the reasonable control of such Party. These causes include, but are not limited to, the following: acts of God; acts or omissions of any government or governmental agency; compliance with requirements, rules, regulations, or order of any governmental authority or any office, department, agency, or instrumentality thereof; fire, storm, flood, earthquake; accident; acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion; quarantine, restriction; transportation embargoes; or failures or delays in transportation.

   9.7 Interpretation. The Section headings contained in this Agreement are solely for purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

   9.8 Amendments. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Newbridge and Stel.

   9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   9.10 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

   9.11 No Agency. Neither Party is an agent of the other and neither shall have any power to contract for the other Party for any purpose.

   9.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, and the Merger Agreement, including the exhibits thereto and the documents and instruments referred to therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.

   9.13 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the Agreement.

   9.14 Jury Waiver. The Parties irrevocably waive trial by jury.

                                      3-5

   IN WITNESS WHEREOF, the Parties have executed this Agreement, on the date first above written.

                                          NEWBRIDGE NETWORKS CORPORATION

                                                    /s/ Alan G. Lutz
                                          By: _________________________________
                                                        Alan G. Lutz
                                               President and Chief Operating
                                                          Officer

                                                   /s/ Peter Nadeau
                                          By: _________________________________
                                                        Peter Nadeau
                                                 Vice President and General
                                                          Counsel

                                          STANFORD TELECOMMUNICATIONS, INC.

                                                   /s/ Val P. Peline
                                          By: _________________________________
                                                       Val P. Peline
                                               President and Chief Executive
                                                          Officer

                                      3-6

                                                                      APPENDIX 4

                             STOCK OPTION AGREEMENT

   THIS STOCK OPTION AGREEMENT is made and entered into as of June 22, 1999 (the "Agreement") by and between Newbridge Networks Corporation, a Canadian corporation ("Newbridge"), and Stanford Telecommunications, Inc., a Delaware corporation ("Stel"), with respect to the following facts:

   A. Concurrently with the execution and delivery of this Agreement, Newbridge, Stel and Stel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Newbridge ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Newbridge and Stel will to enter into a business combination transaction (the "Merger").

   B. As a condition and inducement to Newbridge's willingness to enter into the Merger Agreement, Newbridge has requested that Stel agree, and Stel has so agreed, to grant to Newbridge an option to acquire shares of Stel's Common Stock, par value $.01 per share ("Stel Shares"), upon the terms and subject to the conditions set forth herein.

   C. Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the respective meanings ascribed thereto in the Merger Agreement.

   The parties agree as follows:

   1. Grant of Option.

   Stel hereby grants to Newbridge an irrevocable option (the "Option") to acquire up to the number of Stel Shares which equals 19.9% of the issued and outstanding Stel Shares (the "Option Shares") as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (provided that the Option Shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding Stel Shares) at a purchase price of U.S. $35.00 per share (the "Exercise Price"), payable in cash. All references in this Agreement to Option Shares issued to Newbridge shall be deemed to include the associated Stel Rights.

   2. Exercise of Option; Maximum Proceeds.

   (a) The Option may be exercised by Newbridge, in whole or in part, at any time or from time to time only: (i) upon the occurrence of a Triggering Event, as defined in the Merger Agreement, or (ii) upon the public announcement of an Acquisition Proposal, as defined in the Merger Agreement (any of the events specified in clauses (i) or (ii) of this sentence being referred to herein as an "Exercise Event").

   (b) In the event Newbridge wishes to exercise the Option, Newbridge shall deliver to Stel a written notice (each an "Exercise Notice") specifying the total number of Option Shares it wishes to acquire and a closing date and time prior to the expiration of the Option for the purchase of such Option Shares (a "Closing"). The Exercise Notice may be withdrawn by Newbridge at any time prior to a Closing. Unless an Exercise Notice is withdrawn, the Closing shall occur on the specified date at the principal offices of Stel.

   (c) The Option shall expire upon the earliest of (i) the Effective Time,
(ii) the termination of the Merger Agreement pursuant to any of Section 8.1(a), 8.1(c), 8.1(f), 8.1(g) or 8.1(h) thereof, (iii) the termination of the Merger Agreement pursuant to either Section 8.1(b) or 8.1(d) thereof, if prior thereto no Exercise Event shall have occurred, or (iv) 18 months following the termination of the Merger Agreement under any other circumstances; provided, however, that if the Option cannot be exercised by reason of any applicable statute, rule, regulation or government order, or because any applicable waiting period related to issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not expire until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

                                      4-1

   (d) If Newbridge receives an amount pursuant to Section 8.3(b)(i) or (ii) of the Merger Agreement which, when aggregated with proceeds received by Newbridge in connection with any sales or other dispositions of Option Shares and any dividends received by Newbridge declared on Option Shares, is equal to more than the sum of (i) $25,000,000 plus (ii) the Exercise Price multiplied by the number of Stel Shares purchased by Newbridge pursuant to the Option, then all proceeds to Newbridge in excess of such sum shall be remitted by Newbridge to Stel.

   3. Conditions to Closing.

   The obligation of Stel to issue Option Shares to Newbridge hereunder is subject to the conditions that (a) all filings and declarations required to be made, all authorizations, consents, orders and approvals required to be obtained, and all waiting periods required to expire or be terminated, pursuant to a requirement of any Government Entity or applicable law (including, without limitation the HSR Act) shall have been made or obtained or shall have expired or been terminated, in each case in connection with the exercise of the Option hereunder; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer for shares of Stel capital stock.

   4. Closing.

   At each Closing, (a) Stel shall deliver to Newbridge a single certificate in definitive form representing the number of Stel Shares designated by Newbridge in its Exercise Notice, such certificate to be registered in the name of Newbridge and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Newbridge to Stel of the aggregate purchase price for the Stel Shares so designated and being purchased by wire transfer or delivery of a certified check or bank check.

   5. Representations and Warranties of Stel.

   Stel represents and warrants to Newbridge that:

   (a) Stel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder;

   (b) the execution and delivery of this Agreement by Stel and consummation by Stel of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Stel, and no other corporate proceedings on the part of Stel are necessary to authorize this Agreement or any of the transactions contemplated hereby;

   (c) this Agreement has been duly and validly executed and delivered by Stel, constitutes a legal, valid and binding obligation of Stel and, assuming this Agreement constitutes a legal, valid and binding obligation of Newbridge, is enforceable against Stel in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;

   (d) except for any filings required under the HSR Act, Stel has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Stel Shares for Newbridge to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Stel Shares or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;

                                      4-2

   (e) upon delivery of the Stel Shares and any other securities to Newbridge upon exercise of the Option, Newbridge will acquire such Stel Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Newbridge;

   (f) the execution and delivery of this Agreement by Stel do not, and the performance of this Agreement by Stel will not, (i) conflict with the certificate of incorporation or bylaws of Stel, (ii) violate any order applicable to Stel or any of its Subsidiaries or by which they or any of their property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Stel or any of its Subsidiaries pursuant to, any contract or agreement to which Stel or any of its Subsidiaries is a party or by which Stel or any of its Subsidiaries or any of their property is bound or affected;

   (g) the execution and delivery of this Agreement by Stel does not, and the performance of this Agreement by Stel will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Government Entity, except pursuant to the HSR Act; and

   (h) the board of directors of Stel has resolved to render the rights issued under the Stel Rights Plan inapplicable to this Agreement and the transactions contemplated hereby.

   6. Certain Rights.

   (a) At the request of and upon notice by Newbridge (the "Put Notice"), if at any time during the period during which the Option is exercisable pursuant to
Section 2, Stel executes with a Third Party an agreement providing for an Acquisition Transaction or an Acquisition Transaction has been consummated (the "Purchase Period"):

   (i) Stel (or any successor entity thereof) shall purchase from Newbridge the Option, to the extent not previously exercised, at a price equal to the difference between the "Market/Tender Offer Price" for Stel Shares as of the date Newbridge gives notice of its intent to exercise its rights under this
Section 6(a) and the Exercise Price, multiplied by the number of Stel Shares purchasable pursuant to the Option. For purposes of this Agreement, "Market/Tender Offer Price" means the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of Stel Shares on the Nasdaq National Market ("Nasdaq") during the twenty (20) trading days ending on the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the proponent of the same class as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the board of directors of Stel.

   (ii) Stel (or any successor entity thereof) shall purchase the Option Shares, if any, acquired by Newbridge at a price equal to (A) the Exercise Price paid by Newbridge for such Stel Shares plus (B) (1) the difference between the Market/Tender Offer Price and such Exercise Price multiplied by (2) the number of Stel Shares so purchased.

   (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this
Section 6(a), Stel shall not be required to pay Newbridge in excess of an aggregate of (A) $25,000,000 plus (B) the Exercise Price paid by Newbridge for Stel Shares acquired pursuant to the exercise of the Option minus (C) any amounts paid or to be paid to Newbridge by Stel pursuant to Section 8.3(b)(i) or (ii) of the Merger Agreement.

   (b) In the event Newbridge exercises its rights under Section 6(a), Stel shall, within ten business days after Newbridge delivers notice pursuant to
Section 6(a), pay the required amount to Newbridge in immediately available funds. Newbridge shall thereupon surrender to Stel the Option and the certificates evidencing the Stel

                                      4-3

Shares purchased by Newbridge pursuant thereto, and shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Stel.

   (c) If Newbridge shall have acquired Option Shares pursuant to exercise of the Option and neither (i) any Acquisition Transaction with respect to Stel shall have been consummated at any time after the date of this Agreement and prior to 18 months after the termination of the Merger Agreement nor (ii) shall Stel have entered into an agreement with respect to such an Acquisition Transaction, which agreement remains in effect at the end of such 18 months, then, at any time after the earlier of (A) 18 months after the termination of the Merger Agreement and (B) the day prior to the effectiveness of a registration statement filed by Stel pursuant to Section 7 below, and prior to the date 24 months following the termination of Merger Agreement, Stel may require Newbridge, upon delivery to Newbridge of written notice, to sell to Stel any Stel Shares held by Newbridge as of the day that is ten business days after the date of such notice ("Call Shares"), up to a number of Call Shares equal to the number of Option Shares acquired by Newbridge in connection with such Exercise Date. The per share purchase price for such sale (the "Stel Call Price") shall be equal to the Exercise Price less any dividends paid on the Call Shares to be purchased. The closing of any sale of Call Shares shall take place at the principal offices of Stel at a time and on a date designated by Stel in the aforementioned notice to Newbridge, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Stel Call Price shall be paid in immediately available funds.

   7. Registration Rights.

   (a) Following the termination of the Merger Agreement, Newbridge and its permitted assigns or successors (a "Holder") may by written notice (a "Registration Notice") to Stel (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares of Registrant acquired by such Holder pursuant to this Agreement (the "Registrable Securities"), in order to permit the sale or other disposition of such shares pursuant to a Permitted Offering (as defined below); provided, however that any such Registration Notice must relate to a number of shares equal to at least 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. For purposes of this Agreement, a "Permitted Offering" means a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use all reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering, and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on Nasdaq for the 20 trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option, exercisable by written notice delivered to the Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on Nasdaq for the 20 trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

   (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in

                                      4-4
the Registration Notice; provided, however, that (i) the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when: (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving such Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 shall again be applicable to any proposed registration, it being understood that the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request, and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

   (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

   (d) A registration effected under this Section 7 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

   8. Indemnification.

   (a) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance. The Registrant will reimburse the Holder and each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case only to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue

                                      4-5
statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

   (b) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance. The Holder will reimburse the Registrant and each of its directors and officers and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, and each underwriter for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter for use therein, provided that in no event shall any indemnity under this Section 8(b) exceed the gross proceeds of the offering received by the Holder.

   (c) Each party entitled to indemnification under this Section 8 (an "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom. Counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(c) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include the claimant's or plaintiff's unconditional release of Indemnified Party from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

   (d) If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any expenses, claims, losses, damages and liabilities referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such any expenses, claims, losses, damages and liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such any expenses, claims, losses, damages and liabilities as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue statement) of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied

                                      4-6
by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

   9. Adjustment Upon Changes in Capitalization: Rights Plans.

   (a) If any change shall occur in the Stel Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, then (i) the type and number of shares or securities subject to the Option, and (ii) the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Newbridge shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Newbridge would have received in respect of the Stel Shares if the Option had been exercised immediately prior to such change or the record date therefor, as applicable.

   (b) Prior to such time as the Option is terminated, and at any time after the Option is exercised (in whole or in part), (i) Stel shall not take any action to reverse or amend the resolution referred to in Section 5(h) of this Agreement and (ii) Stel shall not amend, (nor permit the amendment of) its Rights Agreement nor adopt (nor permit the adoption of) a new stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Newbridge, or any affiliate or transferee, being the beneficial owner of Stel Shares by virtue of the Option being exercisable or having been exercised or as a result of beneficially owning shares issuable in respect of the Option Shares.

   10. Restrictive Legend.

   Each certificate representing Option Shares issued to Newbridge hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

   Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear the legend set forth in
Section 10.

   11. Listing and HSR Filing.

   Stel, upon the request of Newbridge, shall promptly file an application to list the Stel Shares to be acquired upon exercise of the Option on Nasdaq and shall use all reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after a request by Newbridge, Stel shall file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. Stel shall use all reasonable efforts to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation.

   12. Assignment; Binding Effect.

   Neither this Agreement nor the Option created hereunder nor any right, interest or obligation hereunder shall be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto. Any shares sold by a party in compliance with the provisions of Section 7 hereof shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled the rights of the transferor under this Agreement.

                                      4-7

   13. Specific Performance.

   Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

   14. Entire Agreement.

   This Agreement and the Merger Agreement, including the exhibits thereto and the documents and instruments referred to therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

   15. Further Assurances.

   Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   16. Severability.

   If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void, or unenforceable, the other terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Newbridge to acquire, or does not require Stel to repurchase, the full number of Option Shares provided herein (as adjusted pursuant to Section 9), it is the express intention of Stel to allow Newbridge to acquire, or to require Stel to repurchase, such lesser number of shares as may be permissible without any amendment or modification hereof.

   17. Notices.

   All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

                                if to Stel, to:

                       Stanford Telecommunications, Inc.
                      1221 Crossman Avenue, P.O. Box 3733
                             Sunnyvale, California
                           Telephone: (408) 735-0818
                           Facsimile: (408) 745-2410
                              Attention: Gary Wolf

                                with a copy to:

                            Thelen Reid & Priest LLP
                        333 West San Carlos, 17th Floor
                            San Jose, CA 95110-2701
                           Telephone: (408) 292-5800
                           Facsimile: (408) 287-8040
                          Attention: Jay L. Margulies

                                      4-8
                              if to Newbridge, to:

                         Newbridge Networks Corporation
                        600 March Road, P.O. Box 136000
                        Kanata, Ontario, Canada K2K 2E6
                           Telephone: (613) 591-3600
                           Facsimile: (613) 599-3672
                            Attention: Peter Nadeau

                                with a copy to:

                        Heller Ehrman White & McAuliffe
                             525 University Avenue
                          Palo Alto, California 94301
                           Telephone: (650) 324-7000
                           Facsimile: (650) 324-0638
                         Attention: Stephen C. Ferruolo
                              (Matter #21969-0009)

   18. Governing Law.

   This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

   19. Counterparts.

   This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

   20. Expenses.

   Except as otherwise expressly provided herein or in the Merger Agreement, all costs, and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   21. Amendments; Waiver.

   Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties. The terms and conditions hereof may be waived only by an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with a term or condition shall not operate as a waiver or estoppel with respect to, any subsequent or other failure.

   22. Rules of Construction.

   Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

                                      4-9

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          NEWBRIDGE NETWORKS CORPORATION

                                                  /s/ Alan G. Lutz
                                          By: _________________________________
                                          Name: Alan G. Lutz
                                          Title: President and Chief Operating
                                           Officer

                                                  /s/ Peter Nadeau
                                          By: _________________________________
                                          Name:  Peter Nadeau
                                          Title:  Vice President and General
                                           Counsel

                                          STANFORD TELECOMMUNICATIONS, INC.

                                                  /s/ Val P. Peline
                                          By: _________________________________
                                          Name: Val P. Peline
                                          Title: President and Chief Executive
                                           Officer


                                      4-10

                                                                      APPENDIX 5

June 21, 1999

The Board of Directors
Stanford Telecommunications, Inc.
1221 Crossman Avenue
Sunnyvale, CA 94089

Gentlemen:

   Stanford Telecommunications, Inc. ("Stanford" or the "Company") has requested a review of the proposed transaction (the "Transaction") involving the proposed acquisition of Stanford by Newbridge Networks Corporation ("Newbridge") in a stock for stock merger (the "Transaction"). Specifically, you have requested a review of the financial consideration to be offered to the Company's stockholders as consideration for their shares in the Transaction. We were retained by the Board of Directors and commenced our investigation of the Transaction on June 7, 1998.

   Pursuant to the Transaction, Newbridge will pay to Stanford shareholders an amount in Newbridge stock equal to the following formula:

   (A + B + C - D + E)

   whereby

  A = US$30.00

  B = [(the lesser of the gross proceeds from the non-core asset sale or US$173 million) US$102 million] / Stanford shares outstanding

  C = 50% X [the greater of (the gross proceeds from the non-core asset sale
      US$173 million) or 0] / Stanford shares outstanding

  D = 50% X (taxes payable on the non-core asset sale) / Stanford shares outstanding

  E = 50% X (any proceeds in excess of $15 million resulting from a settlement or a final judgement of a court of competent jurisdiction in connection with the Broadcom lawsuit after exhausting all opportunities for appeal, provided that the proceeds are obtained before the Participation Rights are redeemed) / Stanford shares outstanding.

   In connection with the opinion, we have reviewed, among other things, (i) the proposed Transaction, (ii) the letter on intent dated May 24, 1999, (iii) the draft of the Agreement and Plan of Merger dated June 10, 1999, (iv) historical operating results of Stanford, (v) internally prepared projections for Stanford, and (vi) the historical trading performance of the Company's stock. We have held discussions with the members of the management of the Company regarding the past and current business operations as well as the future prospects of the Company. We have reviewed industry specific data regarding the valuation of publicly traded companies in the digital communications market as well as other such information as we considered appropriate.

   Currently, we make a market in the Company's common stock and we periodically prepare research reports on the Company. Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the normal course of business, may have a position in the common stock of the Company.

   In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company or representatives of the Company, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the consideration to be received by

                                      5-1
holders of shares who may perfect dissenters' statutory fair appraisal remedies, if available. Based upon the foregoing and based upon other such matters that we considered relevant, it is our opinion that the consideration to be received by the stockholders of the Company as a result of the Transaction is fair from a financial point of view as of the date hereof.

   Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of June 18, 1999. Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how the stockholder should vote at the stockholder's meeting held in connection with the Transaction. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

                                          Very truly yours,

                                          Ferris, Baker Watts, Incorporated

                                      5-2

                                                                      APPENDIX 6

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

                                      6-1

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder's of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each

                                      6-2
  constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholder's. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 120 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's

                                      6-3
certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      6-4

                                                                     1920-SPS-99

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 7.2 of By-Law No. 3 of Newbridge Networks Corporation provides that Newbridge shall indemnify a director or officer of Newbridge, a former director or officer of Newbridge or a person who acts or acted at the request of Newbridge as a director or officer of another corporation or similar entity of which Newbridge is or was a shareholder or creditor, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding (other than an action brought by Newbridge or a derivative action brought on behalf of Newbridge) to which such person is made a party by reason of being or having been a director or officer of Newbridge or such other corporation or similar entity or by reason of having undertaken such liability. In the case of an action brought by Newbridge or a derivative action brought on behalf of Newbridge to which such person is made a party, Newbridge shall indemnify such person against all such costs, charges and expenses with the approval of a court if (1) such person acted honestly and in good faith with a view to the best interests of Newbridge, and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds to believe that such person's conduct was lawful. In addition, Newbridge shall so indemnify such person without requiring the approval of a court if such person has been substantially successful on the merits in the defense of the action brought by Newbridge or the derivative action brought on behalf of Newbridge and if such person fulfills the conditions set forth in clauses (1) and (2) in the preceding sentence. Newbridge shall also indemnify such person in such other circumstances as the Canada Business Corporations Act permits or requires.

   The foregoing indemnification is consistent with and subject to Section 124 of the Canada Business Corporations Act, which provides in part that Newbridge or a director or officer referred to above may apply to a court for an order approving an indemnity under the Canada Business Corporations Act and the Newbridge By-Law.

   Newbridge maintains an insurance policy for the benefit of directors and officers insuring them against liability for claims that are made against them in their capacity as directors or officers, except where the liability relates to failure to act honestly and in good faith with a view to the best interests of Newbridge.

Item 21. Exhibits And Financial Statement Schedules.

   The following exhibits are filed herewith or incorporated herein by reference.

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Agreement and Plan of Merger by and among Newbridge Networks
         Corporation, Saturn Acquisition Corp. and Stanford Telecommunications,
         Inc., dated as of June 22, 1999, as amended August 20, 1999 (included as Appendix 1 to the accompanying proxy statement/prospectus).

   4.1   Form of Contingent Value Rights Agreement between Newbridge Networks
         Corporation and the Rights Agent to be named therein (included as Appendix 2 to the accompanying proxy statement/prospectus).

   5.1 Opinion of Hunton & Williams as to the validity of the Newbridge common shares.

   5.2 Opinion of Osler, Hoskin & Harcourt as to the validity of the Newbridge common shares.

   8.1   Opinion of Heller Ehrman White & McAuliffe as to certain tax matters.

   8.2   Opinion of Thelen Reid & Priest LLP as to certain tax matters.

  10.3 Wireless Broadband Products Technology License Option Agreement between Stanford Telecommunications, Inc. and Newbridge Networks
         Corporation, dated as of June 22, 1999 (included as Appendix 3 to the accompanying proxy statement/prospectus).


 10.4 Stock Option Agreement between Newbridge Networks Corporation and
      Stanford Telecommunications, Inc., dated as of June 22, 1999 (included as
      Appendix 4 to the accompanying proxy statement/prospectus).

 10.5 Asset Purchase Agreement dated September 22, 1999 between Stanford
      Telecommunications, Inc. and ITT Industries, Inc. (1)

 23.1 Consent of Hunton & Williams (included in Exhibit 5.1 to this
      Registration Statement).

 23.2 Consent of Osler, Hoskin & Harcourt (included in Exhibit 5.2 to this
      Registration Statement).

 23.3 Consent of Heller Ehrman White & McAuliffe (included in Exhibit 8.1 to this Registration Statement).

 23.4 Consent of Thelen Reid & Priest LLP (included in Exhibit 8.2 to this
      Registration Statement).

 23.5 Consent of Deloitte & Touche LLP.

 23.6 Consent of Arthur Andersen LLP.

 24.1 Powers of Attorney.

 99.1 Notice of Special Meeting of Stockholders of Stanford Telecommunications,
      Inc. (included in the accompanying proxy statement/prospectus).

 99.2 Letter of Chairman of the Board of Directors to Stockholders of Stanford
      Telecommunications, Inc. (included in the accompanying proxy statement/prospectus).

 99.3 Form of Proxy for Special Meeting of Stockholders of Stanford
      Telecommunications, Inc.

 99.4 Consent of Ferris, Baker Watts, Incorporated.

--------
(1) Incorporated by reference to the Current Report on Form 8-K filed on September 28, 1999 by Stanford Telecommunications, Inc.

Item 22. Undertakings

(a) The undersigned registrant, Newbridge Networks Corporation, hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the United States Securities Act of 1933, as amended;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

  (2) That, for the purpose of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X promulgated by the United States Securities and Exchange Commission at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the United States Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the United States Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated by the United States Securities and Exchange Commission, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the United States Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415 promulgated by the United States Securities and Exchange Commission, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the United States Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the United States Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kanata, Province of Ontario, Canada on the 8th day of October, 1999.

                                          NEWBRIDGE NETWORKS CORPORATION

                                          By: /s/ Terence H. Matthews
                                            -----------------------------------
                                            Terence H. Matthews, Chairman of
                                            the Board and Chief Executive
                                            Officer

                                          By: /s/ Alan G. Lutz
                                            -----------------------------------
                                            Alan G. Lutz, President and Chief
                                            Operating Officer
                                            United States Authorized
                                             Representative

   Pursuant to the requirements of the United States Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                         Title                    Date
              ---------                         -----                    ----

 /s/ Terence H. Matthews              Chairman of the Board,     October 8, 1999
 ____________________________________  Chief Executive Officer
 (Terence H. Matthews)

 /s/ Kenneth B. Wigglesworth          Executive Vice President   October 8, 1999
 ____________________________________  and Chief Financial
 (Kenneth B. Wigglesworth)             Officer

 * Denzil J. Doyle, Alan D. Horn,     Directors
  Trevor G. Jones, Alan G. Lutz,
  Graham C. C. Miller, Donald Mills,
  Kent H. E. Plumley, John C. J.
  Thynne, and Peter D. Charbonneau

 *By: /s/ Peter Nadeau                                           October 8, 1999
    _________________________________
    (Peter Nadeau, Attorney-in-Fact)

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
   2.1   Agreement and Plan of Merger by and among Newbridge Networks
         Corporation, Saturn Acquisition Corp. and Stanford Telecommunications,
         Inc., dated as of June 22, 1999, as amended August 20, 1999 (included as Appendix 1 to the accompanying proxy statement/prospectus).

   4.1   Form of Contingent Value Rights Agreement between Newbridge Networks
         Corporation and the Rights Agent to be named therein (included as Appendix 2 to the accompanying proxy statement/prospectus).

   5.1 Opinion of Hunton & Williams as to the validity of the Newbridge common shares.

   5.2 Opinion of Osler, Hoskin & Harcourt as to the validity of the Newbridge common shares.

   8.1   Opinion of Heller Ehrman White & McAuliffe as to certain tax matters.

   8.2   Opinion of Thelen Reid & Priest LLP as to certain tax matters.

  10.3 Wireless Broadband Products Technology License Option Agreement between Stanford Telecommunications, Inc. and Newbridge Networks
         Corporation, dated as of June 22, 1999 (included as Appendix 3 to the accompanying proxy statement/prospectus).

  10.4   Stock Option Agreement between Newbridge Networks Corporation and
         Stanford Telecommunications, Inc., dated as of June 22, 1999 (included as Appendix 4 to the accompanying proxy statement/prospectus).
  10.5   Asset Purchase Agreement dated September 22, 1999 between Stanford
         Telecommunications, Inc. and ITT Industries, Inc. (1)

  23.1   Consent of Hunton & Williams (included in Exhibit 5.1 to this
         Registration Statement).

  23.2   Consent of Osler, Hoskin & Harcourt (included in Exhibit 5.2 to this
         Registration Statement).

  23.3 Consent of Heller Ehrman White & McAuliffe (included in Exhibit 8.1 to this Registration Statement).

  23.4   Consent of Thelen Reid & Priest LLP (included in Exhibit 8.2 to this
         Registration Statement).

  23.5   Consent of Deloitte & Touche LLP.

  23.6   Consent of Arthur Andersen LLP.

  24.1   Powers of Attorney.

  99.1   Notice of Special Meeting of Stockholders of Stanford
         Telecommunications, Inc. (included in the accompanying proxy statement/prospectus).

  99.2 Letter of Chairman of the Board of Directors to Stockholders of Stanford Telecommunications, Inc. (included in the accompanying proxy statement/prospectus).

  99.3   Form of Proxy for Special Meeting of Stockholders of Stanford
         Telecommunications, Inc.

  99.4   Consent of Ferris, Baker Watts, Incorporated.

--------
(1) Incorporated by reference to the Current Report on Form 8-K filed on September 28, 1999 by Stanford Telecommunications, Inc.